This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Shell Canada Limited common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined herein) may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Shell Canada Limited common shares in any such jurisdiction.

Neither the U.S. Securities and Exchange Commission nor any securities commission of any state of the United States of America has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

February 8, 2007
SHELL INVESTMENTS LIMITED
a wholly-owned indirect subsidiary of

ROYAL DUTCH SHELL plc

OFFER TO PURCHASE FOR CASH

all of the Common Shares

of

SHELL CANADA LIMITED

not already held by Shell Investments Limited or its affiliates at a price of

Cdn. $45.00 per Common Share in Cash

This offer (the “Offer”) by Shell Investments Limited (the “Offeror”), a wholly-owned indirect subsidiary of Royal Dutch Shell plc (“RDS”), to purchase all of the issued and outstanding common shares (the “Common Shares”) in the capital of Shell Canada Limited (“Shell Canada”), including all Common Shares which may become outstanding on or after the date of this Offer and prior to the Expiry Time (as defined below) upon the exercise of Options (as hereinafter defined) or other rights to acquire Common Shares, but excluding Common Shares already held by the Offeror or its affiliates, will be open for acceptance until 8:00 p.m. (Toronto time), on March 16, 2007, unless the Offer is extended or withdrawn by the Offeror (the “Expiry Time”). The Offeror, together with its affiliates, holds as of the date hereof 643,308,858 Common Shares, representing approximately 78% of the currently issued and outstanding Common Shares.

The Offer is subject to certain conditions, including there being validly deposited or tendered under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least a majority of the aggregate number of outstanding Common Shares (including, for this purpose, Common Shares underlying any Options or other rights to acquire Common Shares that are exercisable immediately prior to the Expiry Time) not currently owned by the Offeror and its affiliates and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction (as hereinafter defined) in determining whether minority approval (as construed under applicable securities Laws) has been obtained in respect thereof (the “Minimum Condition”). Each of the conditions of the Offer is set forth in Section 4 of the Offer, “Conditions of the Offer”.

The board of directors of Shell Canada (the “Board of Directors”), on the recommendation of a committee of independent directors of Shell Canada (the “Special Committee”), has concluded that the Offer is fair to holders of Common Shares other than the Offeror or its affiliates (“Shareholders”). The Board of Directors recommends that Shareholders accept the Offer and tender their Common Shares pursuant to the terms of this Offer. CIBC World Markets Inc., the independent valuator and financial advisor to the Special Committee, has provided an opinion to the Special Committee that the consideration under the Offer is fair, from a financial point of view, to Shareholders. The Board of Directors has informed the Offeror that the directors of Shell Canada intend to deposit pursuant to the terms of this Offer any outstanding Common Shares owned by them before the Expiry Time. For further information, see the accompanying Directors’ Circular.

Shell Canada has entered into an agreement (the “Support Agreement”) to use its commercially reasonable efforts to assist the Offeror to complete the Offer. See Section 5 of the Circular, “Agreements Relating to the Offer”.

The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “SHC”. The closing price of the Common Shares on the TSX on October 20, 2006, the last trading day immediately prior to the public announcement of RDS’ intention to make the Offer, was $32.80. The Offer price of $45.00 per Common Share in cash represents a premium of: 37.2% to the October 20, 2006 closing price of the Common Shares on the TSX; and 44.7% to the average closing price of the Common Shares on the TSX for the 30 calendar days preceding and including October 20, 2006.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Transmittal (printed on blue paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

The Offer is made only for Common Shares and is not made for any outstanding, unexercised Options or other rights to acquire Common Shares. As described in a separate letter from Shell Canada Options Corporation (“SC OptionCo”), Shell Canada and RDS to holders of Options (the “Option Exchange Letter”), holders of Options will be entitled, subject to the obtaining of all necessary regulatory and other approvals and the Offeror taking up and paying for Common Shares deposited under the Offer in a number that satisfies the Minimum Condition, to surrender their Options in exchange for options issued by SC OptionCo (the “Replacement Options”) to acquire Class A Ordinary shares in RDS. Holders of Options who are considering exercising Options in order to participate in the Offer are strongly urged to consult their own tax advisors before doing so.

Questions and requests for assistance may be directed to CIBC Mellon Trust Company (the “Depositary”), to Morgan Stanley Canada Limited or Scotia Capital Inc. (together, the “Dealer Managers”), or to Kingsdale Shareholder Services Inc. (the “Information Agent”). Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Dealer Managers, the Information Agent, or the Depositary at their respective addresses shown below.

The Dealer Managers for the Offer are:

Morgan Stanley Canada Limited
Suite 3700, 181 Bay Street
Toronto, Ontario
M5J 2T3

- and -

Scotia Capital Inc.
Suite 1800, Scotia Centre
700 – 2nd Street S.W.
Calgary, Alberta
T2P 2W1

The Information Agent for the Offer is:

Kingsdale Shareholder Services Inc.
The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361, Toronto, Ontario

The Depositary for the Offer is:

CIBC Mellon Trust Company
199 Bay Street
Commerce Court West
Securities Level
Toronto, Ontario, Canada
M5L 1G9

or

600 The Dome Tower
333 – 7th Avenue S.W.
Calgary, Alberta
T2P 2Z1

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is made for the securities of a Canadian issuer and while the Offer is subject to applicable disclosure requirements in Canada, Shareholders should be aware that such requirements are different from those in the United States. Financial information regarding Shell Canada included or referred to herein has been derived from publicly available financial statements which have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

The enforcement by Shareholders of civil liabilities under United States federal securities Laws may be affected adversely by the fact that the Offeror is incorporated under the Laws of Canada and that some or all of its officers and directors are resident outside the United States, that certain of the Dealer Managers, the Information Agent and the Depositary and most of the experts named in the Circular are residents of Canada, and that all or a substantial portion of the assets of the Offeror and said Persons may be located outside the United States. The enforcement by Shareholders of civil liabilities under United States federal securities Laws may also be affected adversely by the fact that Shell Canada is incorporated under the Laws of Canada, that some or all of its directors are residents of Canada and that all or a substantial portion of the assets of Shell Canada and said Persons may be located outside the United States.

Shareholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Common Shares, or of any related securities of Shell Canada, during the period of the Offer, as permitted by applicable Canadian provincial or territorial Laws. See Section 12 of the Offer, “Market Purchases”.

Shareholders in the United States should be aware that the disposition of Common Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

All dollar references in the Offer and Circular are to Canadian dollars, unless otherwise indicated.

On February 5, 2007, the noon rate of exchange as reported by the Bank of Canada was $1.00 = U.S.$0.8462 and $1.00 = £0.4317.

FORWARD-LOOKING STATEMENTS

The Offer and Circular contain forward-looking statements concerning the financial condition, results of operations and businesses of RDS, the Offeror and the Shell Group. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations, assumptions and other factors and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of RDS, the Offeror or the Shell Group to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “objectives”, “outlook”, “probably”, “project”, “will”, “seek”, “target”, “risks”, “goals”, “should” and similar terms and phrases. There are a number of factors that could affect the future operations of RDS, the Offeror and the Shell Group and could cause those results to differ materially from those expressed in the forward-looking statements included in the Offer and Circular, including (without limitation): (a) price fluctuations in crude oil and natural gas; (b) changes in demand for the Shell Group’s products; (c) currency fluctuations; (d) drilling and production results; (e) reserve estimates; (f) loss of market and industry competition; (g) environmental and physical risks; (h) risks associated with the identification of suitable potential acquisition properties and targets, and successful negotiation and completion of such transactions; (i) the risk of doing business in developing countries and countries subject to international sanctions; (j) legislative, fiscal and regulatory developments including potential litigation and regulatory effects arising from recategorization of reserves; (k) economic and financial market conditions in various countries and regions; (l) political risks, project delay or advancement, approvals and cost estimates; and (m) changes in trading conditions. All forward-looking statements contained in the Offer and Circular are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the Offer and Circular. None of RDS, the Offeror, or any member of the Shell Group undertakes any obligation publicly to update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, results could differ materially from those stated, implied or inferred from the forward-looking statements contained in the Offer and Circular.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer and Circular. Certain capitalized words and terms used in this Summary are defined in the Glossary. Information concerning Shell Canada contained in this summary and in the Offer and the Circular has been taken from or is based on publicly available documents or records on file with Canadian securities regulatory authorities at the time of the Offer and information provided to the Offeror by Shell Canada. Shareholders are urged to read the Offer and Circular in their entirety. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

The Offer

The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of this Offer and prior to the Expiry Time upon the exercise of Options or other rights to acquire Common Shares) not already held by the Offeror or its affiliates, at a price of $45.00 per Common Share in cash. Based on the most recent publicly available information, as at January 15, 2007 there were 825,662,514 Common Shares outstanding (of which RDS indirectly owned 643,308,858 Common Shares).

The Offer is open for acceptance until 8:00 p.m. (Toronto time), on March 16, 2007, unless the Offer is withdrawn or extended by the Offeror. See Section 2 of the Offer, “Time for Acceptance”.

The Offer is made only for Common Shares and is not made for any outstanding, unexercised Options or other rights to acquire Common Shares. As described in a separate letter from SC OptionCo, Shell Canada and RDS to holders of Options (the “Option Exchange Letter”), holders of Options will be entitled, subject to the obtaining of all necessary regulatory and other approvals and the Offeror taking up and paying for Common Shares deposited under the Offer in a number that satisfies the Minimum Condition, to surrender their Options in exchange for options issued by SC OptionCo (the “Replacement Options”) to acquire Class A Ordinary shares in RDS. Holders of Options who are considering exercising Options in order to participate in the Offer are strongly urged to consult their own tax advisors before doing so.

Recommendation of Shell Canada Board of Directors

The Board of Directors, on the recommendation of the Special Committee, has concluded that the Offer is fair to Shareholders. The Board of Directors recommends that Shareholders accept the Offer and tender their Common Shares pursuant to the terms of the Offer. CIBC World Markets, the independent valuator and financial advisor to the Special Committee, has provided an opinion to the Special Committee that the consideration under the Offer is fair, from a financial point of view, to Shareholders. The Board of Directors has informed the Offeror that the directors of Shell Canada intend to deposit pursuant to the terms of the Offer any outstanding Common Shares owned by them before the Expiry Time. For further information, see the accompanying Directors’ Circular.

CIBC World Markets Valuation and CIBC World Markets Fairness Opinion

The Special Committee engaged CIBC World Markets to prepare a formal valuation of the Common Shares in accordance with Rule 61-501 and Regulation Q-27, and to provide the Special Committee its opinion as to the fairness of the consideration under the Offer, from a financial point of view, to Shareholders.

In the CIBC World Markets Valuation, CIBC World Markets determined that, as of January 22, 2007, the fair market value of the Common Shares was in the range of $42 to $48 per Common Share. In the CIBC World Markets Fairness Opinion which was provided to the Special Committee , CIBC World Markets determined that, as of January 22, 2007, the consideration under the Offer was fair, from a financial point of view, to Shareholders. See Section 12 of the Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”, for a summary of the CIBC World Markets Valuation. For a summary of the conclusion of the CIBC World Markets Fairness Opinion see Section 12, “CIBC World Markets Valuation and CIBC World Markets Fairness Option”. The Offeror urges Shareholders to read in its entirety each of the CIBC World Markets Valuation, included as Schedule A, and the CIBC World Markets Fairness Opinion, which is included as Schedule B to the Directors’ Circular.

Reasons to Accept the Offer

The Offeror believes that the Offer price of $45.00 per Common Share in cash is a full and fair price for the Common Shares which it is seeking to purchase under the Offer. Shareholders should consider a number of factors in making a decision whether to accept the Offer. See Section 6 of the Circular, “Reasons to Accept the Offer”.

The Offeror and RDS

The Offeror was incorporated under the CBCA on November 5, 1996 under the name Shell Investments (1996) Limited and changed its name to Shell Investments Limited on July 27, 2000 pursuant to articles of amendment. Prior to the date hereof, the Offeror has not carried on any commercial activities other than acting as a holding company, including owning securities of Shell Canada and the making of the Offer. The Offeror is a wholly-owned indirect subsidiary of RDS. See Section 1 of the Circular, “The Offeror and RDS”.

RDS was incorporated under the laws of England and Wales on February 5, 2002, as a private company limited by shares under the name Forthdeal Limited. On October 27, 2004, it re-registered as a public company limited by shares and changed its name to Royal Dutch Shell plc. RDS is a holding company which owns, directly or indirectly, investments in the numerous companies constituting the Shell Group.

In 2005, RDS became the parent company of Royal Dutch Petroleum Company (“Royal Dutch”) and of The “Shell” Transport and Trading Company, p.l.c. (“Shell Transport”), the two former public parent companies of the Shell Group. RDS, through the Shell Group, employs approximately 109,000 people.

The Shell Group’s activities are conducted in more than 140 countries and territories and consist of the upstream businesses of exploration and production and gas and power and the downstream businesses of oil products and chemicals. Collectively, these businesses refine, supply, trade and ship crude oil products around the world and market fuels and lubricants for domestic, industrial and transportation use. The Shell Group also has interests in other industry segments such as renewables, including wind, solar and hydrogen energy products. See Section 1 of the Circular, “The Offeror and RDS”.

Shell Canada

Shell Canada was incorporated under the laws of Canada in 1925 as the successor to The Shell Company of Canada, Limited (incorporated in 1911), and was continued under the CBCA on May 1, 1978.

Shell Canada, a large integrated petroleum company in Canada, operates principally in three industry segments: (i) exploration and production, (ii) oil sands, and (iii) oil products. The exploration and production segment comprises exploration, production and marketing activities for natural gas, natural gas liquids and sulphur. The oil sands segment is responsible for an integrated bitumen mining and upgrading operation and Shell Canada’s in situ business in Alberta. The oil products segment manufactures, distributes and markets refined petroleum products across Canada. See Section 2 of the Circular, “Shell Canada”.

Purpose of, Reasons for and Effects of the Offer and Plans for Shell Canada

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares not already held by the Offeror and its affiliates. If the Offer is successful, upon the acquisition of all of the outstanding Common Shares, RDS intends to integrate further the business and operations of Shell Canada, thereby further simplifying the Shell Group structure. Once Shell Canada is fully integrated into the Shell Group, the overall business is expected to benefit from a simplified organization, additional economies of scale and portfolio development in the context of the Shell Group’s global strategy.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to: (i) de-list the Common Shares from the TSX; (ii) cause Shell Canada to cease to be a “reporting issuer” for purposes of relevant Canadian securities Laws; and (iii) terminate the registration of Shell Canada under the U.S. Exchange Act such that Shell Canada will no longer be subject to the periodic reporting obligations of the U.S. Exchange Act or otherwise be subject to the U.S. federal securities Laws applicable to public companies. The effect of these actions will be that Shell Canada will no longer be required to file publicly, or to provide to security holders or others, financial information or timely disclosure with respect to its business and affairs and that the liquidity and market value of any remaining Common Shares held by the public may be adversely affected. See Section 7 of the Circular, “Purpose of, Alternatives to, Reasons for and Effects of the Offer and Plans for Shell Canada”.

Market Price and Common Shares

The Common Shares are listed and posted for trading on the TSX under the symbol “SHC”. The closing price of the Common Shares on the TSX on October 20, 2006, the last trading day immediately prior to the public announcement of RDS’ intention to make the Offer, was $32.80. The Offer price of $45.00 represents a premium of: 37.2% to the October 20, 2006 closing price for the Common Shares on the TSX; and 44.7% to the average closing price of the Common Shares on the TSX for the 30 calendar days preceding and including October 20, 2006.

Support Agreement

Shell Canada has entered into an agreement with the Offeror (the “Support Agreement”) to use its commercially reasonable efforts to assist the Offeror to complete the Offer. See Section 5 of the Circular, “Agreements Relating to the Offer”.

Conditions of the Offer

The Offeror has the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied, or waived, by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited or tendered under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least a majority of the aggregate number of outstanding Common Shares (including, for this purpose, Common Shares underlying any Options or other rights to acquire Common Shares that are exercisable immediately prior to the Expiry Time) not currently owned by the Offeror and its affiliates and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable securities Laws) has been obtained in respect thereof (the “Minimum Condition”). See Section 4 of the Offer, “Conditions of the Offer”.

Manner of Acceptance

A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder’s Common Shares, together with the Letter of Transmittal (printed on blue paper) or a facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Transmittal. Instructions are contained in the Letter of Transmittal which accompanies the Offer and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee in whose name such Common Shares are held to deposit such Shareholder’s Common Shares. A Shareholder wishing to accept the Offer whose certificates are not immediately available, or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, may accept the Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary or if they utilize the services of any member of the Soliciting Dealer Group to accept the Offer. However, a broker or other nominee through whom you own your Common Shares may charge a fee to deposit Common Shares on your behalf. You should consult your broker or other nominee to determine whether any charges will apply.

Withdrawal of Deposited Common Shares

Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances described in Section 6 of the Offer, “Withdrawal of Deposited Common Shares”.

Payment for Deposited Common Shares

Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn not later than 10 calendar days after the Expiry Time. Any Common Shares taken up will be paid for by the Offeror as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are taken up under the Offer will be taken up and paid for within 10 calendar days of such deposit. See Section 7 of the Offer, “Take Up of and Payment for Deposited Common Shares”.

Acquisition of Common Shares Not Deposited

If the Minimum Condition is satisfied, the Offeror currently intends to acquire the remaining Common Shares pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. See Section 21 of the Circular, “Acquisition of Common Shares Not Deposited”.

Certain Canadian Federal Income Tax Considerations

In general, a Resident Shareholder who holds Common Shares as capital property and who sells those Common Shares to the Offeror under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the shareholder of those Common Shares.

A Non-Resident Shareholder generally will not be subject to Canadian income tax on any gain realized on a disposition of Common Shares to the Offeror under the Offer unless those Common Shares constitute “taxable Canadian property” within the meaning of the Tax Act and the gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty or convention.

The foregoing is only a brief summary of Canadian federal income tax consequences and is qualified by the more detailed general description in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Common Shares pursuant to any Subsequent Acquisition Transaction.

Certain U.S. Federal Income Tax Considerations

If a U.S. Holder accepts and participates in the Offer, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the cash proceeds of the Offer and (ii) the adjusted tax basis of the U.S. Holder in the Common Shares exchanged. The gain or loss generally will be U.S. source capital gain or loss, and will be long term capital gain or loss if the Common Shares have been held for more than one year, subject to rules with respect to Passive Foreign Investment Companies.

The foregoing is only a brief summary of U.S. federal income tax consequences for U.S. Holders and is qualified by the more detailed general description in Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a Compulsory Acquisition or a disposition of Common Shares pursuant to any Subsequent Acquisition Transaction.

Depositary

CIBC Mellon Trust Company is acting as depositary (the “Depositary”) under the Offer and will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. See Section 22 of the Circular, “Dealer Managers and Depositary”.

Dealer Managers and Soliciting Dealer Group

Morgan Stanley Canada Limited and Scotia Capital Inc. have been retained as Dealer Managers for the Offer. The Dealer Managers will solicit acceptances of the Offer and will form the Soliciting Dealer Group to solicit acceptances of the Offer. See Section 22 of the Circular, “Dealer Managers and Depositary”.

Information Agent

Kingsdale Shareholder Services Inc. has been retained as Information Agent for the Offer. In addition to contacting the Dealer Managers, Shareholders with any questions or who otherwise need assistance may contact the Information Agent at the following address and telephone numbers:

Kingsdale Shareholder Services Inc.

The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361, Toronto, Ontario

Shareholders Call Toll Free:
1(866) 851-4179 (English and French)

Banks and Brokers Call Collect:
(416) 867-2272

GLOSSARY

In the Offer and Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below.

“affiliate” has the meaning ascribed thereto in the CBCA.

“Agent’s Message” means a message, transmitted by DTC (in accordance with the provisions of the DTC Automated Tender Offer Program (ATOP) Agents Procedures) to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

“AMF” means l’Autorité des marchés financiers du Québec.

“Appointee” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”.

“Board of Directors” means the board of directors of Shell Canada.

“Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“CBCA” means the Canada Business Corporations Act.

“CDS” means The Canadian Depository for Securities Limited.

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

“CIBC” has the meaning ascribed thereto in Section 12 of the Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion — Relationships with Interested Parties”.

“CIBC World Markets” means CIBC World Markets Inc.

“CIBC World Markets Fairness Opinion” means the opinion of CIBC World Markets addressed to the Special Committee and dated January 22, 2007 which is included as Schedule B to the Directors’ Circular.

“CIBC World Markets Valuation” means the independent formal valuation report of CIBC World Markets addressed to the Special Committee and dated January 22, 2007 which is attached hereto as Schedule A.

“Circular” means the take-over bid circular accompanying the Offer and forming part of the Offer.

“Commercial Paper Programmes” has the meaning ascribed thereto in Section 8 of the Circular, “Source of Funds”.

“Common Shares” means common shares in the capital of Shell Canada as constituted on the date hereof.

“Compelled Acquisition” has the meaning ascribed thereto in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited — Compelled Acquisition”.

“Compulsory Acquisition” has the meaning ascribed thereto in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“CRA” means the Canada Revenue Agency.

“Dealer Managers” means Morgan Stanley Canada Limited and Scotia Capital Inc.

“Deposit Period” means the period commencing on the date hereof and ending at the Expiry Time.

“Depositary” means CIBC Mellon Trust Company.

“Deposited Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

“Directors’ Circular” means the accompanying directors’ circular dated February 8, 2007, as prepared by and on behalf of the Board of Directors.

“Dissenting Offeree” has the meaning ascribed thereto in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“Distributions” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

“DTC” means The Depository Trust Company.

“Effective Date” has the meaning ascribed thereto in Section 7 of the Circular, “Purpose of, Alternatives to, Reasons for and Effects of the Offer and Plans for Shell Canada”.

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP).

“Engagement Letter” has the meaning ascribed thereto in Section 12 of the Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”.

“Expiry Time” means 8:00 p.m., Toronto time, on March 16, 2007, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, “Extension and Variation of the Offer”.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body, including any stock exchange, exercising any regulatory, expropriation or taxing authority, under or for the account of any of the above.

“IFRS” means international financial reporting standards.

“Information Agent” means Kingsdale Shareholder Services Inc.

“Law” means any and all applicable laws, whether local, domestic, regional, provincial, federal, state, foreign and international, including all statutes, codes, ordinances, orders, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, decisions, rulings or awards, policies, guidelines, including, any and all by-laws, rules, regulations, policies, guidelines, orders, decisions, rulings or awards of any Governmental Entity and any applicable stock exchange and self-regulatory organization and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which this word is used.

“Letter of Transmittal” means the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer and Circular.

“LTIP” means the Long Term Incentive Plan of Shell Canada, as amended from time to time.

“Material Adverse Effect” means, when used in connection with a Person, any change or effect that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities (whether absolute, accrued, conditional or otherwise), obligations, business, operations, or results of operations of that Person, its subsidiaries and its material joint ventures taken as a whole, other than any effect: (i) relating to the Canadian and United States economies and political conditions generally; (ii) affecting the oil and gas industry in general; (iii) relating to general economic, financial, currency exchange, securities or commodity market conditions in North America, including changes in currency exchange or interest rates; (iv) relating to changes in the market price of crude oil, bitumen or natural gas on a current or forward basis; (v) reasonably attributable to the announcement of the Support Agreement or the transactions contemplated thereby, including any change in the trading price of the Common Shares; and (vi) relating to any generally applicable changes in applicable Laws (other than orders, decisions, declarations, rulings, directions, prospects, or decrees against that Person); provided that for the purposes of clauses (ii) and (iv) such effect does not primarily relate to (or have the effect of primarily relating only to) that Person, its subsidiaries or material joint ventures, or disproportionately adversely affect that Person, its subsidiaries or material joint ventures compared to other companies of similar size operating in the industry in which that Person, its subsidiaries or material joint ventures operate.

“Minimum Condition” has the meaning ascribed thereto in paragraph (a) of Section 4 of the Offer, “Conditions of the Offer”.

“Non-Resident Shareholder” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada”.

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer and Circular.

“Offer” means the offer to purchase Common Shares made to Shareholders, the terms and conditions of which are set forth in the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

“Offeror” means Shell Investments Limited, a corporation incorporated under the CBCA.

“Offeror’s Notice” has the meaning ascribed thereto in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“Option Exchange Letter” has the meaning ascribed thereto in Section 1 of the Offer, “The Offer”.

“Options” means any options to purchase Common Shares under the LTIP.

“OSC” means the Ontario Securities Commission.

“Person” means a natural person (including in such person’s capacity as trustee, executor, administrator or other legal representative), sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, body corporate, company, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Proposal” has the meaning ascribed thereto in Section 4 of the Circular, “Background to the Offer — Chronology of Events”.

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer, “Manner of Acceptance — Power of Attorney”.

“RDS” means Royal Dutch Shell plc, a corporation incorporated under the laws of England and Wales.

“Redeemable Shares” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Subsequent Acquisition Transaction”.

“Regulation Q-27” means Regulation Q-27 of the AMF, as amended.

“Replacement Options” has the meaning ascribed thereto in Section 1 of the Offer, “The Offer”.

“Resident Shareholder” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”.

“Royal Dutch” has the meaning ascribed thereto in Section 1 of the Circular, “The Offeror and RDS”.

“Rule 61-501” means Rule 61-501 of the OSC, as amended.

“Rules” has the meaning ascribed thereto in Section 12 of the Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion — Selection of CIBC World Markets”.

“SC OptionCo” means Shell Canada Options Corporation, a corporation incorporated under the CBCA.

“SEC” means the U.S. Securities and Exchange Commission.

“Shareholder” means a holder of Common Shares, other than the Offeror or its affiliates.

“Shell Canada” means Shell Canada Limited, a corporation continued under the CBCA.

“Shell Canada Information” has the meaning ascribed thereto in Section 12 of the Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”.

“Shell Group” refers to the companies in which RDS, either directly or indirectly, has control by having either a majority of the voting rights or the right to exercise a controlling influence. The companies in which RDS directly or indirectly owns investments, including Shell Canada, are separate and distinct entities. However, in the Offer and the Circular “Shell Group” is sometimes used for convenience in contexts where reference is made to companies in the Shell Group in general and, shall include, unless the context otherwise requires, Shell Canada. This expression is also used where no specific purpose is served by identifying a particular company or companies.

“Shell Transport” has the meaning ascribed thereto in Section 1 of the Circular, “The Offeror and RDS”.

“Soliciting Dealer” has the meaning ascribed thereto in Section 22 of the Circular, “Dealer Managers and Depositary”.

“Soliciting Dealer Group” means the group of Soliciting Dealers formed by the Dealer Managers to solicit acceptances of the Offer.

“Special Committee” has the meaning ascribed thereto in Section 4 of the Circular, “Background to the Offer”.

“Special Shares” has the meaning ascribed thereto in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”.

“subsidiary” has the meaning ascribed thereto in the CBCA.

“Support Agreement” means the support agreement between the Offeror and Shell Canada dated January 23, 2007.

“Tax Act” means the Income Tax Act (Canada) and regulations promulgated thereunder, as amended.

“TSX” means the Toronto Stock Exchange.

“U.S. Exchange Act” means the United States Securities and Exchange Act of 1934, as amended.

“U.S. GAAP” means United States generally accepted accounting principles.

“U.S. Holder” has the meaning ascribed thereto in Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

OFFER

Capitalized terms used in this Offer, where not otherwise defined herein, are defined in the “Glossary”.

February 8, 2007

TO:	THE HOLDERS OF COMMON SHARES IN THE CAPITAL OF SHELL CANADA LIMITED

1.	The Offer

The Offeror is offering to purchase, upon the terms and subject to the conditions described in this Offer, all of the issued and outstanding Common Shares, including all Common Shares which may become outstanding on or after the date of this Offer and prior to the Expiry Time upon the exercise of Options or other rights to acquire Common Shares, but excluding Common Shares already held by the Offeror or its affiliates, at a price of $45.00 per Common Share in cash.

The Offer is made only for Common Shares and is not made for any outstanding, unexercised Options or other rights to acquire Common Shares. As described in a separate letter from SC OptionCo, Shell Canada and RDS to holders of Options (the “Option Exchange Letter”), holders of Options will be entitled, subject to the obtaining of all necessary regulatory and other approvals and the Offeror taking up and paying for Common Shares deposited under the Offer in a number that satisfies the Minimum Condition, to surrender their Options in exchange for options issued by SC OptionCo (the “Replacement Options”) to acquire Class A Ordinary shares in RDS. Holders of Options who are considering exercising Options in order to participate in the Offer are strongly urged to consult their own tax advisors before doing so. The transaction proposed herein does not require the approval of unaffiliated security holders of Shell Canada.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of this Offer, contain important information which should be read carefully before making a decision with respect to this Offer.

2.	Time for Acceptance

The Offer is open for acceptance from the date hereof until the Expiry Time, being 8:00 p.m. (Toronto time) on March 16, 2007, unless this Offer is withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror’s sole discretion.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering the following documents to the Depositary at any of the offices of the Depositary listed in the Letter of Transmittal accompanying this Offer and Circular so as to arrive there not later than the Expiry Time:

(a)	the certificate(s) representing the Common Shares in respect of which this Offer is being accepted;

(b)	a Letter of Transmittal (printed on blue paper) in the form accompanying this Offer and Circular or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

(c)	any other document required by the instructions set out in the Letter of Transmittal.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under this Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing Common Shares under the terms of this Offer.

This Offer will be deemed to be accepted only if the Depositary has actually received these documents at or prior to the Expiry Time. Except as otherwise provided in the instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a Person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney duly and properly completed by, the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

In addition, Common Shares may be deposited in compliance with the procedure set forth below for guaranteed delivery.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to this Offer and the certificates representing such Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, such Common Shares may nevertheless be deposited under this Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying this Offer and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario, Canada as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

(c)	the certificate(s) representing deposited Common Shares in proper form for transfer together with a Letter of Transmittal in the form accompanying this Offer and Circular or a facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario, Canada as set out in the Notice of Guaranteed Delivery prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario, Canada as set out in the Notice of Guaranteed Delivery. It must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying Common Share certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

Method of Delivery

The method of delivery of certificates representing Common Shares, the Letter of Transmittal, any Notice of Guaranteed Delivery and all other required documents is at the option and risk of the Person depositing those documents. The Offeror recommends that those documents be delivered by hand to the Depositary and a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to ensure delivery to the Depositary prior to the Expiry Time. Delivery will only be effective upon actual receipt by the Depositary.

Shareholders wishing to accept this Offer whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares.

Acceptance by Book-Entry Transfer

Shareholders may accept this Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of this Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under this Offer.

Shareholders, through their respective CDS participants, who so utilize CDSX to accept this Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of this Offer.

Shareholders may accept this Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of this Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer.

However, as noted above, although the delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office in Toronto, Ontario, Canada, prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

Determination of Validity

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to this Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that any such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Dealer Managers, any Soliciting Dealer, the Information Agent or the Depositary or any other Person to give notice of any defect or irregularity in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms of this Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding. The Offeror reserves the right to permit this Offer to be accepted in a manner other than that set out above.

Dividends and Distributions

Subject to the terms and conditions of this Offer and except as provided below, by accepting this Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary (or, in the case of Common Shares deposited by book-entry transfer, the making of a book-entry transfer) (the “Deposited Securities”) and in and to all rights and benefits arising from such Deposited Securities, in each case when the Deposited Securities are purchased by the Offeror, including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of this Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”) but excluding any regular quarterly dividend of Shell Canada of no more than $0.11 per Common Share. Shell Canada has agreed in the Support Agreement to not declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding Common Shares (other than quarterly cash dividends of $0.11 per Common Share in accordance with Shell Canada’s past practice, including as to the timing of the declaration and payment of any such dividend) or reduce capital in respect of its outstanding Common Shares.

Power of Attorney

An executed Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer, the making of a book-entry transfer) irrevocably appoints, effective on and after the date that the Offeror takes up the Deposited Securities covered by the Letter of Transmittal (which securities, upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), each director and officer of the Offeror and any other Person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Transmittal irrevocably authorizes an Appointee, effective on and after the date the Offeror takes up such Deposited Securities, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Shell Canada; (b) to exercise any and all rights of such Shareholder including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Shell Canada, to vote any or all Purchased Securities, to execute, deliver and revoke any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities and to designate in any such instrument, authorization or consent any Person or Persons as the proxyholder of such Shareholder in respect of the Purchased Securities for all purposes; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

A Shareholder accepting this Offer under the terms of a Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Securities or any Distributions. A Shareholder accepting this Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are withdrawn or not taken up and paid for under this Offer. A Shareholder accepting this Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Shell Canada and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the Person or Persons specified by the Offeror as the proxyholder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such Person with respect thereto.

Further Assurances

A Shareholder accepting this Offer covenants under the terms of the Letter of Transmittal to execute, upon a request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

The acceptance of this Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of this Offer. Such agreement includes a representation and warranty by the depositing Shareholder that: (a) the Person signing the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to this Offer; (b) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other Person; (c) the deposit of the Deposited Securities and Distributions complies with applicable Laws; and (d) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of this Offer and subject to applicable Law, the Offeror shall have the right to withdraw this Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which this Offer is open for acceptance and postpone taking up and paying for, any Common Shares deposited under this Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	there shall have been validly deposited or tendered under this Offer and not withdrawn a number of Common Shares which constitutes at least a majority of the aggregate number of outstanding Common Shares (including, for this purpose, Common Shares underlying any Options or other rights to acquire Common Shares that are exercisable immediately prior to the Expiry Time) not currently owned by the Offeror and its affiliates and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction in determining whether minority approval (as construed under applicable securities Laws) has been obtained in respect thereof (the “Minimum Condition”);

(b)	all government or regulatory approvals, authorizations, waiting or suspensory periods (including any extensions thereof), waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including those of any stock exchanges or other securities or regulatory authorities) that are necessary or desirable to complete this Offer, or complete any acquisition of the Common Shares not deposited under this Offer on the same terms as the Common Shares acquired under this Offer pursuant to a Compulsory Acquisition or any

Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions satisfactory to the Offeror, acting reasonably;

(c)	(i) no act, action, suit or proceeding shall have been threatened, commenced or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or any other Person in Canada, the United States or elsewhere, whether or not having the force of Law; and (ii) no Law shall have been proposed, enacted, promulgated, amended or applied, in either case:

(A)	to cease trade, enjoin, suspend, prohibit or impose material interlocutory or permanent limitations or conditions on the purchase by or the sale to the Offeror of Common Shares, the right of the Offeror to own or exercise full rights of ownership of Common Shares, or the consummation of this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(B)	which, if this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would reasonably be expected to have a Material Adverse Effect on Shell Canada; or

(C)	which challenges, would prevent, or would materially and adversely affect or make uncertain the ability of the Offeror or its affiliates to make or consummate this Offer, or to effect a Compulsory Acquisition or Subsequent Acquisition Transaction;

(d)	there shall not exist any prohibition at Law against the Offeror making this Offer or taking up and paying for Common Shares deposited under this Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

(e)	there shall have been no breach of the representations, warranties or covenants of Shell Canada under the Support Agreement, which breach, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Shell Canada or the ability of the Offeror to consummate the transactions contemplated in the Support Agreement and the Support Agreement shall not have been terminated; and

(f)	there shall not exist and there shall not have occurred since January 23, 2007 (or if there does exist or shall have occurred prior to such date there shall not have been disclosed generally) any change or effect (or condition, event or development including a prospective change or effect) which when considered either individually or in the aggregate would have a Material Adverse Effect on Shell Canada or which, if this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, would have a Material Adverse Effect on the Offeror or Shell Canada.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror in its sole discretion at any time, regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror.

Any waiver of a condition or the withdrawal of this Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario, Canada. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth in Section 11 of this Offer, “Notices and Delivery”, and provide a copy of the aforementioned public announcement to the TSX. If this Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under this Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of this Offer, “Return of Deposited Common Shares”.

5.	Extension and Variation of the Offer

This Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless this Offer is extended or withdrawn by the Offeror.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by Law, to extend the Deposit Period or, subject to the terms of the Support Agreement, to vary this Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of this Offer, “Notices and Delivery”. The Offeror will as soon as practicable after giving notice of an extension or variation to the Depositary make a public announcement of the extension or variation and provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada. Notwithstanding the foregoing, this Offer may not be extended by the Offeror if all of the terms and conditions of this Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares validly deposited under this Offer and not withdrawn.

Where the terms of this Offer are varied (other than a variation consisting solely of a waiver of condition of this Offer), the Deposit Period will not end before 10 calendar days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to this Offer, a change occurs in the information contained in this Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of this Offer, “Notices and Delivery”, to all holders of Common Shares whose Common Shares have not been taken up pursuant to this Offer at the date of the occurrence of the change, if required by applicable Law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to this Offer and may be taken up by the Offeror in accordance with the terms of this Offer, subject to Section 6 of this Offer, “Withdrawal of Deposited Common Shares”. An extension of the Deposit Period, a variation of this Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of this Offer, “Conditions of the Offer”.

If the consideration being offered for the Common Shares under this Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under this Offer without regard to when such Common Shares are taken up by the Offeror.

6.	Withdrawal of Deposited Common Shares

Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to this Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Common Shares deposited in acceptance of this Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by the Offeror pursuant to this Offer;

(b)	at any time before the expiration of 10 calendar days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in this Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of this Offer; or

(ii)	a notice of variation concerning a variation in the terms of this Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to this Offer where the time for deposit is not extended for a period greater than 10 calendar days or a variation consisting solely of a waiver of a condition of this Offer),

is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)	at any time after three business days from the date the Offeror takes up the Common Shares, if such Common Shares have not been paid for by the Offeror.

If the Offeror waives any terms or conditions of this Offer and extends this Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, this Offer shall be extended without the Offeror first taking up the Common Shares which are subject to the rights of withdrawal.

Withdrawals of Common Shares deposited under this Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (a) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (b) be signed by the Person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and (c) specify such Person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Dealer Managers, any Soliciting Dealer, the Information Agent or the Depositary, or any other Person will be under any duty or obligation to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of this Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of this Offer, “Manner of Acceptance”.

If the Offeror is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable Laws.

In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 28 of the Circular, “Offerees’ Statutory Rights”.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.	Take Up of and Payment for Deposited Common Shares

Upon the terms and subject to the conditions of this Offer (including but not limited to the conditions specified in Section 4 of this Offer, “Conditions of the Offer”), the Offeror will take up Common Shares validly deposited under this Offer and not withdrawn pursuant to Section 6 of this Offer, “Withdrawal of Deposited Common Shares”, not later than 10 calendar days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three business days after taking up the Common Shares. Any Common Shares deposited under this Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than 10 calendar days after such deposit.

Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate this Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of this Offer, “Conditions of the Offer”, is not satisfied or waived by the

Offeror at the Expiry Time, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of this Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable Law. The Offeror will not, however, take up and pay for any Common Shares deposited under this Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under this Offer and not withdrawn.

The Offeror will be deemed to have taken up Common Shares validly deposited under this Offer and not withdrawn if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect.

The Offeror will pay for Common Shares validly deposited under this Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of Persons who have deposited Common Shares in acceptance of this Offer for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Common Shares.

Settlement will be made by the Depositary issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer), payable in Canadian funds in the amount to which the Person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the Person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such Person at the address specified in the Letter of Transmittal. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of Shell Canada. Cheques mailed in accordance with the paragraph will be deemed to have been delivered at the time of mailing.

Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept this Offer by depositing their Common Shares directly with the Depositary or utilize the services of any member of the Soliciting Dealer Group to accept this Offer. However, a broker or other nominee through whom a Shareholder owns Common Shares may charge a fee to deposit Common Shares on behalf of the Shareholder. Shareholders should consult their brokers or other nominees to determine whether any charges will apply.

8.	Return of Deposited Common Shares

If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of this Offer for any reason, certificates for Common Shares that are not purchased will be returned at the Offeror’s expense as soon as practicable after the Expiry Time or withdrawal and early termination of this Offer, as the case may be, by either: (a) sending certificates representing Common Shares not purchased (and other relevant documents) by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of Shell Canada; or (b) in the case of Common Shares deposited by book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing Shareholder’s account maintained by CDS or DTC, as applicable.

9.	Mail Service Interruption

Notwithstanding the provisions of this Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of this Offer, “Notices and Delivery”. Notwithstanding Section 7 of this Offer, “Take Up of and Payment for Deposited Common Shares”, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.	Dividends and Distributions

If, on or after the date of this Offer, Shell Canada should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of this Offer, “Conditions of the Offer”, make such adjustments as it deems appropriate to the purchase price or other terms of this Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

Common Shares acquired pursuant to this Offer shall be transferred by the Shareholders and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation and except as provided below, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of Offer on or in respect of the Common Shares.

If, on or after the date of this Offer, Shell Canada should declare, make or pay any Distribution in respect of Common Shares accepted for purchase pursuant to this Offer which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of Shell Canada, then without prejudice to the Offeror’s rights under Section 4 of this Offer, “Conditions of the Offer”, the whole of any such Distribution (other than any quarterly cash dividend of no more than $0.11 per Common Share) will be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

11.	Notices and Delivery

Without limiting any other lawful means of giving notice, any notice to be given by the Offeror or the Depositary pursuant to this Offer will be deemed to have been properly given to registered holders of Common Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of Shell Canada in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing.

In the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate any notice to be given by the Offeror or Depository pursuant to this Offer by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through its facilities, (ii) it is published once in the National Edition of The Globe and Mail or The National Post and La Presse or (iii) it is given to the CNW Group for dissemination through its facilities.

This Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares (and to registered holders of securities exercisable for or convertible into Common Shares) or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Common Shares (and securities exercisable into Common Shares) when such list or listing is received.

Wherever this Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at any office(s) listed for the Depositary in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario, Canada listed in the Notice of Guaranteed Delivery, as applicable. Wherever this Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

The Offeror reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Common Shares by making purchases through the facilities of the TSX, subject to applicable Law, at any time prior to the Expiry Time. In no event will the Offeror make any such purchases of Common Shares until the third business day following the date of this Offer. If the Offeror purchases Common Shares through the facilities of the TSX while this Offer is outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Condition has been fulfilled. The aggregate number of Common Shares beneficially acquired by the Offeror through the facilities of the TSX while this Offer is outstanding shall not exceed 5% of the outstanding Common Shares as of the date of this Offer and the Offeror will issue and file a press release containing the information prescribed by Law after the close of business of the TSX on each day on which such Common Shares have been purchased. For these purposes, “Offeror” includes the Offeror and any Person acting jointly or in concert with the Offeror.

Subject to applicable Laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding while this Offer is outstanding to sell any Common Shares after the Expiry Time.

13.	Other Terms of the Offer

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to this Offer, but any such transfer will not relieve the Offeror of its obligations under this Offer and will in no way prejudice the rights of Persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to this Offer.

No broker, investment dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with this Offer other than as contained in this Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates, the Dealer Managers, the Information Agent or the Depositary for the purposes of this Offer.

This Offer and all contracts resulting from the acceptance of this Offer shall be governed by and construed in accordance with the Laws of the Province of Alberta and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of this Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. This Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the Laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make this Offer in any such jurisdiction and extend this Offer to holders of Common Shares in any such jurisdiction.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this Offer, including the instructions contained therein, form part of the terms and conditions of this Offer.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial and territorial securities legislation with respect to this Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to this Offer.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to this Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of this Offer and the validity of any withdrawal of Common Shares.

DATED: February 8, 2007
Shell Investments Limited

By:	(Signed) Arnold MacBurnie
Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the Offer dated February 8, 2007 by the Offeror to purchase all of the issued and outstanding Common Shares (including any Common Shares which may become outstanding after the date of the Offer and prior to the Expiry Time upon the exercise of any Options or other rights to acquire Common Shares) not already held by the Offeror or its affiliates, at a price of $45.00 per Common Share in cash. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer are used in this Circular with the same respective meanings unless the context otherwise requires.

Except as otherwise indicated, the information concerning Shell Canada contained in the Offer and this Circular has been taken from, or is based upon, publicly available documents and records on file with Canadian securities regulatory authorities. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to Shell Canada taken from, or based upon, such documents and records are untrue or incomplete, none of the Offeror, RDS or any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Shell Canada taken from, or based upon, such documents and records, or for any failure by Shell Canada to disclose events which may have occurred or may affect the significance or accuracy of any such information, but which are unknown to the Offeror. Unless otherwise indicated, information concerning Shell Canada is given as at February 5, 2007.

1.	The Offeror and RDS

The Offeror was incorporated under the CBCA on November 5, 1996 under the name Shell Investments (1996) Limited and changed its name to Shell Investments Limited on July 27, 2000 pursuant to articles of amendment. Prior to the date hereof the Offeror has not carried on any commercial activities other than acting as a holding company, including owning securities of Shell Canada and the making of the Offer. The Offeror is a wholly-owned indirect subsidiary of RDS. The registered office of the Offeror is 3500, 450-1st Street S.W., Calgary, Alberta T2P 5H1 (Telephone: (403) 216-3600).

RDS was incorporated under the laws of England and Wales on February 5, 2002, as a private company limited by shares under the name Forthdeal Limited. On October 27, 2004, it re-registered as a public company limited by shares and changed its name to Royal Dutch Shell plc. RDS is a holding company which owns, directly or indirectly, investments in numerous companies constituting the Shell Group. RDS is registered at Companies House, Cardiff, Wales, with company number 04366849, and the Chamber of Commerce, The Hague, under number 34179503. RDS’ registered office is at Shell Centre, London, SE1 7NA, United Kingdom, and its headquarters are at Carel van Bylandtlaan 30, 2596 HR, The Hague, The Netherlands (Telephone: +31 (0)70 377 9111).

In 2005, RDS became the parent company of Royal Dutch Petroleum Company (“Royal Dutch”) and of The “Shell” Transport and Trading Company, p.l.c. (“Shell Transport”), the two former public parent companies of the Shell Group. RDS, through the Shell Group, employs approximately 109,000 people.

The Shell Group’s activities are conducted in more than 140 countries and territories and consists of the upstream businesses of exploration and production and gas and power and the downstream businesses of oil products and chemicals. Collectively, these businesses refine, supply, trade and ship crude oil products around the world and market fuels and lubricants for domestic, industrial and transportation use. The Shell Group also has interests in other industry segments such as renewables, including wind, solar and hydrogen energy products.

Schedule B includes details regarding the current directors and executive officers of each of the Offeror and RDS.

2.	Shell Canada

Shell Canada was incorporated under the laws of Canada in 1925 as the successor to The Shell Company of Canada, Limited (incorporated in 1911), and was continued under the CBCA on May 1, 1978. The address of the principal executive offices of Shell Canada is 400-4th Avenue S.W., Calgary, Alberta, T2P 0J4 Canada (Telephone: (403) 691-3111).

Shell Canada, a large integrated petroleum company in Canada, operates principally in three industry segments: (i) exploration and production, (ii) oil sands, and (iii) oil products. The exploration and production segment comprises exploration, production and marketing activities for natural gas, natural gas liquids and sulphur. The oil sands segment is responsible for an integrated bitumen mining and upgrading operation and Shell Canada’s in situ business in Alberta. The oil products segment manufactures, distributes and markets refined petroleum products across Canada.

The authorized capital of Shell Canada consists of an unlimited number of Common Shares, an unlimited number of preferred shares and an unlimited number of 4% cumulative redeemable preference shares. Based on information provided by Shell Canada, there are 825,662,514 Common Shares (of which RDS indirectly owns 643,308,858 Common Shares), no preferred shares and no 4% cumulative redeemable preference shares issued and outstanding as at December 31, 2006.

The Common Shares are listed and posted for trading on the TSX under the symbol “SHC”.

Shell Canada is a reporting issuer or the equivalent in all provinces and territories of Canada (where such concept exists) and files its continuous disclosure documents with Canadian securities regulatory authorities. Such documents are available at “www.sedar.com”. Shell Canada is also subject to informational reporting requirements under the U.S. Exchange Act, and accordingly files or furnishes reports and other information with the SEC. Reports and other information filed by Shell Canada with the SEC are available on the SEC website: “www.sec.gov”. Any references to “www.sedar.com” and “www.sec.gov” included in the Offer and this Circular are inactive textual references only.

Pursuant to the provisions of the Securities Act (Ontario) and the securities Laws of various provinces of Canada, the directors of Shell Canada are required to send a directors’ circular to all Shareholders in connection with the Offer and disclose, together with other information, any material change in the affairs of Shell Canada subsequent to the date of the most recently published financial statements of Shell Canada. See the accompanying Directors’ Circular.

Schedule C includes details regarding the directors and executive officers of Shell Canada.

3.	Securities Proceedings

Except as disclosed herein, none of RDS, the Offeror, Shell Canada, or to the knowledge of RDS, the persons listed in Schedule B, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or has been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person for future violations of, or prohibiting activities subject to, U.S. federal or state securities Laws, or a finding of any violation of U.S. federal or state securities Laws.

On August 24, 2004, Royal Dutch and Shell Transport consented, without admitting or denying the SEC findings that Royal Dutch and Shell Transport violated Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the U.S. Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13b2-1 thereunder, to an administrative order requiring Royal Dutch and Shell Transport to cease and desist from future violations of the antifraud, reporting, recordkeeping and internal control provisions of U.S. federal securities Laws and related SEC rules. Additionally, in a separate civil action, Royal Dutch and Shell Transport agreed to pay a U.S.$120 million civil penalty and undertook to spend an additional U.S.$5 million developing a comprehensive internal compliance program. (On July 20, 2005, Royal Dutch and Shell Transport became subsidiaries of RDS and, on December 21, 2005, Royal Dutch merged with and into its subsidiary, Shell Petroleum N.V.).

4.	Background to the Offer

Chronology of Events

In the evening (Toronto time) of Friday, October 20, 2006, Mr. Jeroen van der Veer, Chief Executive of RDS, telephoned Mr. Derek Burney, O.C., Lead Director of Shell Canada, to discuss a proposal by RDS to make an offer to Shareholders to acquire the Common Shares not owned by RDS or its affiliates at a price of $40.00 per Common Share, payable in cash (the “Proposal”).

During this conversation, Mr. van der Veer explained that there were two key reasons for the transaction contemplated by the Proposal: (i) to simplify further the Shell Group corporate structure following the successful unification of the Shell Group in 2005, and (ii) to facilitate the significant investment and expansion required to optimize growth in Canada and to drive the maximum efficiency and effectiveness through full integration yielding full technical co-operation. Mr. van der Veer stated that the aim was to achieve a transaction supported by the Board of Directors and that the retention of the skills and expertise of the management and employees of Shell Canada was of considerable importance to RDS. Mr. van der Veer expressed to Mr. Burney RDS’ desire that the Board of Directors meet to discuss the Proposal, form a special committee and retain advisors, as RDS anticipated making a formal announcement regarding the Proposal prior to the opening of stock markets in Europe on Monday, October 23, 2006. Mr. van der Veer stated that he would be contacting Mr. Clive Mather, Chief Executive Officer of Shell Canada, about the Proposal, but owing to the fact that Mr. Mather is a senior executive of Shell Canada and as such, in RDS’s view, in a potential conflict of interest in respect of the Proposal, such a call would be short and merely a courtesy. Mr. van der Veer ended the conversation by stating that the Proposal was of considerable importance to him and that he was taking overall responsibility for it. To this end, he had assigned Mr. Adrian Loader, Director — Strategy and Business Development of RDS, to lead the RDS team. Mr. van der Veer noted that Mr. Loader would soon be contacting Mr. Burney to discuss the process going forward.

Mr. van der Veer confirmed his conversation with Mr. Burney by sending to him by facsimile a letter dated October 20, 2006 in which Mr. van der Veer set forth the terms of the Proposal. In addition to providing that RDS would be prepared to make an offer to Shareholders to acquire their Common Shares at a price of $40.00 per Common Share, payable in cash, the Proposal provided that RDS expected such an offer to be made by way of take-over bid circular and that Shell Canada would enter into a support agreement with RDS or an affiliate. The Proposal further provided that the offer would be conditional on more than 50% of the Common Shares held by Shareholders being tendered, as well as other customary conditions. The Proposal also provided that there would be a condition that RDS shall have determined (or shall have been satisfied by Shell Canada) that no covenant or condition exists in any agreement or instrument of Shell Canada that would make it inadvisable for RDS to proceed. The letter reiterated Mr. van der Veer’s request that the Board of Directors establish a special committee of independent directors of Shell Canada to supervise the preparation of a formal independent valuation and make a recommendation with respect to the Proposal and undertook to pay the costs of the valuation. Finally, the letter indicated that it was RDS’ desire to proceed with a transaction supported by the Board of Directors and RDS expressly reserved the right not to proceed with making an offer to Shareholders if it was unable to obtain the support of the Board of Directors.

Following his conversation with Mr. Burney, Mr. van der Veer telephoned Mr. Mather and informed him of RDS’ desire to make an offer for the Common Shares. Mr. van der Veer emphasised that he had called Mr. Mather at the earliest possible opportunity and hoped for a successful transaction. However, in view of Mr. Mather having a potential conflict of interest in relation to the Proposal, Mr. van der Veer suggested that Mr. Mather should discuss matters further with Mr. Burney.

Later on Friday, October 20, 2006, following Mr. van der Veer’s conversation with Mr. Burney, Mr. Loader contacted Mr. Burney. During this conversation, Mr. Loader and Mr. Burney discussed proposed contacts at the Canadian federal government and the Alberta provincial government in Canada, as well as Mr. Burney’s plan to call a meeting of all of the directors of Shell Canada on Saturday, October 21, 2006. Mr. Burney also confirmed receipt of the letter from Mr. van der Veer outlining the terms of the Proposal.

In the late afternoon (Toronto time) on Saturday, October 21, 2006, Mr. Burney contacted Mr. Loader following a meeting of the directors of Shell Canada (with Messrs. Odum and Routs not in attendance). Mr. Burney reported that the Board of Directors had established a special committee (the “Special Committee”) which he would chair and which would also include Messrs. Kerry Hawkins, Ron Osborne and David Kerr and Ms. Nancy Southern (who subsequently resigned from the Special Committee for personal reasons). Mr. Burney mentioned that Mr. Mather had taken external legal advice which had confirmed he was in a conflict of interest position which prevented him from actively participating in the negotiation of a transaction.

On Sunday, October 22, 2006, Mr. Burney confirmed to Mr. Loader the establishment of the Special Committee as well as the appointment by the Special Committee of CIBC World Markets as independent valuator and financial advisor to the Special Committee and the appointment of Ogilvy Renault LLP as the Special Committee’s legal counsel. Mr. Burney went on to convey the contents of the press release that Shell Canada intended to release in response to the proposed offer.

On Monday, October 23, 2006, prior to the opening of stock markets in Europe, RDS issued a press release indicating that RDS had approached the Board of Directors to indicate its Proposal to acquire the minority interest in Shell Canada at a price of $40.00 per Common Share, payable in cash.

Prior to the opening of stock markets in Canada on October 23, 2006, Shell Canada issued a press release confirming that it had received the Proposal from RDS and that the Board of Directors had established a Special Committee to consider the Proposal and had engaged financial and legal advisors.

On Monday, October 30, 2006, Mr. Burney updated Mr. Loader on the timing of the Special Committee’s deliberations. Mr. Loader indicated that RDS had prepared a due diligence list incorporating questions concerning legal, human resources and valuation issues for the purpose of conducting due diligence in respect of the Proposal. Mr. Burney requested that the list be sent to him.

On Friday, November 24, 2006, Mr. Burney provided Mr. Loader with an update regarding the timing of the preliminary valuation analysis in respect of Shell Canada being completed by CIBC World Markets. Mr. Burney indicated that he hoped to receive a preliminary analysis from CIBC World Markets in early December 2006.

On December 4, 2006, further to RDS’ request for access to certain information of Shell Canada for the purpose of conducting due diligence in respect of the Proposal, a confidentiality agreement was negotiated and executed by RDS and Shell Canada, following which RDS was provided with access to such information.

On Wednesday, December 6, 2006, Mr. Burney conveyed to Mr. Loader that, based on the valuation work undertaken to date by CIBC World Markets, the Special Committee was of the view that it could not support an offer price of $40.00 per Common Share in cash. Under the circumstances, Mr. Burney indicated that he felt that the best next step was to establish a process for a constructive dialogue between RDS’ financial advisors, Morgan Stanley & Co. Limited and Scotia Waterous Inc., and CIBC World Markets.

On Friday, December 8, 2006, Mr. Loader contacted Mr. Burney to discuss RDS’ review of the information supplied by Shell Canada. Mr. Loader stated that RDS had not uncovered any information which would support an increase in the intended offer price of $40.00 per Common Share. Mr. Loader and Mr. Burney agreed that there should be a meeting of financial advisors to discuss valuation analyses and that this meeting should take place in Calgary on December 14, 2006.

On Thursday, December 14, 2006, representatives of CIBC World Markets met with the financial advisors to RDS to discuss various issues relating to valuation methodologies and assumptions. Subsequent to this meeting, the financial advisors to RDS delivered a letter to CIBC World Markets reaffirming their view that the Proposal represented full and fair value for the Common Shares and setting out differences in opinion with respect to the appropriateness of assumptions being used by Shell Canada in its projections and plans and the macro-economic and discount rate assumptions proposed by CIBC World Markets in preparing the formal valuation. CIBC World Markets provided a response to this letter to RDS’ financial advisors clarifying certain of its assumptions and inputs.

On Friday, December 15, 2006, Mr. Burney in a conversation with Mr. Loader indicated that despite the meeting among the financial advisors the day before, there were still divergent views on the valuation of Shell Canada. It was decided that the next step should be a meeting among Shell Canada, CIBC World Markets, RDS and RDS’ financial advisors. On Friday, December 22, 2006, the financial advisors to RDS sent a letter to CIBC World Markets indicating their willingness to participate in the meeting, and reiterating their differences of opinion regarding the valuation of Shell Canada. On Tuesday, January 9, 2007, the proposed meeting between Shell Canada, CIBC World Markets, RDS and RDS’ financial advisors took place in Calgary. At that meeting, Shell Canada representatives presented information covering several key areas of Shell Canada’s business plans. CIBC World Markets and the financial advisors to RDS then met separately on that same day to discuss valuation assumptions and methodologies. On January 10, 2007, Mr. Burney met with Mr. Loader about the January 9 meetings. On January 11, 2007, RDS sent an email to Shell Canada detailing a number of follow-up questions stemming from the meeting to which Shell Canada replied by email on January 15, 2007.

On January 18, 2007, Mr. Loader and Mr. Burney had a conversation to explore valuation issues. Mr. Loader and Mr. Burney discussed several factors and their possible influence on a valuation, such as the market, oil price fluctuations and views on asset values. During this conversation, Mr. Loader mentioned that RDS might be prepared to discuss a possible increase in the consideration under the Proposal up to $43.50 per Common Share. Mr. Burney said that he would go back to the Special Committee to advise them of this development.

On January 19, 2007, Mr. Loader and Mr. Burney continued their conversations regarding valuation. Mr. Burney reported that the Special Committee met to consider a possible increase in the consideration under the Proposal up to $43.50 per Common Share, which was not favourably received. Mr. Loader mentioned that he believed RDS might be willing to consider an offer price of $44.50 per Common Share, provided the offer was supported by the Special Committee and the Board of Directors. Mr. Burney said he believed that a price below $45.00 per Common Share might be at the low end of the range of values being developed by CIBC World Markets, but in any event would not receive the support of the Special Committee. Mr. Burney said that he would go back to the Special Committee for the purpose of considering a price of $44.50. Later that day, Mr. Burney reiterated his views regarding pricing.

On January 21, 2007, Mr. Burney and Mr. Loader continued their discussion regarding valuation, and Mr. Loader suggested to Mr. Burney that he believed an offer price could be arrived at that would be acceptable to the board of directors of RDS and suggested that a price of $44.75 might satisfy these requirements.

On Monday, January, 22, 2007, Mr. Loader received word from Mr. Burney that if RDS were to make an offer of $45.00 per Common Share, payable in cash, that such an offer would likely receive the support of the Special Committee.

Mr. Loader and Mr. Burney agreed that they would work towards this end through the negotiation of a support agreement, which, together with an increased price, could be presented to the Special Committee and Board of Directors for their consideration.

Later in the evening of Monday, January 22, 2007, Mr. Burney contacted Mr. Loader to confirm that the Board of Directors had met that evening and received the recommendation of the Special Committee to support the Offer. After considering the foregoing and receiving advice from financial and legal advisors, the Board of Directors (excluding Mr. Mather, President and Chief Executive Officer of Shell Canada, and the members of the Board of Directors who are nominees or officers of RDS or its affiliates, who each abstained from voting): (a) approved a form of draft Support Agreement, and (b) resolved to recommend that Shareholders accept the Offer, subject to the successful negotiation of the Support Agreement. See “Agreements Relating to the Offer” in Section 5 of this Circular.

Over the course of the night of January 22, 2007 and early morning of January 23, 2007, the respective legal advisors of the Offeror, RDS and the Special Committee and in-house legal counsel at Shell Canada negotiated the final terms of the Support Agreement.

Early in the morning of January 23, 2007, prior to the opening of trading on stock markets in Europe and Canada, Shell Canada and the Offeror finalized and executed the Support Agreement and immediately thereafter RDS and Shell Canada issued separate press releases announcing the entering into of the Support Agreement, RDS’s intention to make the Offer and the support of the Offer by the Special Committee and Board of Directors.

5.	Agreements Relating to the Offer

Support Agreement

On January 23, 2007, the Offeror and Shell Canada entered into the Support Agreement. The Support Agreement sets forth the terms and conditions under which the Offeror agreed to make the Offer and the agreement by Shell Canada to take certain actions in support of the Offer. The Support Agreement also establishes the conditions of the Offer, which are set forth in Section 4 of the Offer, “Conditions of the Offer”. A copy of the Support Agreement is available at www.sedar.com.

The Offeror and Shell Canada have agreed in the Support Agreement that the terms or conditions of the Offer may be modified or waived by the Offeror, in its sole discretion, provided that the Offeror shall not, without Shell Canada’s prior consent: (a) increase the Minimum Condition; (b) decrease the consideration per Common Share; (c) change the form of consideration payable under the Offer (other than to increase the total consideration per Common Share and/or add additional consideration); (d) decrease the number of Common Shares in respect of which the Offer is made; or (e) impose additional conditions or otherwise vary the Offer in a manner which is adverse to the Shareholders.

Pursuant to the Support Agreement, Shell Canada has agreed that it will, and will cause each of its subsidiaries and, to the extent possible, its material joint ventures to, conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects, other than as disclosed in documents made available to the Offeror prior to the execution of the Support Agreement. In addition, Shell Canada has agreed not to: (a) issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of, encumber, agree or offer to issue, sell, pledge, dispose of or encumber) any additional shares or securities of, or any options (including any additional stock options under the LTIP), warrants, calls, conversion privileges or rights of any kind to acquire any shares of Shell Canada or any of its subsidiaries (other than pursuant to the exercise of options issued prior to the date of the Support Agreement under the LTIP); (b) amend its articles or by-laws or the terms of any of its outstanding securities, any outstanding indebtedness or credit facilities, other than as disclosed in documents made available to the Offeror prior to the execution of the Support Agreement; (c) split, consolidate or reclassify any of its outstanding Common Shares or undertake any other capital reorganization, or declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares (other than quarterly cash dividends of $0.11 per Common Share in accordance with Shell Canada’s past practice, including as to the timing of the declaration and payment of any such dividend), or reduce capital in respect of its outstanding Common Shares; (d) redeem, purchase or offer to purchase any Common Shares or other securities of Shell Canada; (e) grant to any officer or senior employee of Shell Canada or its subsidiaries any increase in compensation or enter into any employment agreement with any current officer or senior employee of Shell Canada or its subsidiaries other than such grants as are consistent with past practice; (f) enter into any transaction or perform any act which might (i) interfere with or delay the take up and payment for Common Shares deposited under the Offer or the completion of the Offer or successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, (ii) render inaccurate any of the representations and warranties set forth in the

Support Agreement as if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date of the Support Agreement were to such later date or (iii) adversely affect Shell Canada’s ability to perform its covenants and agreements under the Support Agreement; (g) incur any additional indebtedness (other than in the normal and ordinary course), other than as disclosed in documents made available to the Offeror prior to the execution of the Support Agreement; and (h) except as contemplated in any existing contractual commitments, acquire, sell or otherwise dispose of, or commit to acquire or sell, any assets or property or group of related assets or property (through one or more related or unrelated acquisitions), having a value and/or cost in excess of $100,000,000 in the aggregate.

Shell Canada has agreed to promptly notify the Offeror of any offer or indication of and intention to make an offer by any third party in respect of any of the material properties or assets of Shell Canada, its subsidiaries or material joint ventures and provide copies of any written notification or offer received by it.

The Support Agreement states that if, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time (other than Common Shares held by the Offeror or its affiliates), the Offeror may, to the extent possible, acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition under Section 206 of the CBCA. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Offer at consideration per Common Share at least equivalent in value to, and in the same form as, the consideration per Common Share offered under the Offer. Subject to applicable Laws and to the fiduciary obligations of the Board of Directors, if the Minimum Condition is satisfied and the Offeror takes up any Common Shares under the Offer, Shell Canada has agreed in the Support Agreement that it will assist the Offeror in connection with any Subsequent Acquisition Transaction to acquire the remaining Common Shares and any outstanding Options, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to, and is in the same form as, the consideration per Common Share offered under the Offer.

The Support Agreement may be terminated by the Offeror if: (i) the Minimum Condition or any other condition of the Offer is not satisfied or waived on or prior to the expiry of the Offer; (ii) Shell Canada breaches the Support Agreement in any material respect; or (iii) the Directors’ Circular does not substantially conform or is modified in a manner not to conform with the description thereof in the Support Agreement.

The Support Agreement may be terminated by Shell Canada if: (i) the Offer does not substantially conform, or is modified in a manner not to conform, with the description thereof in the Support Agreement; (ii) the Offeror does not take up and pay for all Common Shares deposited under the Offer within 10 days after the expiry of the Offer; (iii) the Offeror has not taken up and paid for at least a majority of the Common Shares then outstanding not currently owned by the Offeror or its affiliates by June 30, 2007, or (iv) the Offeror breaches the Support Agreement in any material respect.

Treatment of Options

The Offer is made only for Common Shares and is not made for any outstanding, unexercised Options or other rights to acquire Common Shares. Holders of Options should refer to the materials that will be delivered to them separately. As set out in the Option Exchange Letter from SC OptionCo, Shell Canada and RDS, holders of Options will be entitled, subject to the obtaining of all necessary regulatory and other approvals and the Offeror taking up and paying for Common Shares deposited under the Offer in a number that satisfies the Minimum Condition, to surrender their Options in exchange for Replacement Options to acquire Class A Ordinary shares of RDS. Holders of Options who are considering exercising Options in order to participate in the Offer are strongly urged to consult their own tax advisors before doing so.

6.	Reasons to Accept the Offer

The Offeror believes that the Offer price of $45.00 per Common Share in cash is a full and fair price for the Common Shares which it is seeking to purchase under the Offer. Shareholders should consider the following factors, among others, in making a decision whether to accept the Offer:

(a)	the opinion of CIBC World Markets provided to the Special Committee that, as of January 22, 2007, (i) the fair market value of the Common Shares was in the range of $42 to $48 per Common Share, and (ii) the consideration under the Offer was fair, from a financial point of view, to Shareholders. See Section 12 of this Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”;

(b)	that the consideration offered under the Offer of $45.00 is at the midpoint of the fair market value range for the Common Shares of $42 to $48 per Common Share as determined by CIBC World Markets. See Section 12 of this Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”;

(c)	that the consideration offered under the Offer of $45.00 per Common Share in cash represents a premium of: 37.2% to the October 20, 2006 closing price of the Common Shares on the TSX; and 44.7% to the average closing price of the Common Shares on the TSX for the 30 calendar days preceding and including October 20, 2006;

(d)	that the consideration offered under the Offer is cash;

(e)	information concerning the business, operations, assets, financial condition, reserves, production, expansion plans, operating results and prospects for Shell Canada;

(f)	that if the Offer is not successful, trading prices for the Common Shares on the TSX may decline significantly;

(g)	the active arm’s length negotiations between the Special Committee and RDS, which resulted in the Proposal of $40.00 per Common Share being increased to the Offer of $45.00 per Common Share;

(h)	the fact that, given RDS’ shareholdings, there is no practical prospect of a competing offer for the Common Shares by a third party; and

(i)	in the case of the Board of Directors, the Special Committee process, including the retention of Ogilvy Renault LLP as independent legal advisors and CIBC World Markets as independent valuator, and the recommendation of the Board of Directors and the Special Committee that Shareholders accept the Offer and tender their Common Shares to the Offer. For further information, see the Directors’ Circular.

The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.

SPECIAL FACTORS

The following Sections 7 through Section 12 (inclusive), of this Circular contain information which may, under applicable U.S. federal securities Laws, contain information considered special factors.

7.	Purpose of, Alternatives to, Reasons for and Effects of the Offer and Plans for Shell Canada

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares not already held by the Offeror and its affiliates. If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror currently intends to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Common Shares acquired by the Offeror pursuant to the Offer. The Offeror currently intends to retain all Common Shares acquired pursuant to the Offer, however it reserves the right to transfer or sell the Common Shares at any time in the future should its intention change.

If the Minimum Condition is satisfied, the Offeror should own sufficient Common Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. Although the Offeror currently intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Shell Canada, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right, subject to the terms of the Support Agreement, not to proceed by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, or to proceed by way of a Subsequent Acquisition Transaction on terms other than as described herein. See Section 21 of this Circular, “Acquisition of Common Shares Not Deposited”.

Alternatives Considered

The alternatives, in addition to a take-over bid, considered by RDS to acquire the Common Shares included:

A statutory plan of arrangement under the CBCA.  RDS considered a plan of arrangement whereby Shareholders, as well as a court, would be required to approve the plan of arrangement and pursuant to which Shareholders would receive cash. This alternative was rejected out of concerns that it would take longer than the Offer and that it was a procedurally more cumbersome and less flexible method.

An amalgamation transaction between Shell Canada and an affiliate of RDS.  RDS considered a structure whereby Shareholders would receive redeemable preference shares immediately redeemable for cash. The structure would also require shareholder approval. Similarly, this alternative was rejected out of concerns that it would take longer than the Offer and that it was a procedurally more cumbersome and less flexible method.

Reasons for the Offer

If the Offer is successful, upon the acquisition of all of the outstanding Common Shares, RDS intends to integrate further the business and operations of Shell Canada, thereby further simplifying the Shell Group structure. Once Shell Canada is fully integrated into the Shell Group, the overall business is expected to benefit from a simplified organization, additional economies of scale and portfolio development in the context of the Shell Group’s global strategy.

Plans for Shell Canada and Effects of the Offer

Upon completion of the Offer, and assuming the Offer results in the Offeror acquiring all of the Common Shares, the Offeror’s interest in the earnings and net book value of Shell Canada as of December 31, 2006, would increase by $384 million and $2,116 million, respectively. Accordingly, the Offeror and its shareholders will be the beneficiaries of any future increases in the value of Shell Canada and will bear the entire risk of all losses incurred in the operation of, and all decreases in the value of, Shell Canada. Shareholders will no longer have an equity interest in Shell Canada and will therefore cease to benefit from, and bear any of the risks incident to, ownership of an equity interest in Shell Canada.

For a discussion of certain tax considerations, please see Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of this Circular, “Certain U.S. Federal Income Tax Considerations”.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends: (i) to de-list the Common Shares from the TSX; (ii) to cause Shell Canada to cease to be a “reporting issuer” for purposes of relevant Canadian securities Laws; and (iii) to terminate the registration of Shell Canada under the U.S. Exchange Act such that Shell Canada will no longer be subject to the periodic reporting obligations of the U.S. Exchange Act or otherwise be subject to the U.S. federal securities Laws applicable to public companies. The effect of these actions will be that Shell Canada will no longer be required to file publicly, or provide to security holders or others, financial information or timely disclosure with respect to its business and affairs and that the liquidity and market value of any remaining Common Shares held by the public may be adversely affected. See Section 16 of this Circular, “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; and Public Disclosure by Shell Canada”. For a further discussion of the effects of the Offer, please see Section 4 of this Circular, “Background to the Offer”.

The Support Agreement also provides that following the time at which the Offeror takes up and pays for any Common Shares under the Offer in such event that the Minimum Condition has been satisfied (and not waived) (the “Effective Date”), and from time to time thereafter, the Offeror will be entitled to designate all of the directors to the Board of Directors and any committees thereof and Shell Canada shall not frustrate the Offeror’s attempts to do so and shall co-operate with the Offeror to secure the resignations of incumbent directors on the date specified by the Offeror and facilitate the Offeror’s designees to be elected or appointed to the Board of Directors without the necessity of calling a meeting of shareholders. The Offeror currently intends at that time to procure the resignation of non-executive directors of Shell Canada and is evaluating further changes. Consistent with Shell Canada being a wholly owned subsidiary after completion of the Offer, RDS may revise Shell Canada’s capitalization and indebtedness.

Other than as disclosed in this Circular, neither RDS nor the Offeror has, at the date of this Offer and Circular, approved any specific plans or proposals for:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Shell Canada or any of its subsidiaries after the completion of the Offer;

(b)	any purchase, sale or transfer of a material amount of assets currently held by Shell Canada or any of its subsidiaries after the completion of the Offer;

(c)	any change in the Board of Directors or management of Shell Canada; or

(d)	any material change in the present dividend policy, indebtedness, capitalization, corporate structure or business of Shell Canada after the completion of the Offer.

8.	Source of Funds

The Offeror estimates that if it acquires all of the Common Shares on a fully-diluted basis pursuant to the Offer, the total cash amount required to purchase such shares and pay related fees and expenses will be approximately $8.7 billion (U.S.$7.4 billion based on the noon rate of exchange as reported by the Bank of Canada on February 5, 2007). RDS has agreed to fund or arrange for the funding of the Offer in an amount sufficient to satisfy such cash requirement by way of equity investment in the Offeror and/or intra-group loans to the Offeror. RDS intends to finance such funding requirements using existing cash resources and through the Shell Group’s (other than Shell Canada’s) commercial paper programmes (“Commercial Paper Programmes”). The Shell Group currently has in place two Commercial Paper Programmes with Citigroup Global Markets Inc., Goldman Sachs & Co., J.P. Morgan Securities Inc., and Morgan Stanley & Co. Incorporated, as dealers, for up to U.S.$10 billion each. Issuances are at prevailing market prices and are guaranteed by RDS.

The Offeror believes that the financial condition of each of RDS and the Offeror is not material to a decision by a Shareholder whether to deposit Common Shares under the Offer because: (a) cash is the only consideration that will be paid to Shareholders in connection with the Offer; (b) the Offeror is offering to purchase all of the outstanding Common Shares in the Offer; (c) with the availability of funds under the Commercial Paper Programmes, RDS will have sufficient funds to fund or arrange for funding of the Offeror with the total amount required to purchase the Common Shares under the Offer. The Offeror and RDS reasonably believe the possibility to be remote that, if the conditions of the Offer are satisfied or waived by the Offeror, the Offeror will be unable to pay for the Common Shares deposited under the Offer due to the unavailability of funds under the Commercial Paper Programmes. Consequently, there are no alternative financing plans or arrangements.

9.	Beneficial Ownership of and Trading in Securities

An aggregate of 643,308,858 Common Shares representing approximately 78% of the issued and outstanding Common Shares are beneficially owned by the Offeror or its affiliates. Additionally, Rob Routs, an Executive Director of RDS and a member of the board of directors of Shell Canada, beneficially owns 1,509 Common Shares and Arnold MacBurnie, the Chief Executive Officer of the Offeror, beneficially owns 600 Common Shares, each respectively, representing less than 0.01% of the issued and outstanding Common Shares. Except as described in this Offer and Circular, none of (i) the directors or senior or executive officers of the Offeror or RDS, or, (ii) to the knowledge of the directors and senior officers of the Offeror and RDS, after reasonable enquiry: (a) their respective associates; (b) any Person acting jointly or in concert with the Offeror or RDS; (c) any Person holding more than 10% of any class of equity securities of the Offeror or RDS; or (d) any majority owned subsidiary of the Offeror or RDS (other than the Offeror and Shell Petroleum N.V.), beneficially owns, directly or indirectly, or controls or exercises direction over, or has the right to acquire, any securities of Shell Canada.

Arnold MacBurnie purchased 600 Common Shares on September 22, 2006 at a price of $31.50 per share. Except as described in this Offer and Circular, none of the Offeror or RDS or, to the knowledge of the Offeror and RDS and their respective directors and senior or executive officers after reasonable enquiry, any of the other Persons referred to above, has traded in any securities of Shell Canada during the 12 months preceding the date hereof. There is no Person acting jointly or in concert with the Offeror and RDS in connection with the transactions described in the Offer and this Circular.

Except as described in this Offer and Circular and Schedule B hereto, at the time of the publication of this Offer and Circular, none of RDS or the Offeror holds, directly or indirectly, any interest, or is attributed any voting rights, in Shell Canada. In particular, except as described in this Offer and Circular:

(a)	none of RDS, the Offeror nor, to the best knowledge of RDS and the Offeror, any of the Persons listed in Schedule B hereto or any associate or majority-owned subsidiary of RDS or any of the Persons so listed in Schedule B hereto, beneficially owns any Common Shares; and

(b)	none of RDS, the Offeror nor, to the best knowledge of RDS and the Offeror, any of the Persons listed in Schedule B hereto nor any associate or majority-owned subsidiary of RDS or pension, profit-sharing or similar plan of RDS or the Offeror has effected any transaction in the Common Shares during the 60 days prior to the filing of this Offer and Circular with the SEC.

Except as described in this Offer and Circular, none of RDS, the Offeror nor, to the best knowledge of RDS and the Offeror, any of the Persons listed in Schedule B hereto, has any agreement, arrangement or understanding with any other Person with respect to the securities of Shell Canada.

Except as described in this Offer and Circular, there have been no material contacts, negotiations or transactions within the past two years between RDS, the Offeror or, to the best knowledge of RDS, the Offeror and Shell Canada, any of the Persons listed in Schedule B hereto, on the one hand, and Shell Canada and/or its affiliates (or any Person not affiliated with Shell Canada who would have a direct interest in such matters), on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Shell Canada.

10.	Commitments to Acquire Common Shares

Other than pursuant to the Offer, there are no commitments to acquire equity securities of Shell Canada by the Offeror or RDS or, to the knowledge of the Offeror and RDS and their respective directors and senior officers after reasonable enquiry, by: (a) any of the directors and senior officers of the Offeror or RDS; (b) any of their respective associates; (c) any Person who beneficially owns (directly or indirectly) more than 10% of any class of the Offeror’s or RDS’s equity securities; or (d) any Person acting jointly or in concert with the Offeror and/or RDS.

The Board of Directors has informed the Offeror that the directors of Shell Canada intend to deposit pursuant to the terms of the Offer any Common Shares owned by them as of the Expiry Time.

11.	Fairness of the Proposed Transaction

The boards of directors of the Offeror and RDS believe that the Offer is fair to the Shareholders. In reaching this conclusion, the Offeror and RDS noted the CIBC World Markets Valuation, the CIBC World Markets Fairness Opinion delivered to the Special Committee of the Board of Directors of Shell Canada, the recommendation of the Board of Directors and the factors being considered by, and the analyses and conclusions being made by, the Board of Directors and have expressly adopted these factors, analyses and conclusions. See also Section 6 of this Circular, “Reasons to Accept the Offer”.

12.	CIBC World Markets Valuation and CIBC World Markets Fairness Opinion

Selection of CIBC World Markets

The Offer constitutes an “insider bid” for the purposes of Rule 61-501 and Regulation Q-27 (collectively, the “Rules”). In accordance with the provisions of the Rules, the Offeror was required to obtain, at its own expense, a formal valuation of the Common Shares prepared in accordance with the Rules by a valuator who is independent of RDS and the Offeror and who is qualified to provide such a valuation. Under the Rules, the Special Committee was required to:

(a)	determine who the valuator would be;

(b)	supervise the preparation of the formal valuation of the Common Shares; and

(c)	use its best efforts to ensure that the formal valuation was completed and provided to the Offeror in a timely manner.

In the Proposal, RDS requested that the Board of Directors establish a special committee of independent directors to supervise the preparation of a formal valuation and undertook to meet the costs of the formal valuation. Accordingly, the Special Committee considered who should be invited to submit a proposal to prepare the formal valuation and act as financial advisor to the Special Committee. The Special Committee considered a number of potential valuators and ultimately invited CIBC World Markets to make such a proposal. CIBC World Markets submitted such a proposal indicating, among other things, its qualifications to prepare a formal valuation. The Special Committee met with representatives of CIBC World Markets for the purposes of reviewing their proposal and made enquires of them as to CIBC World Markets’ qualifications and independence.

After deliberation, the Special Committee determined based in part on certain representations made to it by CIBC World Markets that CIBC World Markets was independent and qualified to prepare a formal valuation and should be retained as financial advisor to the Special Committee for the purposes of, among other things, preparing and delivering to the Special Committee a formal valuation of the Common Shares and an opinion as to the fairness, from a financial point of view, of the consideration offered to Shareholders under the Proposal or any variation thereof. Accordingly, the Special Committee directed Shell Canada to enter into an engagement letter with CIBC World Markets to this effect. Shell Canada entered into such an engagement letter (the “Engagement Letter”) with CIBC World Markets dated October 28, 2006 which provided, among other things, that the services of CIBC World Markets would be provided under the supervision and direction of the Special Committee.

The Engagement Letter provides for the payment of fees to CIBC World Markets of $250,000 as an engagement and work fee upon execution of the Engagement Letter, $1,500,000 upon delivery to the Special Committee of a preliminary value analysis of the Common Shares, $3,000,000 upon delivery to the Special Committee of the CIBC World Markets Valuation, $1,000,000 upon delivery to the Special Committee of the CIBC World Markets Fairness Opinion and $250,000 for each subsequent opinion requested by the Special Committee as to the fairness, from a financial point of view, of the consideration under an offer to Shareholders. The fees paid to CIBC World Markets under the Engagement Letter were agreed between CIBC World Markets and the Special Committee. None of the fees payable to CIBC World Markets are contingent upon the conclusions reached by CIBC World Markets in the CIBC World Markets Valuation or the CIBC World Markets Fairness Opinion or on the completion of the Offer. In the Engagement Letter, Shell Canada has agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of its engagement and to reimburse it for its reasonable expenses.

CIBC World Markets Valuation

The following summary is qualified in its entirety by the full text of the CIBC World Markets Valuation which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the CIBC World Markets Valuation, and which is included as Schedule A to this Circular. The Offeror urges Shareholders to read the CIBC World Markets Valuation in its entirety.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The CIBC World Markets Valuation and the CIBC World Markets Fairness Opinion have been approved for release by a committee of CIBC World Markets managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Relationships with Interested Parties

None of CIBC World Markets or its affiliates:

(a)	is an “issuer insider”, “associated entity” or “affiliated entity” of RDS or the Offeror as such terms are used in Rule 61-501;

(b)	is a financial advisor to RDS or the Offeror in connection with the Offer;

(c)	is a manager or co-manager of a soliciting dealer group formed to solicit acceptances of the Offer or will it, as a member of such group, perform services beyond the customary soliciting dealers’ functions nor will it receive more than the per share or per shareholder fee payable to other members of the group; or

(d)	has a financial incentive with respect to the conclusions reached in the CIBC World Markets Valuation or the CIBC World Markets Fairness Opinion nor has a material financial interest in the completion of the Offer.

Prior to entering into the Engagement Letter, CIBC World Markets has provided various financial advisory services to Shell Canada in connection with transactions unrelated to the Offer. The fees payable to CIBC World Markets by Shell Canada were not financially material to CIBC World Markets. CIBC World Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of Shell Canada, RDS or their affiliates and, from time to time, may have executed, or may execute, transactions on behalf of such entities. CIBC World Markets is an indirect subsidiary of Canadian Imperial Bank of Commerce (”CIBC”) and CIBC or its affiliated entities have made or may in the future make loans or provide other financial services in the normal course to Shell Canada, RDS or their affiliates.

Scope of Review

In preparing the CIBC World Markets Valuation, CIBC World Markets reviewed certain publicly available information and financial statements and non-public information relating to Shell Canada; reviewed information relating to the business, operations, financial performance and, where applicable, stock market data and research publications relating to Shell Canada and other selected comparable companies; held discussions with senior management of Shell Canada; held discussions with independent reservoir engineers and other industry experts; held discussions with RDS and its financial advisors; held discussions with legal counsel to the Special Committee; and carried out other investigative exercises, more specifically described in the CIBC World Markets Valuation.

General Assumption and Limitations

With the Special Committee’s permission and subject to the exercise of CIBC World Markets’ professional judgment, CIBC World Markets relied upon the completeness, accuracy and fair presentation of all data and other information obtained by it from public sources or provided to it by Shell Canada or its advisors or otherwise obtained by it. The CIBC World Markets Valuation is conditional upon such completeness, accuracy and fair presentation. Except as provided in the CIBC World Markets Valuation, CIBC World Markets did not attempt to verify independently the accuracy, completeness or fairness of presentation of any of such data or information. Shell Canada has represented to CIBC World Markets, in a certificate of two senior officers of Shell Canada dated the date of the CIBC World Markets Valuation that, among other things, the information, data and other materials provided to CIBC World Markets by or on behalf of Shell Canada (the “Shell Canada Information”), were complete and correct at the date the Shell Canada Information was provided to CIBC World Markets and that, since the date of the Shell Canada Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Shell Canada and its subsidiaries and no material change has occurred in the Shell Canada Information or any part thereof which would have or which would reasonably be expected to have a material effect on the CIBC World Markets Valuation or the CIBC World Markets Fairness Opinion.

The CIBC World Markets Valuation was given as of January 22, 2007 on the basis of securities markets, economic and general business and financial conditions prevailing on that date and the condition and prospects, financial and otherwise, of Shell Canada as they were reflected in the Shell Canada Information provided to CIBC World Markets and as they were represented to CIBC World Markets in their discussions with management of Shell Canada and its advisors. Although CIBC World Markets reserves the right to change or withdraw the CIBC World Markets Valuation if it learns that any of the information relied upon in preparing the CIBC World Markets Valuation was inaccurate, incomplete or misleading in any material respect, CIBC World Markets disclaims any obligation to change or withdraw the CIBC World Markets Valuation, to advise any person of any change that may come to its attention, or update the CIBC World Markets Valuation after such date. In preparing the CIBC World Markets Valuation, CIBC World Markets was not authorized to solicit, and did not solicit, interest from any other potential party with respect to the acquisition of Common Shares or any business combinations or other extraordinary transaction involving Shell Canada.

The CIBC World Markets Valuation is not to be construed as a recommendation to any Shareholder to accept or reject the Offer.

In the CIBC World Markets Valuation, CIBC World Markets stated that it believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the CIBC World Markets Valuation. The preparation of a valuation is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Fair Market Value

For purposes of the CIBC World Markets Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with each other and under no compulsion to act. CIBC World Markets made no downward adjustment to the fair market value of the Common Shares to reflect the liquidity of the Common Shares or the fact that the Common Shares do not form part of a controlling interest.

Valuation Methodology

CIBC World Markets approached the valuation of the Common Shares by applying two principal methodologies:

(a)	a discounted cash flow (“DCF”) approach; and

(b)	a “sum of the parts” net asset value (“NAV”) approach

In addition, CIBC World Markets reviewed historical trading data for Shell Canada, bid premia from precedent transactions and research analyst target prices.

CIBC World Markets prepared a comprehensive DCF analysis of Shell Canada to assist in determining the fair market value of the Common Shares. CIBC World Markets believed that the DCF approach was the most appropriate methodology for estimating the “en bloc” value of Shell Canada and benchmarked the results against other valuation methodologies. CIBC World Markets further believed that the DCF approach is the most broadly used valuation methodology in the oil and gas industry. The DCF approach reflects the growth prospects and risks inherent in Shell Canada’s operations by taking into account the future free cash flow generating capability of its assets.

The present value of the unlevered after-tax free cash flows derived from the DCF analysis represents the aggregate value of Shell Canada’s operating assets. To arrive at an equity value, and subsequently an equity value per share, CIBC World Markets made a number of adjustments. These adjustments included, among other things, adjustments for net debt as of December 31, 2006, potential future tax deferred benefits, certain inventory adjustments, present value of unfunded pension liabilities and the estimated present value of future asset retirement obligations not already reflected in the DCF analysis.

The equity value per Common Share derived from the DCF analysis was determined to be in the range of approximately $42 to $47.

Using the NAV approach, a value for Shell Canada was estimated by separately considering the value of each operating, development, exploration and financial asset. The individual asset values were estimated utilizing primarily precedent transaction analyses and comparable company trading analyses.

The market trading multiples of public companies that operate in businesses similar to those of Shell Canada were reviewed and used to estimate individual asset values. The multiples used included measures of (i) total enterprise value (“TEV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) referred to as “TEV/EBITDA”, (ii) Adjusted TEV to the quantity of net proved reserves, and (iii) Adjusted TEV to barrels per day of net current production. Each of these multiples is frequently observed by industry participants and the investment community as key measures for valuing assets or companies in various sectors of the oil and gas industry.

The results of the comparable companies approach were adjusted for a premium based on comparable change-of-control transactions to reflect an “en bloc‘ value for each of the assets. CIBC World Markets applied premia to TEV in its analysis for the various assets given that Shell Canada’s net debt is held at the corporate level and not allocated to any particular asset or division. CIBC World Markets reviewed both the premia to market trading values for shares and premia to TEV of a number of precedent transactions in the Canadian oil and gas industry and for other large Canadian acquisition transactions to determine appropriate premia with regard to Shell Canada’s assets.

Under the NAV approach, the value of each asset was summed to produce a total asset value. The present value of Shell Canada’s “Go to Market” cost savings, as well as the proceeds received from the exercise of stock options and other employee stock incentive plans were added to this value. Shell Canada’s net debt (long term debt plus working capital deficit) and an estimate of the present value of corporate expenses that are not directly assignable to each of the individual assets were deducted from these values in order to arrive at an equity value per Common Share.

The results of the NAV analysis are summarized in the CIBC World Markets Valuation and indicate an equity value range of approximately $42 to $48 per Common Share.

Distinctive Material Benefits to RDS

The value of certain synergies is reflected in some of the valuation methodologies utilized. CIBC World Markets also considered whether any distinctive material benefits that are unique to RDS would accrue from its acquisition of all the Shares. Possible benefits or cost savings might accrue to RDS with respect to the following areas: (i) the consolidation of the human resources and infrastructure required for the development of the SURE Northern Energy oil sands leases owned by RDS and the accelerated development thereof, (ii) the integration of Shell Canada’s oil sands business with the RDS downstream businesses in the United States, (iii) the elimination of certain general and administrative functions, and (iv) the opportunity to utilize consolidated tax planning strategies. CIBC World Markets did not have sufficient financial information or analysis from RDS to quantify such benefits but believes they could be material in the aggregate.

Valuation Summary and Conclusion

In arriving at an opinion of fair market value of the Common Shares, CIBC World Markets did not attribute any particular weight to any specific factor but made qualitative judgments based on experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each factor. CIBC World Markets did, however, weight each valuation approach differently and ascribed the greatest amount of importance to the DCF approach.

Based upon and subject to the factors set out in the CIBC World Markets Valuation, CIBC World Markets expressed the opinion that, as of January 22, 2007, the fair market value of the Common Shares was in the range of $42 to $48 per Common Share.

CIBC World Markets Fairness Opinion

In the CIBC World Markets Fairness Opinion, CIBC World Markets stated that it is of the opinion that, as of January 22, 2007 the consideration under the Offer is fair, from a financial point of view, to Shareholders. A summary of the CIBC World Markets Fairness Opinion is included in the Directors’ Circular and the full text of the CIBC World Markets Fairness Opinion is included as Schedule B thereto. The Offeror urges Shareholders to read the CIBC World Markets Fairness Opinion in its entirety.

13.	Price Range and Trading Volume of Common Shares

The Common Shares are listed and posted for trading on the TSX under the symbol “SHC”. The following table sets forth, for the monthly and quarterly periods indicated, the high and low closing prices of the Common Shares and the volume of trading on the TSX, according to published sources:

	High	Low	Volume
	($)	($)	000’s

2007
February 1 to 5	45.00	44.90	10.806
January	45.37	42.40	57,577

2006
December	43.85	43.13	10,722
November	43.35	42.68	25,637
October	42.91	29.14	49,219
September	36.64	30.40	11,956
August	40.47	35.80	10,004
July	42.50	38.63	8,301
June	41.50	38.18	6,842
May	42.21	38.08	9,860
April	45.84	41.65	7,610
March	41.72	37.92	7,490
February	44.85	38.15	10,353
January	46.90	40.18	10,156

	High	Low	Volume
	($)	($)	000’s

2005(1)
December	42.05	35.34	6,767
November	37.49	33.90	7,032
October	41.25	32.88	9,921
September	41.30	39.72	6,820
August	39.98	36.49	8,226
July	35.83	33.51	7,317
June	33.95	28.93	7,908
May	29.08	26.92	5,614
April	29.50	27.08	8,439
March	31.31	28.66	9,898
February	28.52	25.44	15,924
January	26.42	25.43	6,195

2007
January 1 – February 5	45.37	42.40	68,383

2006
October 1 – December 31	43.85	29.14	85,578
July 1 – September 30	42.50	30.40	30,262
April 1 – June 30	45.84	38.08	24,311
January 1 – March 31	46.90	37.92	28,000

2005
October 1 – December 31	42.05	32.88	23,719
July 1 – September 30	41.30	33.51	22,362
April 1 – June 30(1)	33.95	26.92	21,962
January 1 – March 31(1)	31.31	25.43	32,017

(1)	Shell Canada effected a 3:1 stock split on June 21, 2005. Share prices previous to this date have been adjusted to reflect this split.

On October 20, 2006, the last trading day immediately prior to the public announcement of RDS’ intention to make the Offer, the closing price of the Common Shares on the TSX was $32.80. The Offer price of $45.00 per Common Share in cash represents a premium of: 37.2% to the October 20, 2006 closing price of the Common Shares on the TSX; and 44.7% to the average closing price of the Common Shares on the TSX for the 30 calendar days preceding and including October 20, 2006.

Neither the Offeror nor RDS has purchased any Common Shares in the two years preceding the date of this Circular.

14.	Dividends and Dividend Policy

According to publicly available information, the declaration of dividends is at the discretion of the Board of Directors, and, subject to the liquidity and solvency tests set forth in the CBCA, there are no restrictions on dividend payout. During the term of the Support Agreement, Shell Canada has agreed to neither declare nor pay any dividends

(other than quarterly cash dividends of $0.11 per Common Share in accordance with Shell Canada’s past practice). The following dividends have been declared and paid by Shell Canada during the last two years:

Amount of Dividend
Date	per Common Share

2006
December 15	$0.11
September 15	$0.11
June 15	$0.11
March 15	$0.11

2005(1)
December 15	$0.11
September 15	$0.09
June 15	$0.0833
March 15	$0.0833

(1)	Shell Canada effected a 3:1 stock split on June 21, 2005. Dividend amounts previous to this date have been adjusted to reflect this split.

On January 24, 2007 Shell Canada declared a dividend of $0.11 per Common Share payable on March 15, 2007 to Shareholders of record as at February 15, 2007.

In 2005, Shell Canada repurchased a total of 1,205,841 common shares in connection with its last normal course issuer bid. 970,641 common shares were repurchased in the first quarter of 2005 and 235,200 common shares were repurchased in the second quarter of 2005. The range of prices paid in 2005 was $25.48 to $31.23. The first quarter range of prices paid was $25.48 to $31.23 and the second quarter range of prices paid was $26.92 to $28.90. The average purchase price for 2005 was $27.84. The average purchase price for the first quarter was $27.80 and the average purchase price for the second quarter was $28.03. These transactions preceded the 3:1 share split which became effective on June 21, 2005, and as such, the number of common shares repurchased and the share prices have been adjusted to reflect this split. Shell Canada did not repurchase any common shares in 2006.

15.	Previous Distributions of Common Shares

Based on publicly available information which has been confirmed by Shell Canada, during the five years prior to the date hereof Shell Canada has not completed any distribution of Common Shares (excluding Common Shares distributed pursuant to the exercise of employee stock options, warrants and conversion rights).

16.	Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; and Public Disclosure by Shell Canada

The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of the remaining Common Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the TSX. Among such criteria is the number of shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased under the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Common Shares could be delisted and this could, in turn, materially adversely affect the market or result in a lack of an established market for such Common Shares. If permitted by applicable Law, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Common Shares from the TSX. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether Shell Canada remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Common Shares under the Offer, Shell Canada may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities Laws of certain provinces and territories of Canada. Furthermore, it may be possible for Shell Canada to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. Finally, if permitted by the U.S. Exchange Act, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the registration of Shell Canada under the U.S. Exchange Act may be terminated and Shell Canada will no longer be subject to the periodic reporting obligations of the U.S. Exchange Act or otherwise be subject to the U.S. federal securities Laws applicable to public companies.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Shell Canada to cease to be a “reporting issuer” for purposes of relevant Canadian securities Laws and cease to be a reporting company under U.S. federal securities Laws. Shell Canada is already fully consolidated in the RDS consolidated financial statements. A minority interest is recognized to reflect the fact that RDS owns 78% of the net assets of Shell Canada instead of 100%. Under IFRS, the proposed acquisition of the Common Shares will be treated as a transaction between shareholders of Shell Canada whereby the difference between the purchase price and the book value of the minority interest is charged to RDS shareholder’s equity. The overall impact of the transaction on the RDS consolidated financial statements will therefore be an increase in net debt by the amount of the purchase price, a reduction in minority interests by the book value and a reduction in equity attributable to shareholders of RDS by the balancing amount. However, under U.S. GAAP the difference between the purchase price and the book value of the minority interest in Shell Canada will be recognized as a fair value adjustment to the assets and liabilities of Shell Canada with any remaining difference recorded to goodwill. This difference in accounting treatment will be included in RDS’ IFRS and U.S. GAAP reconciliation disclosures going forward.

17.	Arrangements, Agreements or Understandings

Except as provided below, there are no arrangements, agreements or understandings, formal or informal, made or proposed to be made between the Offeror and any of the directors, senior officers or securityholders of Shell Canada and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

Under the Support Agreement, the Offeror has agreed, without limiting the obligations of Shell Canada thereunder, not to interfere with or otherwise restrict the performance by Shell Canada and its subsidiaries of their obligations to their respective employees.

The Support Agreement also provides that following the Effective Date, provided that the Minimum Condition is satisfied and not waived, the Offeror shall be entitled to designate all of the members of the Board of Directors, and any committees thereof and Shell Canada shall not frustrate the Offeror’s attempts to do so and shall co-operate with the Offeror to secure the resignations of incumbent directors on the date specified by the Offeror and facilitate the Offeror’s designees to be elected or appointed to the Board of Directors without the necessity of calling a meeting of Shareholders.

In addition, under the Support Agreement, the Offeror has agreed that from and after the Effective Date, the Offeror shall, and shall cause Shell Canada (or its successor) to, indemnify the current and former directors and officers of Shell Canada and its subsidiaries to the same extent to which such current and former directors and officers are indemnified by Shell Canada as of the date of the Support Agreement. From and after the Effective Date, for a period of six years from the Expiry Time, the Offeror has agreed to cause to be maintained Shell Canada’s current directors’ and officers’ insurance policy or a reasonably equivalent policy, for all present and former directors and officers of Shell Canada and its subsidiaries, covering claims made prior to or within six years after the Expiry Time.

Routine Transactions

In the course of its regular business activities, Shell Canada enters into routine transactions with affiliates of RDS. Such transactions are arm’s length transactions at market rates. The transactions include purchases of crude oil, petroleum products, chemicals and service agreements and sales of natural gas, petroleum products and chemicals. The total amounts of such purchases were approximately $6,529 million and $5,507 million as at December 31, 2006 and 2005, respectively, with $199 million and $204 million, as at December 31, 2006 and 2005, respectively, payable by Shell Canada in respect of such purchases. The total amounts of such sales were $2,435 million and $2,343 million as at December 31, 2006 and 2005, respectively, with approximately $441 million and $245 million, as at December 31, 2006 and 2005, respectively, receivable by Shell Canada in respect of such sales.

Contacts, Negotiations or Transactions

Except as described in this Circular, there have been no material contacts, negotiations or transactions within the past two years between RDS or the Offeror or, to the best knowledge of RDS or the Offeror, any of the Persons listed in Schedule B hereto, on the one hand, and Shell Canada and/or its affiliates (or any person not affiliated with Shell Canada who would have a direct interest in such matters), on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Shell Canada.

Except as disclosed herein, none of RDS, the Offeror or Shell Canada is aware of any firm offer by an unaffiliated third party during the past two years with respect to a merger or consolidation of Shell Canada, the sale or other transfer of all or any substantial portion of the assets of Shell Canada, or a purchase of securities of Shell Canada that would enable such person to exercise control over Shell Canada.

18.	Certain Canadian Federal Income Tax Considerations

In the opinion of Stikeman Elliott LLP, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act, as of the date hereof, to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described in Section 21 of this Circular, “Acquisition of Common Shares Not Deposited” and who, at all relevant times, for the purposes of the Tax Act: (a) deals at arm’s length with the Offeror and Shell Canada; (b) is not affiliated with the Offeror or Shell Canada; and (c) holds the Common Shares as capital property.

Common Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such Common Shares in the course of carrying on a business or the Shareholder has acquired such Common Shares in one or more transactions considered to be an adventure in the nature of trade. Certain Shareholders who are residents of Canada for the purposes of the Tax Act and whose Common Shares might not otherwise be capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have their Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Such Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the administrative practices of the CRA published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in Law, whether by judicial, governmental or legislative action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is not applicable to a Shareholder that is: (a) a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market property” rules; (b) a “specified financial institution” as defined in the Tax Act; or (c) a Shareholder an interest in which is a “tax shelter investment” as defined in the Tax Act. In addition, this summary does not address all issues relevant to Shareholders who acquired their Common Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

A Shareholder who acquired or is deemed to have acquired Common Shares prior to 1972, or acquired or is deemed to have acquired Common Shares in one or more non-arm’s length transactions from a person who held such shares prior to 1972, should consult his or her own tax advisor as to the impact of certain transitional rules on the following description of the Canadian federal income tax consequences to the Shareholder. The transitional rules are not considered below.

This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax Laws of any country, province, state or other local tax authority

Shareholders Resident in Canada

The following portion of the summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and at all relevant times is, or is deemed to be, resident in Canada (a “Resident Shareholder”).

Sale Pursuant to the Offer

A Resident Shareholder who disposes of Common Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder at the time of such disposition.

A Resident Shareholder generally will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in such year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

In general, a capital loss otherwise arising upon the disposition of a Common Share by a Resident Shareholder that is a corporation may be reduced by dividends previously received or deemed to have been received by it on such Common Share, to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Resident Shareholder that is throughout the taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Compulsory Acquisition of Common Shares

As described under Section 21 of this Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder who disposes of Common Shares in such circumstances will realize a capital gain (or a capital loss) generally calculated in the same manner and with the same tax consequences as described above under “Sale Pursuant to the Offer”.

A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive the fair value of its Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount fixed as such by the court (excluding the amount of any interest awarded by the court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Sale Pursuant to the Offer”. Any interest awarded to a dissenting Resident Shareholder by a court will be included in computing such Resident Shareholder’s income for the purposes of the Tax Act.

Resident Shareholders whose Common Shares may be acquired pursuant to a Compulsory Acquisition should consult their own tax advisors.

Subsequent Acquisition Transaction

As described under Section 21 of this Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. Such means include an amalgamation, capital reorganization, share consolidation, arrangement or other transaction. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Shell Canada with the Offeror and/or one or more of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash. In those circumstances, a Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the Resident Shareholder’s cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the Resident Shareholder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Shareholders that are corporations, as discussed below) equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for the purpose of computing any capital gain or capital loss arising on the redemption of the Redeemable Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”.

Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be deemed not to be a dividend and may be treated instead as proceeds of disposition of the Redeemable Shares for the purposes of computing the Resident Shareholder’s capital gain on the disposition of such Redeemable Shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation’s income, but normally will also be deductible in computing the corporation’s taxable income.

A Resident Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Shareholder’s taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder’s income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation. The Proposed Amendments provide for an enhanced gross-up and dividend tax credit for “eligible dividends” paid after 2005 and Resident Shareholders are advised to consult their own tax advisors regarding the implications of such Proposed Amendments.

In the event that the Offeror decides to implement a Subsequent Acquisition Transaction by means of an amalgamation as described above, the Offeror’s current intention is to effectively allocate to the Redeemable Shares an amount of paid-up capital equal to the aggregate redemption price of such Redeemable Shares, with the result that, upon the redemption of a Redeemable Share, the holder thereof (i) would realize a capital gain (or capital loss) to the extent that the redemption price of such share exceeds (or is less than) the aggregate of the adjusted cost base to the holder of such share and any reasonable costs of disposition, and (ii) would not be deemed to have received a dividend. However, no assurances can be given in this regard.

Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such Common Shares (excluding any interest awarded by a court). However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by a court will be included in computing the Resident Shareholder’s income for the purposes of the Tax Act.

A Subsequent Acquisition Transaction could also be implemented by means of a capital reorganization of Shell Canada pursuant to which Resident Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged for special shares of Shell Canada (“Special Shares”) which would then be immediately sold to the Offeror for cash. A Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the cost of the Special Shares received would be equal to the aggregate of the adjusted cost base of the Common Shares to the Resident Shareholder immediately before the exchange. Upon the sale of the Special Shares, the Resident Shareholder would realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under “Sale Pursuant to the Offer”, but Resident Shareholders whose Special Shares may be so acquired should consult their own tax advisors in this regard.

Resident Shareholders who exercise their statutory right of dissent in respect of a capital reorganization and are paid the fair value of their shares by Shell Canada will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by a court) exceeds the paid-up capital of the Common Shares for the purposes of the Tax Act. The difference between the amount received (less the amount of any interest ordered by a court) and the amount of the deemed dividend would be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of the Common Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”. The tax treatment of any dividend deemed to have been received in such circumstances generally will be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

A Subsequent Acquisition Transaction could also be implemented by means of a share consolidation of Shell Canada pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged for a fraction of a Common Share in respect of which such Shareholders would receive a cash payment. A Shareholder whose Common Shares are consolidated and who receives a cash payment from Shell Canada would generally be deemed to have received a taxable dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations, as discussed above) equal to the amount by which such cash payment exceeds the paid-up capital for the purposes of the Tax Act of the Shares that are exchanged. The difference between the cash received and the amount of the deemed dividend would be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Common Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”. The tax treatment of any dividend deemed to have been received in such circumstances generally would be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

Shareholders who exercise their statutory right of dissent in respect of a consolidation and are paid the fair value of their Common Shares by Shell Canada will be deemed to have received a dividend to the extent that the amount received (less the amount of any interest ordered by a court) exceeds the paid-up capital of the Common Shares for the purposes of the Tax Act. The difference between the amount received (less the amount of any interest ordered by a court) and the amount of the deemed dividend will be treated as proceeds of disposition of the Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Common Shares. The tax treatment of any dividend deemed to have been received in such circumstances generally would be the same as the tax treatment of dividends deemed to have been received on the redemption of Redeemable Shares, as described above.

As an alternative to the amalgamation, capital reorganization and share consolidation discussed herein, the Offeror may propose a Subsequent Acquisition Transaction to be effected by an arrangement or other transaction, the tax consequences of which may materially differ from those arising on the sale of Common Shares under the Offer or an amalgamation, a capital reorganization or a share consolidation and will depend on the particular form and circumstances of such alternative transaction. No view is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.

Shareholders Not Resident in Canada

This portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

Sale Pursuant to the Offer

A Non-Resident Shareholder who disposes of Common Shares to the Offeror pursuant to the Offer will not be subject to income tax under the Tax Act on any capital gain realized on the disposition of such Common Shares, unless the Common Shares are “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Shareholder at the time of the disposition of such Common Shares and any such gain is not exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax treaty or convention.

Generally, Common Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Common Shares are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, have not owned 25% or more of the shares of any class or series of Shell Canada at any time during the 60 month period immediately preceding that time. Common Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Shareholder in certain circumstances specified in the Tax Act.

Even if the Common Shares are taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition of such Common Shares would not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax treaty or convention. Non-Resident Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax convention in their particular circumstances.

In the event that the Common Shares constitute taxable Canadian property to a Non-Resident Shareholder and the capital gain realized upon a disposition of such Common Shares to the Offeror is not exempt from tax under the Tax Act by virtue of an applicable income tax convention, the tax consequences as described above under “Resident in Canada — Sale Pursuant to the Offer” will generally apply. Such Non-Resident Shareholders should consult their own tax advisors in this regard.

Compulsory Acquisition

As described under “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Subject to the discussion below under “Delisting of Shares Following Completion of the Offer”, the Canadian federal income tax consequences to a Non-Resident Shareholder who disposes of Common Shares in such circumstances generally will be the same as described above under “Shareholders Not Resident in Canada — Sale Pursuant To The Offer”.

Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax treaty or convention.

Subsequent Acquisition Transaction

As described under “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as or materially different than described above. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend pursuant to a Subsequent Acquisition Transaction, as discussed above under “Shareholders Resident in Canada — Subsequent Acquisition Transaction”. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain would depend on whether the Common Shares, Redeemable Shares, Special Shares or fractional shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax treaty or convention and other circumstances at that time (see in particular the discussion below under “Delisting of Shares Following Completion of the Offer”). Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax treaty or convention.

Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax in the same manner as described above under “Shareholders Not Resident in Canada — Compulsory Acquisition”. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Delisting of Shares Following Completion of the Offer

As described above in Section 16 of this Circular, “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing; and Public Disclosure by Shell Canada”, the Common Shares may cease to be listed on the TSX following the completion of the Offer and may not be listed on the TSX at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Shareholders are cautioned that if the Common Shares, Redeemable Shares, Special Shares or fractional shares, as the case may be, are not listed or deemed to be listed on a prescribed stock exchange (which includes the TSX) for purposes of the Tax Act at the time they are disposed of: (a) such shares will generally be taxable Canadian property to the Non-Resident Shareholder; (b) the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax treaty or convention; and (c) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of not disposing of their Common Shares pursuant to the Offer.

19.	Certain U.S. Federal Income Tax Considerations

U.S. TREASURY DEPARTMENT CIRCULAR 230 DISCLAIMER. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED ON, AND CANNOT BE RELIED ON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR.

The following summary describes the principal United States federal income tax considerations generally applicable to U.S. Holders (as defined below) (and regarding Information and Reporting Backup Withholding, non-U.S. Holders as well) with respect to the disposition of Common Shares pursuant to the Offer or pursuant to certain transactions described in Section 21 of this Circular, “Acquisition of Common Shares Not Deposited”. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), as amended, its legislative history, proposed, temporary and final United States Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their Common Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, foreign persons, those who have a functional currency other than the United States dollar or those who acquired their Common Shares in a compensation transaction. This summary is limited to persons that hold their Securities as “capital assets” within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase Common Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Common Shares. In addition, this discussion does not address any state, local or foreign tax consequences.

U.S. Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer or other transactions described in Section 21 of the Circular, “Acquisition of Common Shares Not Deposited”.

As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the Laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to federal income taxation regardless of source, or (iv) a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sales Pursuant to the Offer

If a U.S. Holder accepts and participates in the Offer, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the cash proceeds of the Offer and (ii) the adjusted tax basis of the U.S. Holder in the Common Shares exchanged.

The gain or loss described in the paragraph above generally will be U.S. source capital gain or loss, and will be long term capital gain or loss if the Common Shares have been held for more than one year, subject to the discussion below regarding Passive Foreign Investment Companies. Preferential tax rates apply to long term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations.

The amount of any Canadian dollars received by a U.S. Holder generally will be translated into U.S. dollars for purposes of calculating the gain or loss described above using the spot exchange rate applicable on the date the Offer is consummated. A subsequent disposition of any foreign currency received will generally give rise to ordinary income or loss. A U.S. Holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

Compulsory Acquisition of Common Shares

The United States federal income tax consequences to a U.S. Holder of a disposition of Common Shares pursuant to a Compulsory Acquisition generally will be as described under “Sale Pursuant to the Offer” above.

Subject to the discussion below under the heading “Considerations Relating to the Passive Foreign Investment Company Rules”, and although there is no authority directly on point, a U.S. Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder’s Common Shares probably will recognize a gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the Common Shares has not yet been judicially determined at such time), in an amount equal to the difference between the fair market value of the Common Shares and the adjusted tax basis of such Common Shares. In such event, gain or loss also would be recognized by the U.S. Holder at the time the actual fair value payment is determined, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the United States dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the U.S. Holder’s method of accounting.

U.S. Holders disposing of their Common Shares pursuant to a Compulsory Acquisition should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Subsequent Acquisition Transaction

If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Subsequent Acquisition Transaction. The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above.

A U.S. Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder’s Common Shares generally will be treated in the same manner as described above under the heading “Compulsory Acquisition of Common Shares”.

U.S. Holders that participate in a Subsequent Acquisition Transaction or who dissent in a Subsequent Acquisition Transaction should consult their tax advisors with respect to any United States federal, state or local tax consequences to them.

Amounts Subject to Canadian Withholding Tax

A U.S. Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction and who receives interest, and, as a result, is subject to Canadian withholding tax (or who is otherwise subject to Canadian withholding tax), as described in Section 18 of this Circular, “Canadian Federal Income Tax Consequences — Holders Not Resident in Canada”, may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year. In addition, subject to limitations, a U.S. Holder eligible for the benefits of the U.S. Canadian Tax Treaty will not be subject to Canadian tax on the disposition of its Shares, including pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.

Considerations Relating to the Passive Foreign Investment Company Rules

A non-United States corporation will be a Passive Foreign Investment Company (“PFIC”) for any taxable year if either (i) 75% or more of its gross income in the taxable year is passive income, or (ii) 50% or more of the average value of its assets in the taxable year produces, or is held for the production of, passive income. The IRS takes the position that interest on working capital or any other cash is passive income. If Shell Canada had been a PFIC for any taxable year in which Common Shares were held by U.S. Holders, such U.S. Holders could be subject to unfavorable tax consequences, including significantly more tax on the disposition of their Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. These tax consequences could be mitigated if the U.S. Holder makes, or has made, an effective qualified electing fund (“QEF”) election or election to mark-to-market the holder’s Common Shares. If neither election is or has been made, under the PFIC provisions, in any year in which the U.S. Holder disposes of a Common Share at a gain, special rules apply to the taxation of the gain. The gain must be allocated ratably to each day the U.S. Holder has held the Common Share. Amounts allocated to each year, beginning with the first year in such holding period during which the foreign company was a PFIC (a “Prior PFIC Year”), are taxable as ordinary income in their entirety (not eligible for the reduced rate for dividends) and not as capital gain, and amounts allocable to Prior PFIC Years may not be offset by any deductions or losses. Amounts allocated to each such Prior PFIC Year are taxable at the highest rate in effect for that year and are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods.

Information Reporting and Backup Withholding

Cash payments made pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction will be reported to the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of United States federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. Holder is entitled pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction if such holder (i) fails to supply the Depositary with the shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other Shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s United States federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, each U.S. Holder will be asked to complete and sign a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

20.	Material Changes and Other Information

Except as disclosed elsewhere in this Circular, the Offeror has no information which indicates any material change in the affairs of Shell Canada since the date of the last published unaudited financial statements of Shell Canada and the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

21.	Acquisition of Common Shares Not Deposited

It is the Offeror’s current intention that if it takes up and pays for Common Shares deposited under the Offer, it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

If, within 120 calendar days after the date of the Offer, the Offer is accepted by Shareholders holding not less than 90% of the Common Shares (calculated on a fully-diluted basis), other than any Common Shares held at the date of the Offer by or on behalf of the Offeror or an affiliate or associate (as these terms are defined in the CBCA) of the Offeror, and the Offeror acquires such Deposited Securities, then the Offeror intends to acquire the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to either the provisions of section 206 of the CBCA (a “Compulsory Acquisition”) or pursuant to a Subsequent Acquisition Transaction.

To exercise its statutory right of Compulsory Acquisition, the Offeror must give notice (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Common Shares) (in each case, a “Dissenting Offeree”) and the Director under the CBCA of such proposed acquisition on or before the earlier of 60 calendar days following the termination of the Offer and 180 calendar days following the date of the Offer. Within 20 calendar days after having given the Offeror’s Notice, the Offeror must pay or transfer to Shell Canada the consideration it would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 calendar days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates evidencing the Shares held by such Dissenting Offeree to Shell Canada and must elect either to transfer such Common Shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of the Common Shares by so notifying the Offeror. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired the Common Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Common Shares, the Offeror may apply to a court having jurisdiction to hear the application to fix the fair value of the Common Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 calendar days after it made the payment or transferred the consideration to Shell Canada, the Dissenting Offeree may then apply to the court within a further period of 20 calendar days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms on which the Offeror acquired Common Shares from the Shareholders who accepted the Offer.

Any judicial determination of the fair value of the Common Shares could be more or less than the amount of the consideration per Common Share paid pursuant to the Offer.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206 of the CBCA. Shareholders should refer to section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Compelled Acquisition

Under section 206.1 of the CBCA, if a Shareholder who did not accept the Offer does not receive the Offeror’s Notice pursuant to section 206 of the CBCA, the Shareholder may, within 90 calendar days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 calendar days of the later of the date of termination of the Offer and the date on which the Shareholder learns of the Offer, require the Offeror to acquire the Shareholder’s Common Shares on the terms of the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a Shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206.1 of the CBCA. Shareholders should refer to section 206.1 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Subsequent Acquisition Transaction

If (a) the Minimum Condition is satisfied, and (b) either the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue a Compulsory Acquisition, the Offeror currently intends to cause a special meeting of shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving Shell Canada and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If the Minimum Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect such a Subsequent Acquisition Transaction. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction would be the same cash price or securities immediately redeemable for the same cash price as the price offered under the Offer.

Each type of Subsequent Acquisition Transaction described above would be a “business combination” under Rule 61-501 and a “going private transaction” under Regulation Q-27. In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with Rule 61-501 or a going private transaction carried out in accordance with Regulation Q-27, the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to the “business combination” or “going private transaction”.

Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a “business combination” or a “going private transaction” is required to prepare a valuation of the affected securities (in this case, the Common Shares), and subject to certain exceptions, any non-cash consideration being offered therefor, and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and the AMF, respectively, exempting Shell Canada or the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and under Regulation Q-27 for certain “going private transactions”, completed within 120 calendar days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, the Offeror expects that the provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all holders of Common Shares other than the Offeror, any other “interested party” of Shell Canada (within the meaning of Rule 61-501 and AMF Regulation Q-27), any “related party” of the Offeror or any other “interested party” of Shell Canada (within the meaning of Rule 61-501 and Regulation Q-27), including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers or any Person acting jointly or in concert with any of the foregoing.

However, Rule 61-501 and Regulation Q-27 also provide that the Offeror may treat Common Shares acquired pursuant to the Offer as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a “business combination” or “going private transaction” provided that: (a) the “business combination” or “going private transaction” is completed not later than 120 days after the Expiry Time; (b) the consideration for each Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer; and (c) the Shareholder who deposited such Shares to the Offer was not a direct or indirect party to any “connected transaction” to the Offer (for the purpose of Rule 61-501) or entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (for purposes of Rule 61-501). The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be of the same value and in the same form as the consideration paid to Shareholders under the Offer, and accordingly the Offeror intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders.

If the Offeror does not effect a Compulsory Acquisition, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Shell Canada, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of this Circular, “Certain U.S. Federal Income Tax Considerations”. Shareholders should consult their tax advisors for advice with respect to the tax consequences of a Subsequent Acquisition Transaction having regard to their own particular circumstances. Further, shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

Prior to the pronouncement of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions or business combinations within the meaning of the Rules. The Offeror has been advised that subsequent notices and judicial decisions indicate a willingness to permit these transactions to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to the “minority” shareholders. Recent amendments to the CBCA expressly permit “going-private transactions”, subject to compliance with procedural and substantive fairness requirements including those set forth in the Rules.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination or going private transaction.

22.	Dealer Managers and Depositary

Morgan Stanley Canada Limited and Scotia Capital Inc. are acting as dealer managers in connection with the Offer. The Offeror will reimburse the Dealer Managers for their reasonable out-of-pocket expenses, including reasonable attorneys’ fees, and has also agreed to indemnify the Dealer Managers against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities Laws of Canada.

Morgan Stanley Canada Limited and Scotia Capital Inc. have undertaken to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and participating organizations of the TSX to solicit acceptances of the Offer. Each member of the Soliciting Dealer Group, including Morgan Stanley Canada Limited and Scotia Capital Inc., is referred to herein as a “Soliciting Dealer”. The Offeror has agreed to pay to the Soliciting Dealer whose name appears in the appropriate space on the Letter of Transmittal accompanying a valid deposit of Common Shares a fee of $0.20 for each Common Share deposited and acquired by the Offeror under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Common Shares will be a minimum of $125 and a maximum of $1,500, provided that the minimum fee shall only be payable in respect of deposits of 400 Common Shares or more. Where Common Shares deposited and registered in a single name are beneficially owned by more than one Person, the minimum or the maximum fee amounts will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of Common Shares in respect of which a fee is claimed. The Offeror will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial owner of Common Shares. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit.

The Offeror has also engaged CIBC Mellon Trust Company to act as depositary for the receipt of certificates in respect of Common Shares and related Letters of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto, Ontario, Canada. The Depositary will also be responsible for giving notices, if required, and for making payment to Shareholders for Common Shares purchased by the Offeror pursuant to the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including, without limitation, applicable securities Law compliance matters.

No fee or commission will be payable by any Shareholder who transmits such Shareholder’s Common Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer. However, a broker or nominee through whom a Shareholder owns Common Shares may charge a fee to deposit Common Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply. Except as set forth above, the Offeror will not pay any fees or commissions to any stockbroker, dealer or other Person for soliciting tenders of Common Shares pursuant to the Offer. Stockbrokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary clerical, mailing and handling expenses incurred by them in forwarding materials to their clients.

23.	Information Agent

The Offeror has retained Kingsdale Shareholder Services Inc. to act as Information Agent. The Information Agent may contact Shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares. The Offeror will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

Questions and requests for assistance concerning the Offer should be made directly to the Dealer Managers or the Information Agent.

24.	Benefits from the Offer

Other than as disclosed elsewhere in this Circular, no Person named under Section 9 of this Circular, “Beneficial Ownership of and Trading in Securities”, will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who deposits Common Shares to the Offer.

25.	Transaction Expenses

The following is an estimate of fees and expenses (in thousands of dollars) to be incurred in connection with the Offer by Shell Canada, RDS and the Offeror:

RDS Legal and Financial Advisory Expenses	U.S.$	17,526
Fees relating to CIBC World Markets Valuation and Fairness Opinion	U.S.$	4,887
Special Committee Legal and Financial Advisory Expenses	U.S.$	1,686
Filing fees	U.S.$	302
Accounting	U.S.$	24
Printing	U.S.$	107
Miscellaneous	U.S.$	361
Total	U.S.$	24,892

Shell Canada will be responsible for paying its legal, filing and printing costs incurred in connection with the Offer.

26.	Legal Matters

Legal matters on behalf of the Offeror and RDS will be passed upon by, and the opinion contained under “Certain Canadian Federal Income Tax Considerations” in Section 18 of this Circular has been provided by, Stikeman Elliott LLP, Canadian counsel to the Offeror and RDS. Legal matters on behalf of the Offeror and RDS will be passed upon by, and the opinion contained under “Certain U.S. Federal Income Tax Considerations” in Section 19 of this Circular has been provided by, Cravath, Swaine & Moore LLP, U.S. counsel to the Offeror and RDS.

27.	Requirements of an Insider Bid

The Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and Rule 61-501 and Regulation Q-27 by virtue of the Offeror, together with its affiliates, owning more than 10% of the Common Shares. The applicable securities legislation and regulatory policies require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator, filed with the applicable securities regulators and summarized in the insider-offeror’s take-over bid circular. See Section 12 of this Circular, “CIBC World Markets Valuation and CIBC World Markets Fairness Opinion”.

Applicable securities legislation and regulatory policies also require that every “prior valuation” (as defined in Rule 61-501 and Regulation Q-27) of Shell Canada, its material assets or its securities made in the 24 months preceding the date of the Offer, that is known to the Offeror or its directors and senior officers, be disclosed in this Circular. No such prior valuations made in the 24 months preceding the date of the Offer are known, after reasonable enquiry, to the Offeror or its directors and officers.

28.	Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

29.	Directors’ Approval

The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the boards of directors of the Offeror and RDS, respectively.

30.	Financial Information

The following documents of Shell Canada, filed with the SEC, are specifically incorporated by reference into and form an integral part of this Circular:

1.	Audited consolidated financial statements of Shell Canada for the years ended December 31, 2005, 2004 and 2003, and the related U.S. GAAP reconciliation, incorporated by reference to pages 62 through 82 of Exhibit 99.B and pages 33 through 35 of Exhibit 99.A, respectively, of Shell Canada’s Annual Report on Form 40-F for the fiscal year ended December 31, 2005 (File No. 000-12049).

2.	Unaudited consolidated financial statements of Shell Canada for the quarter and year ended December 31, 2006, incorporated by reference to pages 24 through 38 of Exhibit 99.1 of Shell Canada’s Report on Form 6-K for the month of January 2007, furnished to the SEC on January 29, 2007 (File No. 000-12049).

31.	Ratio of Earnings to Fixed Charges and Net Book Value

The following table sets forth the consolidated unaudited ratio of earnings to fixed charges of Shell Canada, (i) on a Canadian GAAP basis for the years ended December 31, 2006, 2005, 2004 and 2003 and (ii) on a U.S. GAAP basis for the years ended December 31, 2005, 2004 and 2003.

	Year ended December 31,
	2006	2005	2004	2003

Ratio of earnings to fixed charges(a) (Canadian GAAP)	34.03	70.08	33.54	14.69

	Year ended December 31,
	2005	2004	2003

Ratio of earnings to fixed charges(a) (U.S. GAAP)	69.81	33.45	14.22

(a)	For the purposes of this table, “earnings” consists of pre-tax income from continuing operations before adjustment for minority interest plus fixed charges. “Fixed charges” consists of expensed and capitalized interest plus interest within rental expenses plus preference security dividend amortization of capitalized interest.

The book value per Common Share as of December 31, 2006 was $11.60 under Canadian GAAP, which is calculated based on equity attributable to Shell Canada of $9,580 million and 825,662,514 Common Shares outstanding as of such date. For further information, see the audited and unaudited consolidated financial statements of Shell Canada which are incorporated herein by reference. See Section 30 of this Circular, “Financial Information”.

32.	Miscellaneous

Except as disclosed above, in connection with the Offer contemplated hereby, RDS, the Offeror and Shell Canada have not, as of the date hereof, employed, retained or compensated other persons to make solicitations or recommendations to Shareholders. The boards of directors of RDS and the Offeror were assisted by a working group of senior finance, accounting and legal personnel from the Shell Group. While no specific use of corporate assets of Shell Canada is contemplated by RDS, the Offeror or Shell Canada in connection with the Offer, it is possible that some such use, none of which is expected to be material, may occur.

33.	Additional Information

Additional information concerning the Offer may be found in the Rule 13E-3 Transaction Statement and exhibits in the Schedule 13E-3, including amendments thereto, as and when filed with the SEC under the U.S. Exchange Act by RDS, the Offeror and Shell Canada and on www.shell.com. Neither the website, nor its content, is incorporated by reference herein.

Copies of the CIBC World Markets Valuation and the CIBC World Markets Fairness Opinion (i) will be available for inspection and copying at the principal executive offices of Shell Canada during its regular business hours by any interested Shareholder or representative who has been so designated in writing, (ii) may be obtained by mail through written request to Shell Canada and (iii) will also be filed as an exhibit to the Schedule 13E-3 and made available on the above website.

Additional information on RDS and the Shell Group can be found in the Annual Report on Form 20-F of RDS with respect to the fiscal year ended December 31, 2005 (the “Royal Dutch Shell 20-F”). Additional information on Shell Canada can be found in the Annual Report on Form 40-F of Shell Canada with respect to the fiscal year ended December 31, 2005 (the “Shell Canada 40-F”).

RDS and Shell Canada are subject to the informational reporting requirements of the U.S. Exchange Act, and accordingly each file or furnish reports and other information with the SEC. Reports and other information filed by RDS and Shell Canada with the SEC, including in the Royal Dutch Shell 20-F and Shell Canada 40-F, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Copies of those materials can be obtained at prescribed rates from the SEC’s Public Reference Section at 100 F Street,

N.E., Washington, D.C. 20549, U.S.A. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers, such as RDS and Shell Canada, who file electronically with the SEC. The address of that website is “www.sec.gov”.

None of RDS, the Offeror, Shell Canada or any of their respective affiliates has authorized any Person to provide any information or to make any representation in connection with this Offer and Circular other than the information contained or referenced in this Offer and Circular. If any Person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by RDS, the Offeror, Shell Canada or such affiliate.

No other provision has been made by RDS, the Offeror or Shell Canada in connection with the Offer to grant Shareholders access to the corporate files of, or to obtain counsel or appraisal services at the expense of, any of RDS, the Offeror or Shell Canada.

CONSENT OF STIKEMAN ELLIOTT LLP

TO:	The Directors of Shell Investments Limited and Royal Dutch Shell plc

We hereby consent to the reference to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated February 8, 2007 made by the Offeror to the holders of Common Shares of Shell Canada other than the Offeror and its affiliates.

(Signed) Stikeman Elliott LLP

Toronto, Ontario

February 8, 2007

CONSENT OF CRAVATH, SWAINE & MOORE LLP

TO:	The Directors of Shell Investments Limited and Royal Dutch Shell plc

We hereby consent to the reference to our opinion contained under “Certain U.S. Federal Income Tax Considerations” in the Circular accompanying the Offer dated February 8, 2007 made by the Offeror to the holders of Common Shares of Shell Canada other than the Offeror and its affiliates.

(Signed) Cravath, Swaine & Moore LLP

London, UK

February 8, 2007

CONSENT OF CIBC WORLD MARKETS INC.

TO:	The Directors of Shell Investments Limited and Royal Dutch Shell plc

We refer to the formal valuation dated January 22, 2007, which we prepared for the Special Committee of the Board of Directors of Shell Canada Limited in connection with the Offer made by the Offeror to the holders of Common Shares of Shell Canada Limited other than the Offeror and its affiliates. We consent to the filing of the formal valuation with the applicable Canadian securities regulatory authorities and the inclusion of the formal valuation and a summary of the formal valuation in this Circular. In providing such consent, we do not intend that any person other than the Special Committee and the Board of Directors of Shell Canada Limited rely upon such formal valuation.

(Signed) CIBC World Markets Inc.

Calgary, Alberta

February 8, 2007

APPROVAL AND CERTIFICATE OF SHELL INVESTMENTS LIMITED

DATED: February 8, 2007

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders have been authorized, by the board of directors of Shell Investments Limited.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares subject to the Offer.

(Signed) Arnold MacBurnie Chief Executive Officer	(Signed) Mieke Findlay Chief Financial Officer

On behalf of the Board of Directors of Shell Investments Limited

(Signed) Daniel Hall Director	(Signed) Derric Ostapyk Director

APPROVAL AND CERTIFICATE OF ROYAL DUTCH SHELL PLC

DATED: February 8, 2007

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders have been authorized, by the board of directors of Royal Dutch Shell plc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Common Shares subject to the Offer.

(Signed) Jeroen van der Veer Chief Executive Officer	(Signed) Peter Voser Chief Financial Officer

On behalf of the Board of Directors of Royal Dutch Shell plc

(Signed) Malcolm Brinded Director	(Signed) Linda Zarda Cook Director

SCHEDULE A

CIBC WORLD MARKETS INC. VALUATION

January 22, 2007

The Special Committee of the Board of Directors
Shell Canada Limited
400 – 4th Avenue S.W.
Calgary, Alberta T2P 0J4

Attention:	Mr. Derek Burney, O.C. Chairman of the Special Committee

Dear Sirs:

CIBC World Markets Inc. (“CIBC World Markets”) understands that Shell Investments Limited (the “Offeror”), an indirect wholly-owned subsidiary of Royal Dutch Shell plc (“RDS”), is proposing to make an offer, by way of a take-over bid, to purchase all of the common shares (the “Common Shares”) of Shell Canada Limited (“Shell Canada” or the “Company”) not already owned by the Offeror and its affiliates (the “Offer”).

CIBC World Markets also understands that the Offeror and its affiliates own approximately 78% of the outstanding Common Shares and that the Offer would constitute an “insider bid” for purposes of Rule 61-501 of the Ontario Securities Commission (“Rule 61-501”) and Regulation Q-27 of the Quebec Autorité des marchés financiers (together with Rule 61-501, the “Rules”). In addition, CIBC World Markets understands that the board of directors of the Company (the “Board”) has appointed a committee (the “Special Committee”) comprised of members of the Board who are independent of RDS, the Offeror and Shell Canada’s management to consider the Offer and to make recommendations to the Board with respect to the Offer.

All dollar amounts herein are expressed in Canadian dollars, unless stated otherwise.

Engagement of CIBC World Markets

CIBC World Markets was first contacted by Shell Canada on October 21, 2006 concerning RDS’ potential interest in making an offer to acquire the Common Shares not owned, directly or indirectly, by RDS. By letter agreement dated October 28, 2006 (the “Engagement Agreement”), Shell Canada retained CIBC World Markets to provide advice and assistance to the Special Committee in evaluating the transaction proposed by RDS, including the preparation and delivery to the Special Committee of a formal valuation of the Common Shares (the “Valuation”) in accordance with the requirements of the Rules and under the supervision of the Special Committee. In addition, the Special Committee has requested CIBC World Markets to provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be offered to the holders of the Common Shares, other than the Offeror and its affiliates, pursuant to the Offer. On January 22, 2007, at the request of the Special Committee, CIBC World Markets orally delivered the substance of the Valuation and the Opinion.

The Engagement Agreement provides for a payment to CIBC World Markets of an engagement and work fee, a fee upon our completion of certain preliminary financial analyses, a fee upon our delivery of the Valuation and a fee upon our delivery of the Opinion. None of the fees payable to us under the Engagement Agreement are contingent upon the conclusions reached by us in the Valuation or Opinion or the completion of the Offer. In addition, the Company has agreed to reimburse CIBC World Markets for its reasonable expenses and to indemnify CIBC World Markets in respect of certain liabilities that might arise out of its engagement. The fees payable to CIBC World Markets pursuant to the Engagement Agreement are not financially material to CIBC World Markets. No understandings or agreements exist between CIBC World Markets, RDS or the Offeror with respect to future financial advisory or investment banking business.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of our managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Relationships with Interested Parties

None of CIBC World Markets or its affiliates:

a)	is an “issuer insider”, “associated entity” or “affiliated entity” of RDS or the Offeror as such terms are used in Rule 61-501;

b)	is a financial advisor to RDS or the Offeror in connection with the Offer;

c)	is a manager or co-manager of a soliciting dealer group formed to solicit acceptances of the Offer or will it, as a member of such group, perform services beyond the customary soliciting dealers’ functions nor will it receive more than the per share or per shareholder fee payable to other members of the group; or

d)	has a financial incentive with respect to the conclusions reached in the Valuation or the Opinion nor has a material financial interest in the completion of the Offer.

Prior to entering into the Engagement Agreement, CIBC World Markets has provided various financial advisory services to Shell Canada in connection with transactions unrelated to the Offer. The fees paid to CIBC World Markets by Shell Canada and its affiliates were not financially material to CIBC World Markets. CIBC World Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of Shell Canada, RDS or their affiliates and, from time to time, may have executed, or may execute, transactions on behalf of such entities. CIBC World Markets is an indirect subsidiary of the Canadian Imperial Bank of Commerce (“CIBC”) and CIBC or its affiliated entities have made or may in the future make loans or provide other financial services in the normal course to Shell Canada, RDS or their affiliates.

Scope of Review

In connection with preparing the Valuation, we have reviewed or relied upon, among other things, the following:

i)	the annual reports, including the comparative audited financial statements and management’s discussion and analysis, of Shell Canada for the fiscal years ended December 31, 2003, 2004 and 2005;

ii)	the interim reports, including the comparative unaudited financial statements and management’s discussion and analysis, of Shell Canada for the three, six and nine months ended March 31, 2006, June 30, 2006 and September 30, 2006;

iii)	a draft dated January 22, 2007 of a Shell Canada press release containing Shell Canada’s financial and operating results for the fiscal year ended December 31, 2006;

iv)	Shell Canada’s annual information form dated March 10, 2006;

v)	the management information circular of Shell Canada dated March 23, 2006 relating to the annual meeting of shareholders held on April 28, 2006;

vi)	material change reports filed by Shell Canada with Canadian securities regulatory authorities since December 31, 2005;

vii)	a Shell Canada public disclosure document entitled “Shell Canada Oil Sands Expansion: Jackpine Mine Expansion & Pierre River Mine” dated January 2007;

viii)	the annual report, including the comparative audited financial statements and management’s discussion and analysis, of BlackRock Ventures Inc. (“BlackRock”) for the fiscal year ended December 31, 2005;

ix)	BlackRock’s annual information form dated March 21, 2006;

x)	certain internal financial, operational, business, tax and other information concerning Shell Canada that was prepared or provided by the management of Shell Canada, including internal operating and financial budgets and projections, and the 2006 and 2007 business plans as approved by the Board;

xi)	estimated reserve volumes as at December 31, 2005 for Shell Canada as prepared by the Company’s internal qualified reserves evaluators and as approved by the Company’s management;

xii)	estimated reserve volumes as at March 31, 2006 and December 31, 2005 for BlackRock as prepared by Sproule Associates Limited (“Sproule”), independent reservoir engineers;

xiii)	estimated undeveloped and developed land acreage as at October 10, 2006 for Shell Canada as prepared by the Company’s management;

xiv)	discussions with Ryder Scott Company, L.P., independent reservoir engineers, with respect to its audit of the methodology utilized by Shell Canada for the internal evaluation of its conventional oil and gas reserves;

xv)	discussions with Sproule, with respect to its audit of the methodology utilized by Shell Canada for the internal evaluation of its oil sands reserves;

xvi)	discussions with and analyses produced by Muse, Stancil & Co. (“Muse Stancil”), a global consulting firm specializing in the energy industry, with respect to the petroleum refining and marketing sector;

xvii)	selected trading statistics and relevant financial information of Shell Canada and other public entities;

xviii)	selected relevant precedent transactions and comparable company trading multiples and analysis;

xix)	selected relevant reports published by equity research analysts and industry sources regarding Shell Canada and other publicly traded entities;

xx)	a draft dated January 22, 2007 of the Support Agreement, which outlines the terms of agreement between the Offeror and Shell Canada with respect to the Offer;

xxi)	certificates addressed to us, dated as of the date hereof, from two senior officers of Shell Canada as to the completeness and accuracy of the information provided to us by Shell Canada; and

xxii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In addition, we have participated in discussions with members of the senior management of Shell Canada regarding Shell Canada’s past and current business operations, reserves, other assets, financial condition and prospects. We have also participated in discussions with RDS, Morgan Stanley & Co. Limited and Scotia Waterous Inc., financial advisors to RDS, regarding the Offer, the Valuation and related matters. In addition, we have participated in discussions with Ogilvy Renault LLP, legal counsel to the Special Committee, regarding the Offer and related matters. To the best of its knowledge, CIBC World Markets has not been denied access by Shell Canada to any information it has requested.

Prior Valuations

Shell Canada has represented to CIBC World Markets that no prior valuation (as defined in Rule 61-501) has been prepared in the past 24 months.

Assumptions and Limitations

Our Valuation is subject to the assumptions and limitations below.

With the Special Committee’s permission and subject to the exercise of our professional judgement, we have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its affiliates or advisors or otherwise obtained by us pursuant to our engagement, and our Valuation is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the independent auditors of Shell Canada in connection with preparing this Valuation and, with the Special Committee’s permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon.

With respect to operating and financial forecasts and budgets provided to us concerning Shell Canada and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgement) that they have been prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business plans, financial condition and prospects.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof that, among other things, the information, data and other materials provided to us by or on behalf of the Company, including the written information and discussions concerning Shell Canada referred to above under the heading “Scope of Review” (collectively, the “Shell Canada Information”), are complete and correct at the date the Shell Canada Information was provided to us and that, since the date of the Shell Canada Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company and its subsidiaries and no material change has occurred in the Shell Canada Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation.

Except as expressly noted under the heading “Scope of Review”, we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Shell Canada or its subsidiaries. We have not attempted to verify independently any of the information concerning the Company or any of its subsidiaries. CIBC World Markets was not authorized to solicit, and did not solicit, interest from any other potential party with respect to the acquisition of the Common Shares, or any business combinations or other extraordinary transactions involving Shell Canada.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Offer.

Our Valuation is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Shell Canada Information and as they were represented to us in our discussions with management of the Company and its advisors. In our analyses and in connection with the preparation of our Valuation, we made numerous assumptions with respect to industry performance, general business, capital markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Offer.

With the Special Committee’s permission and in accordance with its determination that the perceived detriment to the Company of the disclosure of certain sensitive information outweighs the potential benefit of the disclosure of such information to the readers of the Valuation, certain detailed information concerning the Company has been aggregated and certain portions of our analysis have been presented in summary form for purposes of disclosure in this Valuation.

This Valuation has been provided to the Special Committee for its exclusive use in considering the Offer and may not be relied upon by any person, other than the Special Committee and the Board, or used for any other purpose or published without the prior written consent of CIBC World Markets. Our Valuation is not to be construed as a recommendation to any holder of the Common Shares to accept or reject the Offer.

The Valuation is given as of the date hereof (the “Valuation Date”) and, although we reserve the right to change or withdraw the Valuation if we learn that any of the information that we relied upon in preparing the Valuation was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Valuation, to advise any person of any change that may come to our attention or to update the Valuation after today.

CIBC World Markets believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Overview of Shell Canada

The following description is derived from the Shell Canada Information.

Shell Canada is a Canadian integrated petroleum company with operations in three business segments: Oil Sands, Exploration and Production and Oil Products. Shell Canada’s origins date back to 1911 when RDS’ predecessors first established operations in Canada. Shell Canada’s shares were first offered to public investors in 1962.

Oil Sands

Shell Canada holds a 60 percent interest in the Athabasca Oil Sands Project (the “AOSP”). The AOSP is a joint venture partnership among Shell Canada (60 percent), Chevron Canada Limited (20 percent) and Western Oil Sands L.P. (20 percent). The AOSP’s fully integrated operations include the Muskeg River Mine and extraction plant located north of Fort McMurray in northern Alberta and the Scotford Upgrader located adjacent to Shell Canada’s Scotford Refinery near Edmonton, Alberta. As the majority owner, Shell Canada is the overall project administrator as well as operator of the Scotford Upgrader. Albian Sands Energy Inc., a company created by the AOSP joint venture, operates the Muskeg River Mine. The Corridor Pipeline System (“Corridor”), which is owned by a third party, transports diluted bitumen from the Muskeg River Mine to the Scotford Upgrader, and connects the Scotford Upgrader with pipeline and marketing terminals in the Edmonton area. Corridor also provides oil storage facilities required for the AOSP.

The AOSP was officially opened and began fully integrated operations at the Muskeg River Mine and Scotford Upgrader in June 2003. In the fourth quarter of 2006, Shell Canada’s share of bitumen production from the AOSP averaged 106,600 barrels per day (“bbl/d”).

During the fourth quarter of 2006, Shell Canada received Alberta Energy and Utilities Board approval for the Muskeg River Mine Expansion, a 100,000 bbl/d expansion of the oil sands mining and upgrading facilities (“AOSP Expansion 1”). After AOSP Expansion 1, Shell Canada’s partners to the joint venture will no longer have a right to participate in Shell Canada’s upgrading expansion projects. Beyond AOSP Expansion 1, Shell Canada plans additional oil sands expansions that the Company estimates could potentially increase its minable bitumen production to approximately 770,000 bbl/d, which includes the Muskeg River Mine at 270,000 bbl/d and the Jackpine Mine at 200,000 bbl/d, both of which have received regulatory approval. In addition to existing regulatory approvals and expansion plans, Shell Canada’s growth strategy also includes added mining areas to support expansion of production, including Pierre River Mine, on the west side of the Athabasca River, which will expand the production base by 200,000 bbl/d, as well as further expansion of the Jackpine Mine to 300,000 bbl/d. Shell Canada’s current assessment of bitumen in place to support the proposed expansion of the AOSP is approximately 6 billion barrels, which brings the Company’s total assessment of bitumen in place for its approved and proposed minable development of the AOSP to approximately 10 billion barrels. According to the Company, the timing of these developments is dependent upon market conditions, key economic indicators, the ability to meet Shell Canada’s sustainable development criteria and the outcome of the regulatory process.

The Oil Sands business unit is also responsible for Shell Canada’s Peace River in situ bitumen business. The Shell Canada Peace River Complex is located in northern Alberta, about 40 kilometres northeast of Peace River. Enhanced oil recovery techniques involving steam-generated heat and pressure are used to recover bitumen.

In July 2006, Shell Canada added to its in situ oil sands assets through its $2.4 billion acquisition of BlackRock. BlackRock’s operations range from conventional heavy oil production in Alberta to steam assisted gravity drainage activities in the Alberta oil sands.

Shell Canada’s Peace River in situ oil sands assets and the BlackRock in situ oil sands assets will be referred to herein as the “Other Oil Sands” assets. Total average in situ production from the Other Oil Sands in the fourth quarter of 2006 averaged 20,400 bbl/d.

Shell Canada is also investigating the application of in situ Upgraded Production (“IUP”) technology. IUP technology involves heating the heavy oil bitumen within the ground, upgrading the oil to a higher quality and allowing it to flow to the surface.

Exploration and Production

Shell Canada has been engaged in the exploration for and production of crude oil and natural gas in Canada since 1939. Shell Canada sold its conventional crude oil producing interests in 1999. Through its Exploration and Production business unit, Shell Canada explores for, produces and markets natural gas, natural gas liquids (ethane, propane, butane, and condensate) and sulphur from the Foothills region of southern Alberta and northeastern British Columbia. The Company also has a 31.3 percent share of the Sable Offshore Energy Project, which produces natural gas and natural gas liquids from reservoirs located offshore the coast of Nova Scotia. This business unit also has an unconventional gas segment focused on basin-centred gas production in the Chinook region of Alberta and British Columbia and coal bed methane in southeastern and northwestern British Columbia and the Foothills region of Alberta. The Exploration and Production business unit has secured land positions in a number of frontier regions, including the following: the Orphan Basin (offshore Newfoundland and Labrador); the Mackenzie Delta; the Beaufort Sea; and off the west coast of British Columbia.

Shell Canada operates and has substantial interests in natural gas plants in Alberta and has substantial interests in natural gas plants in Nova Scotia, which process approximately 80 percent of its current sales volume. The remaining sales volumes are processed in other natural gas processing plants in Alberta, in which Shell Canada has varying interests or to which it has access under processing agreements.

As of December 31, 2005, the Exploration and Production business unit had natural gas and natural gas liquids net reserves (after royalties) that, in aggregate, totalled 251.5 million barrels of oil equivalent (“mmboe”) and 14 million long tons of net reserves of sulphur.

The Oil Sands and Exploration and Production business units are managed and operated by Shell Canada Energy, a partnership wholly owned by the Company.

Oil Products

Shell Canada’s Oil Products business unit is responsible for the Company’s petroleum refining business which manufactures, distributes and markets refined petroleum products. Refined petroleum products, as well as specialty items for the automotive, commercial, farm and home markets, are marketed across Canada, principally under Shell trademarks. Shell Canada is also a major supplier of aviation fuels and lubricants to international and domestic airlines, and of marine fuels and lubricants to ships in Canadian ports. The Oil Products business unit also procures crude oil and feedstocks for Shell Canada’s refineries in Montreal, Quebec; Sarnia, Ontario; and Fort Saskatchewan, Alberta. The refineries convert crude oil into gasoline, diesel, aviation fuels, solvents, lubricants, asphalt and heavy fuel oils. Shell Canada owns three refineries that had 2005 aggregate intake capacity of approximately 324,000 bbl/d. At year end 2005, the Company had a Canada-wide network of 1,681 retail sites, many of which include convenience food stores and car wash facilities. Shell Canada directly operates 760 of these sites. The Oil Products business unit is managed and operated through Shell Canada Products, a partnership wholly owned by the Company.

Trading Range and Volume of Shares

The Common Shares are listed on the Toronto Stock Exchange (“TSX”) and trade under the symbol “SHC”. The following table sets forth, for the periods indicated, the reported high and low closing prices and the aggregate volume of trading of the Common Shares:

	TSX
	Closing Prices
Period	High	Low	Volume

2006
January	$46.90	$40.18	10,156,120
February	$44.85	$38.15	10,353,465
March	$41.72	$37.92	7,490,277
April	$45.84	$41.65	7,609,638
May	$42.21	$38.08	9,860,305
June	$41.50	$38.18	6,841,513
July	$42.50	$38.63	8,301,097
August	$40.47	$35.80	10,004,389
September	$36.64	$30.40	11,956,141
October 1 to October 20	$32.80	$29.14	7,906,274
October 23 to October 31	$42.91	$42.55	41,313,034
November	$43.35	$42.68	25,636,822
December	$43.85	$43.13	10,722,307
2007
January 1 – 19	$44.92	$42.40	26,701,245

Source: Bloomberg Financial Markets.

On October 20, 2006, the trading day immediately prior to RDS’ initial announcement that it may pursue an acquisition of the publicly held Common Shares, the closing price of the Common Shares on the TSX was $32.80.

Historical Results of Operations

Set out in the tables below are summaries of Shell Canada’s operating and financial results for the last five completed fiscal years.

Production Data (Net of Royalties)

	Year Ended December 31,
	2002	2003	2004	2005	2006
				(restated)

Natural Gas (mmcf/d)	474	467	449	413	425
Natural Gas Liquids (mbbl/d)	35.0	34.4	31.7	30.4	26.0
Bitumen (mbbl/d)	8.7	54.9	88.4	103.7	93.7
Crude oil processed by Shell Canada refineries (m3/d)	41,400	42,900	45,100	44,900	44,600

Note: mmcf/d = millions of cubic feet per day; mbbl/d = thousands of barrels per day; m3/d = cubic metres per day.

Income and Cash Flow Data

	Year Ended December 31,
	2002	2003	2004	2005	2006
				(restated)
	($ millions, except per share amounts)

Net Earnings	$561	$810	$1,286	$2,001	$1,738
Cash Flow from Operations	$1,227	$1,701	$2,129	$3,036	$2,614
Capital Expenditures	$2,289	$713	$951	$1,715	$2,426	[1]
Earnings per Share (fully diluted)	$2.02	$0.97	$1.55	$2.40	$2.09

1	Excludes acquisition of BlackRock.

Balance Sheet Data

	Year Ended December 31,
	2002	2003	2004	2005	2006
				(restated)
	($ millions)

Working Capital[1]	$(1,325)	$(1,091)	$(188)	$933	$(1,714)
Total Assets	$9,355	$9,613	$10,906	$13,666	$17,556
Long-term Debt (excl. Current Portion)	$523	$2	$1	$200	$197
Total Liabilities	$4,278	$4,075	$4,377	$5,467	$7,976
Shareholders’ Equity	$5,077	$5,538	$6,529	$8,199	$9,580

1	Working capital = current assets – current liabilities.

Reserves

As of December 31, 2005, Shell Canada had total net proved reserves of 1,185 billion cubic feet (“bcf ”) of natural gas, 54 million barrels (“mmbbls”) of natural gas liquids, 774 mmbbls of bitumen and 14 million long tons of sulphur.

As of December 31, 2005, BlackRock had total net proved heavy oil reserves of 111 mmbbls and total net proved natural gas reserves of 2.4 bcf.

Management has advised CIBC World Markets that the gross proved conventional reserves as of December 31, 2006 are approximately 12% lower than those as at December 31, 2005. Management has also advised that bitumen reserves have increased significantly as at December 31, 2006 compared to December 31, 2005.

Landholdings

As of December 31, 2005, Shell Canada had 19.1 million net acres of undeveloped land (1.9 million acres onshore within the provinces and 17.2 million acres off the east and west coasts of Canada and in northern Canada).

As of December 31, 2005, BlackRock had 267,554 net acres of undeveloped land.

General Approach to Value Analysis

CIBC World Markets approached the value analysis of Shell Canada in accordance with the Rules, which, in the case of an insider bid such as the Offer, require the valuator to make a determination as to the fair market value of the Common Shares. Rule 61-501 defines “fair market value” as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act, but without making any downward adjustment to reflect the liquidity of the securities, the effect of the transaction on the securities or the fact that the securities do not form part of a controlling interest.

Consequently, this Valuation provides a conclusion on a per Common Share basis with respect to Shell Canada’s “en bloc” value, being the price at which all of the Common Shares could be sold to one or more buyers at the same time.

Our Approach and Valuation Methodologies

CIBC World Markets approached the valuation of the Common Shares by applying two principal methodologies:

i)	a discounted cash flow (“DCF”) approach; and

ii)	a “sum of the parts” net asset value (“NAV”) approach.

In addition, CIBC World Markets reviewed historical trading data for Shell Canada, bid premia from precedent transactions and research analyst target prices.

Application of Valuation Methodologies

Discounted Cash Flow Approach

CIBC World Markets prepared a comprehensive DCF analysis of Shell Canada to assist in determining the fair market value of the Common Shares. CIBC World Markets believes the DCF approach is the most appropriate methodology for estimating the “en bloc” value of Shell Canada and has benchmarked the results against other valuation methodologies. We further believe that the DCF approach is the most broadly used valuation methodology in the oil and gas industry. The DCF approach reflects the growth prospects and risks inherent in Shell Canada’s operations by taking into account the future free cash flow generating capability of its assets.

CIBC World Markets’ DCF approach involved determining a present value of the projected unlevered after-tax free cash flows of the assets contained within the Oil Sands (which includes both the AOSP and the Other Oil Sands assets) and Exploration and Production business units over a horizon equal to the remaining life of each asset utilizing a prescribed discount rate. For the Company’s Oil Products business unit, the DCF analysis included the projected unlevered after-tax free cash flows for future years until 2040. A terminal value was included in year 2041 to represent the remaining value of these assets. These cash flows and terminal value were also discounted to present values utilizing a prescribed discount rate.

As a basis for the development of the projected cash flows, Shell Canada management prepared three unaudited projected operational cases: a downside case (the “Proven Case”), a base case (the “Expected Case”) and an upside case (the “Upside Case”). The information supplied consisted of production and throughput volumes, fixed and variable costs, taxes, royalties, maintenance capital and anticipated capital expenditures, among other operational and financial information. The projections were supplied with sufficient information to allow for the determination of sensitivities with respect to input variables, including costs, commodity prices and foreign exchange rates. The three cases represent distinct development scenarios that range from a lower risk Proven Case that approximates proved reserves for conventional production (and the approximate equivalent for bitumen reserves which are not recognized by the U.S. Securities and Exchange Commission (“SEC”)) to a higher risk Upside Case that represents the recovery of substantially greater resources. We applied our professional judgement to the results of the three cases and weighted the cases to incorporate the downside, base and upside projections.

The DCF approach requires that numerous assumptions be made regarding, among other things, production and throughput volumes, operating, capital and abandonment costs, and terminal values. The weakness of the DCF approach is the high element of subjectivity required to generate financial projections over a long period of time, although this drawback is partially offset by testing the outcomes under various assumptions and scenarios.

Assumptions

CIBC World Markets DCF analysis is predicated on a number of important operating assumptions including the extent of hydrocarbon reserves and resources, production profiles, and capital cost estimates for development. Shell Canada estimated such inputs based on its business plan, its operating experience and its past history with respect to these variables. CIBC World Markets reviewed these inputs and discussed them with Shell Canada management. We also benchmarked key variables against selected industry comparables. As a result of this review and comparison, certain adjustments were reflected with regard to these inputs. In addition, CIBC World Markets made a number of economic assumptions in the DCF analysis.

i) Forecast Scenarios

The three cases assume different resource recovery and development scenarios for the assets and represent a spectrum of hydrocarbon volumes to be recovered. The three cases are characterized as follows:

•	Proven Case: This case represents the most conservative scenario and is based principally on the development of proven reserves already identified. The estimated reserves to be recovered are consistent with volumes estimated using the SEC proven definition with respect to conventional reserves. Volumes for bitumen were included on the basis of operations from AOSP’s base mine and AOSP Expansion 1.

•	Expected Case: This case represents the most likely development scenario and is based on Shell Canada’s Business Plan as approved by its Board. It represents increased recovery of conventional and in situ production volumes and the additional AOSP Expansions 1 through 5 of the mining operations. This case is consistent with that which has been disclosed to the investment community.

•	Upside Case: This case includes the risked development of several potential projects, such as AOSP expansion 6 to the mining operation, the development of Klappan coal bed methane, the development of certain frontier basins, and the application of prospective technologies, such as the in situ upgrading technology.

The three cases represent a continuum of potential volumes of hydrocarbon recoveries that range from lower recovery risk to higher recovery risk. The evaluation of possible resource recovery is a key determinant in establishing the potential value of Shell Canada.

ii) Commodity Prices

CIBC World Markets reviewed various commodity price information, including forward strip pricing as of January 19, 2007 and the current commodity price forecasts used by McDaniel & Associates Consultants Ltd., Sproule, Paddock Lindstrom & Associates Ltd., GLJ Petroleum Consultants Ltd., AJM Petroleum Consultants and DeGolyer and MacNaughton Canada Limited (collectively, the “Independent Engineers”). Based upon our experience with respect to precedent transactions, industry participant practice and our review of this information, we determined that an appropriate forecast could be represented by the average of (i) the forward strip; and (ii) the average of the Independent Engineers’ price forecasts for the period from 2007 to 2011. After 2011, our forecast assumes an annual price increase of 2%.

The following table sets out the commodity price forecast (in nominal terms) used in our DCF analysis.

	Oil Price	Natural Gas Price	Natural Gas Price
	(West Texas Intermediate)	(AECO)	(Henry Hub)
	(US$ per barrel)	(C$ per gigajoule)	(US$ per mmbtu)

2007	$60.39	$6.91	$7.38
2008	$61.64	$7.68	$8.06
2009	$60.53	$7.62	$7.91
2010	$59.51	$7.45	$7.70
2011	$58.88	$7.37	$7.61
Thereafter	+2% per annum	+2% per annum	+2% per annum

iii) Refined Product Pricing

CIBC World Markets used a dynamic pricing model based on inputs and forecasts provided by Muse Stancil in order to derive petroleum product pricing forecasts and refining margins for the Oil Products business unit of Shell Canada. Muse Stancil is a consulting engineering firm with extensive technical and commercial experience in the transportation, processing and marketing sectors of the petroleum, petrochemical and natural gas industries. The Muse Stancil forecasting methodology is derived from an analysis of petroleum demand versus refining capacity in the three major world refining centers: U.S. Gulf Coast, Rotterdam and Singapore. The price-setting mechanisms are based on a combination of refining fundamentals and statistical regression. Parity relationships derived from expected crude and product flows and based on tariff, freight and quality differentials are used to derive product prices in other key markets such as Chicago and New York. Based on the model, petroleum product prices at each of Shell Canada’s refineries were determined using historical price differentials in each of those locations versus key markets in the United States.

The operations of each of Shell Canada’s refineries are based on crude oil feedstocks being converted into higher value refined petroleum products through various processes including the addition of hydrogen, which results in realizing a volumetric gain. As a result, the higher value refined product prices minus the crude oil feedstock costs, adjusted for a volume increase, are the primary drivers of the margins of the Oil Products business. Under the Muse Stancil pricing model, refined products prices are determined based on underlying crude oil, natural gas and other economic and price inputs. The crude oil, natural gas and other economic and price inputs were determined by CIBC World Markets as described above. The refined product prices along with throughput volumes and costs were utilized in the DCF to generate cash flows for the Oil Products business unit.

iv) Foreign Exchange Rate

CIBC World Markets reviewed the Canadian dollar to U.S. dollar foreign exchange rate forecasts of a number of large Canadian and international financial institutions. Based on our review of these forecasts, we determined that the average of these foreign exchange rate forecasts was a reasonable estimate of future foreign exchange rates. The table below sets out the foreign exchange rate forecast used in our DCF analysis.

Foreign Exchange Rate Forecast
(US$ per C$)

2007	$0.867
2008	$0.881
2009	$0.860
2010	$0.873
Thereafter	$0.877

v) Production and Throughput Volumes

     a) Oil Sands

For the period 2007 through 2011 the forecast production for AOSP is consistent among the Proven, Expected and Upside Cases. Annual production volumes are estimated to grow from approximately 36 million barrels in 2007 to 57 million barrels in 2011 and continue increasing thereafter commensurate with additional expansions. The Expected and Upside Cases reflect the addition of upgrading capacity in Alberta and a Sarnia downstream heavy oil integration strategy (“HOIST”) commencing in 2013.

With respect to Shell Canada’s Other Oil Sands interests, the annual production volumes under the Expected Case are estimated to grow from approximately 14 million barrels in 2007 to 31 million barrels in 2011. The production estimates for the same period for the Proven and Upside Cases vary from the Expected Case by approximately 20% to 25%.

     b) Exploration and Production

The Proven Case reflects a “blow-down” scenario whereby annual production declines from 43 mmboe in 2007 to 23 mmboe in 2011. The Expected Case is predicated on the 2007 business plan and is modelled based on industry-average finding costs using third-party benchmarking data. Annual production volumes increase from 47 mmboe in 2007 to 53 mmboe in 2011 and decline thereafter. The Upside Case involves the additional development of risked production from Sable Island, Orphan Basin, Mackenzie Delta and Klappan. Production is estimated to increase from 48 mmboe in 2007 to 72 mmboe in 2011 and increase to a peak production of 141 mmboe in 2020, before declining.

     c) Oil Products

Average daily throughput volumes for the period 2007 through 2011 are consistent among the three cases. The yield volumes range from approximately 340,000 bbl/d to 348,000 bbl/d during the period. In the Expected and Upside Cases, the HOIST project, which is an integrated upgrading and refining facility located in Sarnia, Ontario, is assumed to commence operations in 2013. Coincident with the start-up of the new and expanded facilities, the existing Sarnia refinery would be shut down.

vi) Capital Expenditures

Estimates of the capital expenditures required under each of the Proven Case, Expected Case and Upside Case scenarios were incorporated into the DCF analysis of each business unit. The forecast capital expenditures were estimated by the Company and were based on the forecast expansions and developments. CIBC World Markets reviewed the capital expenditure forecasts for each division and compared such to capital expenditure forecasts of similar completed and anticipated projects. The undiscounted estimated capital for the Proven, Expected, and Upside Cases for the life of all projects is approximately $44 billion, $121 billion and $169 billion, respectively.

vii) Terminal Values

The financial projections for both the mining and in situ assets within the Oil Sands business and the Exploration and Production business and are based on life-of-asset operating projections. Therefore, no terminal values were accorded to these assets.

In the case of the Oil Products business and, we have applied a terminal value in year 2041 to the refining assets to reflect a going-concern value for the business and beyond the projection period. The maintenance capital expenditures utilized in the projection period are consistent with the assumption that the refinery assets will have extended life and a terminal value.

CIBC World Markets developed terminal values at the end of the forecast period by calculating the present values utilizing a terminal growth rate methodology. This methodology uses unlevered after-tax free cash flows which were projected to decline to perpetuity on a real basis. In selecting the range of growth rates, CIBC World Markets took into consideration the outlook for long-term inflation and the growth prospects of the Oil Products business and beyond the terminal year. We also benchmarked this value using a terminal multiple of cash flow approach.

viii) Discount Rate

CIBC World Markets determined an appropriate discount rate based on a consideration of a number of factors, including: the theoretical calculation of such rate as described below, a review of discount rates utilized in or implied by precedent transactions, a review of the discount rates utilized by equity research analysts as described in recent published reports on Shell Canada, and the asset mix of Shell Canada.

CIBC World Markets estimated a weighted average cost of capital (“WACC”) to discount the projected unlevered after-tax free cash flows. The Company’s after-tax cost of debt and its cost of equity were weighted based upon an assumed optimal capital structure. The assumed optimal capital structure was determined based upon a review of the capital structures of comparable companies and the risks inherent in the Company’s business and in the oil and gas industry generally. The cost of debt for the Company was calculated based on the risk-free rate of return and an estimated borrowing spread for Shell Canada to reflect credit risk at the assumed optimal capital structure. The balance of the capitalization is represented by common equity, the cost of which was estimated using the Capital Asset Pricing Model (“CAPM”). CAPM generates a cost of equity by adding a risk-free rate of return to a premium that represents the financial and non-diversifiable business risk of the security in question. This premium is the product of a security’s beta (a statistical measure which reflects the extent to which a security’s returns co-vary with those of a broader market index) multiplied by a broader market premium (equal to the amount by which the market as a whole has yielded returns in excess of the risk-free rate). CIBC World Markets carried out a series of calculations and consulted certain third-party sources in estimating a beta for Shell Canada and a number of comparable companies. The cost of equity derived from CAPM does not account for the comparatively lower risk of investing in larger capitalization companies, even after adjusting for their systematic (or beta) risk. Consequently, the estimated cost of equity includes a discount that reflects Shell Canada’s comparative size.

The assumptions used by CIBC World Markets in estimating the WACC for the Company were as follows:

Cost of Debt
Risk-free Rate[1]	4.9%
Borrowing Spread	0.8%
Pre-tax Cost of Debt	5.6%
Tax Rate[2]	30.0%
After-tax Cost of Debt	3.9%

Cost of Common Equity
Risk-free Rate[1]	4.9%
Market Risk Premium[3]	7.1%
Levered Beta[4]	0.6
Size Premium/(Discount)[3]	(0.4%)
Cost of Common Equity	9.0%

WACC
Optimal Capital Structure (Debt/Equity)	15.0%
WACC	8.4%

1	Yield on a 30-year generic United States government treasury bond as of January 19, 2007.

2	Based on discussions with Shell Canada management.

3	Based on U.S. data compiled by Ibbotson Associates for the period from 1926 to 2005 in its 2006 Yearbook.

4	Analysis of betas for Shell Canada and selected comparable companies relative to the S&P500 Index.

Note: Numbers shown above are rounded.

In addition to the calculation outlined above, we also examined the discount rate assumptions utilized by selected equity research analysts covering Shell Canada. The after-tax discount rates ranged from 6.7% to 9.0% and averaged 8.0%, with approximately two-thirds of analysts using 8.0% as their discount rate for Shell Canada.

CIBC World Markets believes that the discount rates calculated above and utilized by equity research analysts covering Shell Canada are consistent with discount rates used by many companies transacting in this sector for comparable companies and assets.

Based upon the foregoing, CIBC World Markets determined the appropriate WACC for the Company to be in the range of 8.0% to 8.5%.

Summary of Projections

Under the Expected Case, and utilizing the commodity price and financial assumptions we determined, the undiscounted operating cash flow is estimated to aggregate to $393 billion for the lives of the assets. The aggregate estimated undiscounted capital expenditures are $121 billion. Many of the capital expenditures occur in the earlier years to fund development of assets. Under the Expected Case, the Company is estimated to achieve positive free cash flow, on a cumulative basis, in the year 2018. The table below illustrates the operating cash flow, capital expenditures, and the free cash flow forecasts for the next five years and the aggregate amounts for the projection periods.

Total Corporate Undiscounted Free Cash Flow Summary (Expected Case)

						Cumulative Over
	2007	2008	2009	2010	2011	Projection Periods
	($ millions)

Operating Cash Flow	$3,174	$3,236	$2,349	$3,988	$5,507	$392,987
Capital Expenditures	3,332	4,155	5,182	6,365	8,695	120,522

Free Cash Flow[1]	(158)	(919)	(2,833)	(2,377)	(3,188)	272,465

1	Free cash flow is defined as undiscounted unlevered operating cash flow (after tax) less undiscounted capital expenditures.

Note: The 2009 cash flow reflects impact of tax.

Summary of DCF Analysis

CIBC World Markets relied primarily on the Expected Case, applying a weighting of approximately 70%. A weighting of approximately 15% was accorded to each of the Proven and Upside Cases. The present value of the unlevered after-tax free cash flows derived from the DCF analysis represents the aggregate value of Shell Canada’s operating assets. To arrive at an equity value, and subsequently an equity value per Common Share, CIBC World Markets has made a number of adjustments. These adjustments included, among other things, adjustments for net debt as of December 31, 2006, potential future tax deferred benefits, certain inventory adjustments, present value of unfunded pension liabilities and the estimated present value of future asset retirement obligations not already reflected in the DCF analysis.

Summary of Weighted DCF Analysis

	WACC
	8.5%	8.0%
	($ millions, except per Common Share amounts)

Present Value of Free Cash Flow[1]	$36,925	$41,449
Less: Debt and Working Capital Deficit[2]	$(1,911)	$(1,911)
Plus: Option Proceeds[3]	$520	$520
Other Adjustments[4]	$94	$94

Net Equity Value	$35,628	$40,152
Fully Diluted Shares Outstanding (mm)	847.0	847.0
Estimated DCF Value per Common Share	$42.06	$47.40

1	Based on weighted average of Proven Case (15%), Expected Case (70%), and Upside Case (15%).

2	As per December 31, 2006 unaudited financials.

3	Source: Shell Canada option schedule.

4	Includes unfunded pension liability, asset retirement obligations and certain inventory adjustments.

The equity value per Common Share was determined to be in the range of approximately $42 to $47.

Sensitivity Analysis

The following table demonstrates the impact on Shell Canada’s estimated equity value per Common Share of changing key economic variables contained within the DCF analysis.

		Approximate Value
		Impact per
Variable	Change	Common Share[1]	% Change

Price of Oil (WTI)	+US$1.00/bbl	$1.77	4.1%
Price of Gas (AECO)	+C$0.25/GJ	$0.28	0.7%
Light/Heavy Differential	+US$1.00/bbl	$0.05	0.1%
Capital Costs	+5%	$(2.42)	(5	.6)%
WACC	+0.25%	$(2.59)	(6	.0)%
CAD/USD Exchange Rate	+C$0.01	$(1.29)	(3	.0)%

1	Using mid-point WACC of 8.25% and a weighting of Proven, Expected and Upside Cases.

“Sum of the Parts” Net Asset Value Approach

Using the NAV approach, a value for the Company is estimated by separately considering the value of each operating, development, exploration and financial asset. The individual asset values are estimated utilizing primarily precedent transaction and comparable company trading analyses.

The market trading multiples of public companies that operate in businesses similar to those of Shell Canada were reviewed and used to estimate individual asset values. The multiples used included measures of i) total enterprise value (“TEV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) referred to as “TEV/EBITDA”, ii)

Adjusted TEV to the quantity of net proved reserves (“Adjusted TEV/Net Proved Reserve”), and iii) Adjusted TEV to barrels per day of net current production (“Adjusted TEV/Net Current Production”). Each of these multiples is frequently observed by industry participants and the investment community as key measures for valuing assets or companies in various sectors of the oil and gas industry.

The results of the comparable companies approach were adjusted for a premium based on comparable change-of-control transactions to reflect an “en bloc” value for each of the assets. We applied premia to TEV in our analysis for the various assets given that Shell Canada’s net debt is held at the corporate level and not allocated to any particular asset or division. This methodology is further supported by the fact that Shell Canada has relatively low debt. We reviewed both the premia to market trading values for shares and premia to TEV of a number of precedent transactions in the Canadian oil and gas industry and for other large Canadian acquisition transactions to determine appropriate premia with regard to Shell Canada’s assets.

The precedent transaction method considers transaction prices in the context of the purchase or sale of a comparable company or asset to estimate the “en bloc” value of a particular asset. The prices paid for companies and assets in various sectors of the oil and gas industry which are subject to arm’s length transactions provide a general measure of the relative value. Factors such as comparability of asset and commodity mix, asset quality and profitability, stage of development, brand recognition, location and size may all be considered. For purposes of this analysis and depending on the asset, the multiples reviewed include the following: TEV/EBITDA, TEV/Net Proved Reserve, TEV/Net Current Production and TEV to refining input capacity (“TEV/Refining Input Capacity”).

We also estimated the value of certain cost savings (referred to as the “‘Go to Market’ cost savings”) expected to be realized from specified initiatives in the Oil Products business unit. Further, we considered the value of corporate expenses not allocated to any particular division.

Under the NAV approach, the estimated value for each asset is summed to produce a total asset value. To arrive at a net asset value, we deducted the Company’s net debt and an estimate of the present value of corporate expenses that are not directly assignable to each individual asset. We also adjusted to account for the proceeds received upon the exercise of stock options and other employee stock incentive plans in order to arrive at an equity value per Common Share.

There are a limited number of companies directly comparable to Shell Canada’s assets. The entities reviewed in the comparable companies method may have different operating, geographical and size profiles than the assets of Shell Canada. In addition, certain of the precedent transactions that were surveyed were executed at different points during commodity pricing cycles, and many of the companies or assets that have been acquired have different operating profiles than the assets of Shell Canada. For these reasons, the NAV approach has been attributed a lower weighting in our analysis than the DCF approach.

AOSP

In our NAV approach to valuing Shell Canada’s 60 percent interest in the AOSP we examined both the comparable companies and the precedent transaction methods.

i) Comparable Companies Methodology

In applying this valuation technique to Shell Canada’s 60 percent interest in the AOSP, we reviewed the trading value of Western Oil Sands L.P. (“Western Oil Sands”), which holds a 20 percent interest in the AOSP and in other assets that we deemed immaterial for purposes of our analysis. Western Oil Sands unaffected total enterprise value is $5.3 billion (equates to a share price of $28.51). This value was calculated based on the trading value of Western Oil Sands’ shares for the five-trading days prior to and including November 3, 2006, which is the day prior to market speculation that Western Oil Sands had initiated a strategic review process. Our notional value analysis for Shell Canada’s AOSP interest assumes there is incremental value associated with Shell Canada’s interest (relative to Western Oil Sands’ interest) because Shell Canada has its own upgrading solution for its share of bitumen produced from the project post the completion of the AOSP Expansion 1 and because Shell Canada is the operator of the AOSP. As a result, we have added a 5% premium to the value calculated using Western Oil Sands’ unaffected TEV.

Accordingly, the market trading value of Shell Canada’s interest in the AOSP was estimated to be approximately $16.8 billion. We adjusted this market trading value for an “en bloc” premium. We concluded that a premium of 20%

to 30% was appropriate. Consequently, we derived a range of “en bloc” values for Shell Canada’s AOSP interests of $20.1 billion to $21.8 billion.

AOSP — Comparable Company Trading Analysis

		Multiplication Factor[2]		Estimated Value
Methodology		Low	High	Low	High
		($ millions, except multiple ranges and where otherwise noted)

Western Oil Sands Unaffected TEV[1]	$5,318mm	3.15x	3.15x	$16,752	$16,752
Plus: Control Premium				20%	30%

En Bloc Value				$20,102	$21,777

1	Based on trading prices for Western Oil Sands’ common shares for the five trading days prior to and including November 3, 2006.

2	Reflects 60% ownership relative to Western Oil Sands’ 20%, and as adjusted for a 5% premium.

ii) Precedent Transaction Methodology

We examined the recent acquisitions of interests in the Syncrude Canada Limited Joint Venture (“Syncrude”), an oil sands mining project comparable in size and scope to AOSP. Canadian Oil Sands Trust (“COS”) concluded acquisitions of Syncrude interests from EnCana Corporation in 2003 and from Talisman Energy Inc. (“Talisman”) in January 2007. Given the significant changes in the market for oil sands assets during the last few years, CIBC World Markets focused its analysis on the most recent transaction, being COS’ purchase of an indirect 1.25% Syncrude interest from Talisman. Our analysis considered, among other things, the following factors: i) that both AOSP and Syncrude are integrated mining and upgrading projects with significant expansion opportunities and production histories, ii) that the Syncrude interest purchased by COS from Talisman was subject to certain royalty burdens, iii) that AOSP and Syncrude, while similar in many respects, have differences with regard to operating and capital cost structures, upgrading process and other variables and iv) that the Talisman/COS transaction was not a control transaction.

We estimated the price per equivalent barrel of production and price per estimated barrel of recoverable resource for the Talisman/COS transaction. We applied more weight to the production metric methodology. Application of these metrics to current production and estimated recoverable resource for Shell Canada’s AOSP interest resulted in values which supported the analysis derived under the comparable company trading analysis.

Other Oil Sands

The Other Oil Sands division is comprised of those assets acquired in the purchase of BlackRock and assets previously owned by the Company (the “Original Assets”). The assets acquired from BlackRock and the Original Assets are located in close geographic proximity to each other and have many geological similarities. They comprise both proved reserves and recoverable resources, which exceed 2 billion barrels, in the aggregate.

Shell Canada acquired BlackRock for $2.4 billion in July 2006. Given the timing of this acquisition and the oil sands expertise, technological capability, and financial strength of the Company, we have concluded that the purchase price continues to represent a reasonable value for the BlackRock assets. We prorated the BlackRock value over the Original Assets using implied metrics per unit of reserves and recoverable resource. We believe our analysis included value for the entire asset and therefore no additional land value has been accorded. Specifically, we estimated the value per unit of gross proved reserves and per unit of recoverable resource implied by the acquisition of BlackRock. These estimated unit values were applied to the gross proved reserves and estimated recoverable resource volumes for the Original Assets. The value determined for these Original Assets was added to the $2.4 billion BlackRock value to derive an estimated value for the Company’s Other Oil Sands assets in the range of $3.4 billion to $3.8 billion.

We also analyzed trading metrics of selected public companies with pre-production oil sands assets as a check. These companies included OPTI Canada Inc., UTS Energy Inc. and Synenco Energy Ltd.

Exploration and Production

In the NAV approach for Shell Canada’s Exploration and Production assets we considered both the comparable companies method and the precedent transactions method.

i) Comparable Companies Methodology

In applying this valuation technique we reviewed the trading multiples of comparable North American natural-gas weighted exploration and production companies with operations in the Foothills region of Alberta and the Rocky Mountain region of the United States. CIBC World Markets believes that the multiples for the large capitalization companies are the most appropriate for the purpose of evaluating the Exploration and Production business unit, given the comparable size, quality and nature of the respective asset bases.

Selected Comparable Exploration and Production Companies

					TEV[3]	Adjusted TEV[4]
			Market		2006E	Net Proved	Net Current
	Share Price[1]		Capitalization[2]	TEV[3]	EBITDA[6]	Reserve[5]	Production[5]
	(C$ unless noted)		(C$MM)	(C$MM)		(C$/boe)	(C$/boe/d)

Large Capitalization
EnCana Corporation[7]	US$	46.64	$44,137	$50,993	4.6x	$15.43	$67,009
Devon Energy Corp.[7]	US$	67.66	$35,741	$43,774	5.1x	$18.61	$69,774
XTO Energy Inc.[7]	US$	47.57	$20,858	$24,547	6.0x	$18.82	$94,544
EOG Resources Inc.[7]	US$	64.73	$19,018	$19,582	5.9x	$18.40	$72,719
Average					5.4x	$17.82	$76,012
Median					5.5x	$18.51	$71,247
Small Capitalization
St. Mary Land and Exploration Co.[7]	US$	34.94	$2,333	$2,790	4.6x	$18.59	$60,114
Compton Petroleum Corp.	C$	10.54	$1,386	$2,182	6.5x	$19.58	$82,478
Bill Barrett Corp.[7]	US$	28.54	$1,484	$1,691	5.8x	$21.76	$59,860
Average					5.7x	$19.98	$67,484
Median					5.8x	$19.58	$60,114

1	Price data sourced from Bloomberg Financial Markets as of January 19, 2007.

2	Calculated as of January 19, 2007 based on fully diluted shares outstanding using the treasury stock method.

3	Calculated as: market capitalization + net debt (total long-term debt +/- net working capital deficit/surplus) + preferred shares.

4	Adjusted TEV reflects adjustments for undeveloped land.

5	Reserves net of royalties as at December 31, 2005, adjusted for any subsequent acquisitions and dispositions to date. Net current production data based on latest available public disclosure.

6	Estimates sourced from I/B/E/S.

7	U.S. prices converted at the January 19, 2007 exchange rate US$ per C$ of 0.85.

While none of the companies reviewed was considered directly comparable to the Exploration and Production business unit, CIBC World Markets selected what it considered to be reasonably representative trading multiples for seven publicly traded companies. CIBC World Markets believes the TEV/EBITDA, TEV/Net Proven Reserve and TEV/Net Current Production multiples to be the most appropriate multiples to evaluate the Exploration and Production business unit.

In selecting the multiple ranges shown below, CIBC World Markets gave consideration to several factors, including asset and commodity risk, asset quality, growth potential, profitability and size of the Exploration and Production business unit and the selected comparable companies reviewed.

As shown in the table below, an average of the values realized by applying each of these three multiple ranges suggests a trading market value of the Exploration and Production business unit of $5.1 billion to $6.0 billion, excluding undeveloped land. We adjusted the market-based value by applying a premium to reflect an “en bloc” value. After having surveyed recent Canadian-based oil and gas transactions and large company transactions in other sectors, we concluded that a TEV premium of 20% to 30% was appropriate. Consequently, we derived a range of “en bloc” values for Shell Canada’s Exploration and Production business unit (excluding undeveloped land) using the comparable companies methodology of $6.1 billion to $7.8 billion.

Exploration and Production — Comparable Company Trading Analysis

		Multiple Range		Value
Methodology	Shell Canada Data	Low	High	Low	High
		($ millions, except multiple ranges and
		where otherwise noted)

TEV/2006 EBITDA	$1,060 mm	4.5x	5.5x	$4,770	$5,830
Adjusted TEV/Net Proven Reserves	252 mmboe	$16.50	$20.00	$4,150	$5,030
Adjusted TEV/Net Current Production[1]	96,233 boe/d	$65,000	$75,000	$6,255	$7,217
Average				$5,058	$6,026
Plus: Control Premium				20%	30%
En Bloc Value				$6,069	$7,834

1	Net daily production for the fourth quarter of 2006.

ii) Precedent Transactions Methodology

In applying this valuation technique, CIBC World Markets reviewed comparable acquisition transactions involving companies in the oil and gas industry and for which there was sufficient public information to derive multiples. CIBC World Markets considered the differences in asset and commodity mix, market dynamics and economic environment at the time of each transaction, growth prospects and other factors inherent in the precedent transactions identified. The five selected transactions we considered are shown in the table below.

Exploration and Production — Selected Precedent Transactions

					Adjusted TEV
					Net	Net
			Asset/	Transaction	Proved	Current
Date	Acquiror	Target	Corporate	Value[1]	Reserves[2]	Production[2]
				($MM)	($/net	($/net
					boe)	boe/d)

Sep-06	Canadian Natural Resources Ltd.	Anadarko Petroleum Corp. (Canada)	Corporate	$4,551	$16.06	$74,266
Jun-06	Anadarko Petroleum Corp.	Western Gas Resources Inc.	Corporate	$5,912	$18.73	$83,666
Jul-05	Pogo Producing Company	Northrock Resources Ltd.	Corporate	$2,070	$17.59	$62,576
May-05	Total S.A. / ConocoPhillips	Devon Energy Corp.	Asset	$1,416	$18.16	$80,774
Apr-04	EnCana Corporation	Tom Brown Inc.	Corporate	$3,685	$17.77	$61,905
Average					$17.66	$72,637
Median					$17.77	$74,266

Source: J.S. Herold Inc. and public data. Production and reserve figures reported on a net basis (adjusted for royalties) based on J.S. Herold Inc. methodology.

1	J.S. Herold Inc. transaction value adjusted for C$ per US$ exchange rate on the day of the announcement.

2	Production and reserve multiples adjusted for non-producing assets at the time of the acquisition based on J.S. Herold Inc. methodology.

CIBC World Markets considered Adjusted TEV/Net Current Production and to a lesser extent Adjusted TEV/Net Proved Reserves to be the most appropriate multiples to estimate a value for the Exploration and Production business unit. The multiple ranges to be applied to the Exploration and Production business unit were determined based on our assessment of the relative quality and nature of the assets compared to those for the precedent transactions.

The following is a summary of the value of the Exploration and Production business unit (excluding undeveloped land). As illustrated, these multiple ranges suggest that the “en bloc” value for the Exploration and Production business unit (excluding undeveloped land) is between $5.5 billion and $6.4 billion.

Exploration and Production — Precedent Transaction Analysis

		Multiple Range		Value
Methodology	Shell Canada Data	Low	High	Low	High	Weighting
		($ millions, except multiple ranges and where otherwise noted)

Adj. TEV/Net Proved Reserve	252 mmboe	$16.00	$19.00	$4,024	$4,779	33%
Adj. TEV/Net Current Production[1]	96,233 boe/d	$65,000	$75,000	$6,255	$7,217	67%
Weighted Average				$5,511	$6,404

1	Net production for the fourth quarter of 2006.

     Summary:  NAV Approach — Exploration and Production

In the NAV approach to the Exploration and Production business unit, we have applied equal weighting to both the comparable companies method and the precedent transactions method to arrive at an estimated “en bloc” value for the Exploration and Production business unit (excluding undeveloped land) of approximately $5.8 billion to $7.1 billion.

Exploration and Production — Value Summary

				Weighted Value
Methodology	Low	High	Weighting	Low	High
	($ millions)

Comparable Company Analysis	$6,069	$7,834	50%	$3,035	$3,917
Precedent Transaction Analysis	$5,511	$6,404	50%	$2,756	$3,202

En Bloc Value				$5,791	$7,119

Undeveloped Acreage and Frontier Assets

The values estimated for the Exploration and Production business unit exclude the value of any undeveloped land, comprising both conventional and unconventional lands and non-producing frontier assets. Our NAV approach to valuing these assets focused on the precedent transactions method.

i) Precedent Transactions Methodology

In applying this valuation technique, we reviewed recent land sales transactions and work expenditure commitment transactions for various regions in Canada as well as actual prices paid by Shell Canada for land purchased since January 2005.

The price paid in 2006 for conventional undeveloped land in Alberta ranged from $0.51 per acre to $10,188 per acre with an average of approximately $220 per acre. According to the Newfoundland Offshore Petroleum Board, work expenditure commitments since 2005 have ranged from $1 per acre to $6,650 per acre, with a weighted average of $79 per acre. Meanwhile, according to the Nova Scotia Offshore Petroleum Board, there have been no work expenditure commitments for acreage offshore Nova Scotia since 2003 when the average expenditure commitment was $31 per acre. According to data compiled by Indian and Northern Affairs Canada, work expenditure commitments have a weighted average of $355 per acre in the Mackenzie Delta region since 2002 and $40 per acre in the Beaufort region over the same time period. Acreage off of the west coast of British Columbia where Shell Canada owns approximately 12.8 million acres has been subject to a moratorium on development since 1971 and there are no recent precedent transactions for acreage in this area. As well, there have been no work commitments for acreage in the Arctic Islands / Nunavut region since at least 2001.

Shell Canada’s acquisition costs of exploration and development lands, on a weighted average basis, have been $1,028 per acre (range of $11 to $6,334 per acre) since 2005.

After reviewing these precedent transactions, we determined appropriate values per acre for Shell Canada’s undeveloped acreage and non-producing frontier lands. A summary of this analysis is presented below.

Frontier and Undeveloped Land — Value Summary

		Value Range/Acre		Value
	Shell Canada Data	Low	High	Low	High
	(000’s of net acres)	($/acre)	($/acre)
		($ millions, except where otherwise noted)

Conventional Lands	601.9	$565	$665	$340	$400
Coal Bed Methane Lands	1,066.3	$900	$1,100	$960	$1,173
Offshore and Frontier Lands[1]	17,495.2	$10	$13	$176	$236

Total Land Value				$1,476	$1,809

1	Includes acreage off the eastern and western coasts of Canada as well as in the Mackenzie Delta, Beaufort and Arctic Islands / Nunavut regions of northern Canada. Value range reflects the mix of offshore holdings, including the fact that approximately 12.8 mm acres are currently subject to a moratorium on development. Land data as at October 10, 2006.

Based upon the analysis above, we derived a value range for Shell Canada’s non-producing frontier assets and undeveloped acreage of $1.5 billion to $1.8 billion.

Oil Products

In our NAV approach for Shell Canada’s Oil Products business unit we examined both the comparable companies method and the precedent transactions method.

i) Comparable Companies Methodology

In applying this valuation technique we reviewed the trading multiples of comparable North American refining and marketing companies, which are shown in the table below.

Selected Comparable Oil Products Companies

				TEV
	Share	Market		2007E
	Price[1]	Capitalization[2]	TEV[3]	EBITDA[6]
	(US$)	(C$MM)	(C$MM)

Refiners
Valero Energy Corp.[4,5]	$51.04	$37,803	$41,475	4.5x
Sunoco Inc.[4]	$60.28	$8,727	$11,938	5.2x
Western Refining Inc.[4]	$25.89	$2,122	$1,827	6.3x
Average				5.3x

1	Price data sourced from Bloomberg Financial Markets as of January 19, 2007.

2	Calculated as of January 19, 2007 based on fully diluted shares outstanding using the treasury stock method.

3	Calculated as: market cap + net debt (total long term debt +/– net working capital deficit/surplus) + minority interest + preferred shares.

4	U.S. companies converted at the January 19, 2007 US$ per C$ exchange rate of 0.85.

5	Minority interest excluded as analyst community reports EBITDA net of equity interest in Valero GP Holdings, LLC.

6	Estimates sourced from I/B/E/S.

CIBC World Markets selected what it considered to be reasonably representative public trading multiples for the three publicly-traded companies referred to above. The TEV to estimated EBITDA multiple for 2007 was determined to be the most comparable trading multiple for the Oil Products business unit.

In selecting the multiple range shown below, CIBC World Markets gave consideration to several factors, including quality of assets, asset mix, growth potential, profitability and size differential between the Oil Products business unit and the companies reviewed. We also considered the relative high quality of Shell Canada’s Scotford refinery and the potential EBITDA growth for the Oil Products business unit. The values determined were adjusted by control premia of 20% – 30% to reflect “en bloc” values for the Oil Products assets, as indicated in the table below.

Oil Products — Comparable Company Trading Analysis

	Shell Canada	Multiple Range		Value
Methodology	Data[1]	Low	High	Low	High
		($ millions, except multiple ranges and where otherwise noted)

TEV/2007E EBITDA	$1,262 mm	5.0x	6.0x	$6,310	$7,572
Plus: Control Premium				20%	30%
En Bloc Value				$7,572	$9,844

1	2007 estimate adjusted for “Go to Market” cost savings which have been accounted for separately in the NAV analysis.

ii) Precedent Transactions Methodology

In applying this valuation technique, CIBC World Markets reviewed selected precedent North American acquisitions of refining and marketing assets or companies that were comparable and for which there was sufficient public information to derive multiples. CIBC World Markets considered the differences in asset and commodity mix, asset quality, market dynamics and economic environment at the time of each transaction, growth prospects and other factors inherent in the precedent transactions identified. Nine transactions were considered comparable for our analysis as shown in the table below.

Oil Products — Selected Precedent Transactions

						TEV/
				Refining		Refining
			Asset/	Intake	TEV/	Intake
Date	Acquiror	Target	Corporate	Capacity	EBITDA[1]	Capacity
				(Mbbl/d)		(C$/bbl/d)

Oct-06	EnCana Corp.	ConocoPhillips	Asset	226	n.a.	$13,936
Aug-06	Western Refining Inc.[5]	Giant Industries Inc.	Corporate	99	5.1x	$12,234
Aug-06	Harvest Energy Trust[2]	North Atlantic Refining Ltd.	Corporate	115	3.5x	$13,880
Aug-06	Lyondell Chemical Co.[2]	Citgo Petroleum Corp.	Corporate	111	3.7x	$21,533
May-06	Alon USA Inc.	Paramount Petroleum Corp.	Corporate	66	4.4x	$6,985
Apr-05	Marathon Oil Corp.[3]	Ashland Inc.	Corporate	360	5.2x	$9,718
Apr-05	Valero Energy Corp.	Premcor Inc.	Corporate	790	7.0x	$14,447
Jan-04	Premcor Inc.	Saudi Aramco and Shell Oil	Asset	180	n.a.	$6,480
May-03	Valero Energy Corp.[4]	Orion Refining Corp.	Asset	155	4.7x	$3,892
Average					4.8x	$11,456
Median					4.7x	$12,234

Source: J.S. Herold Inc. and public data. Transaction value adjusted for C$ per US$ exchange rate on the day of the announcement; trailing EBITDA converted at average rate for trailing 12 months.

1	EBITDA reflects trailing 12 months based on most recent available quarterly data prior to the announcement of the transaction.

2	Based on most recent six months EBITDA annualized.

3	TEV/EBITDA multiple excludes US$94 million for the chemical business and Valvoline oil change centers.

4	Estimated EBITDA figure.

5	Transaction closing is pending.

Notes: Refining capacity based on crude processing capacity.

CIBC World Markets considered TEV/EBITDA and TEV/Refining Intake Capacity to be the most appropriate multiples to evaluate the Oil Products business unit.

In selecting the multiple ranges shown below, CIBC World Markets gave consideration to several factors, including differences in business mix, growth potential, age of assets, asset quality, profitability and size between the Oil Products business unit and the companies/assets reviewed.

The TEV/Refining Intake Capacity does not include any value for Shell Canada’s retail service stations. CIBC World Markets reviewed 27 precedent transactions involving the acquisition of retail service stations. The purchase price per station in these transactions ranged from approximately $81,000 to $5.0 million. The average purchase price, excluding the high and low values, was $1.3 million per station. Based upon a review of these precedent transactions and Shell Canada’s analyses of its owned stations, we have estimated a value of between $860 million and $1.3 billion for the retail station network. This additional value was added to the value derived using the TEV/Refining Intake Capacity multiple, as illustrated in the table below.

Oil Products — Precedent Transaction Analysis

	Shell Canada	Multiple Range		Incremental Value of Retail Sites		Value
Methodology	Data	Low	High	Low	High	Low	High
		($ millions, except multiple ranges and where otherwise noted)

TEV/2006 EBITDA	$1,030 mm	5.5x	6.5x	Included	Included	$5,665	$6,695
TEV/Refining Intake Capacity	324,000 bbl/d	$12,000	$15,000	$860	$1,345	$4,748	$6,205
Average						$5,207	$6,450

     Summary: NAV Approach — Oil Products

In the NAV approach to the Oil Products assets, we have applied equal weighting to both the comparable companies method and the precedent transactions method to arrive at an estimated “en bloc” value for the Oil Products business unit of approximately $6.4 billion to $8.1 billion.

Oil Products — Value Summary

				Weighted Value
Methodology	Low	High	Weighting	Low	High
	($ millions)

Comparable Company Analysis	$7,572	$9,844	50%	$3,786	$4,922
Precedent Transaction Analysis	$5,207	$6,450	50%	$2,604	$3,225

En Bloc Value				$6,390	$8,147

“Go to Market” Cost Savings

Shell Canada currently has a number of initiatives underway to reduce costs in its Oil Products business unit which should lead to cost savings in the future. These cost savings are expected to result from certain joint ventures, relating to streamlining of selected distribution channels, that have been initiated by the Company. The “Go to Market” cost savings initiative was already being implemented prior to the RDS announcement on October 23, 2006. The value of these cost savings is not reflected in the NAV approach value for the Oil Products business unit and therefore we have added a value for these costs savings. We have approached the valuation of these cost savings in two manners: (i) DCF method; and (ii) comparable company method.

i) DCF Methodology

In applying this valuation technique, we calculated the present value of the after-tax cost savings based on a financial forecast provided by Shell Canada which assumes a growth rate of 2% per annum. Assuming a WACC of between 8.0% and 8.5%, the present value of the “Go to Market” cost savings is between $594 million and $645 million.

ii) Comparable Companies Methodology

In applying this method, we derived a TEV to 2007E EBITDA multiple which we estimated would reflect the “en bloc” value of these savings. Assuming a multiple range of between 6.9x and 7.9x (which we based primarily on Shell Canada’s trading multiples prior to the RDS announcement) and 2007 “Go to Market” cost savings of $55.3 million as estimated by Shell Canada, the implied value of the “Go to Market” cost savings is between $382 million and $437 million.

     Summary: NAV Approach — “Go to Market” Cost Savings

In the NAV approach to the “Go to Market” cost savings, we have applied equal weighting to both the DCF approach and the comparable companies method to arrive at an estimated “en bloc” value for these cost savings of approximately $488 million to $541 million.

Unallocated Corporate Expenses

Given that our analyses of each of Shell Canada’s business units do not incorporate unallocated corporate expenses, we adjusted our NAV approach value for these costs. We have approached the valuation of these unallocated corporate expenses in two manners: (i) DCF method; and (ii) comparable companies method.

i) DCF Methodology

In applying this valuation technique, we calculated the present value of the after-tax unallocated corporate costs based on a pre-tax forecast provided to us by Shell Canada. The pre-tax unallocated corporate costs are estimated to grow from $55.5 million in 2007 to $95.9 million in 2016. We have assumed a terminal growth rate of 3% thereafter. Assuming a WACC of between 8.0% and 8.5%, the present value of the unallocated corporate expenses is between $1.0 billion and $1.1 billion.

ii) Comparable Companies Methodology

In applying this method, we used a TEV to 2007E EBITDA “en bloc” multiple comparable to that applied for the “Go to Market” cost savings. Assuming a multiple range of between 6.9x to 7.9x and 2007 unallocated costs of $55.5 million as estimated by Shell Canada, the estimated value of the unallocated corporate costs is between $383 million and $438 million.

     Summary: NAV Approach — Unallocated Corporate Costs

In the NAV approach to the unallocated corporate costs, we have applied equal weighting to both the comparable companies method and the precedent transactions method to arrive at an estimated “en bloc” value for these costs of approximately $690 million to $765 million.

Summary of NAV Analysis

Under the NAV approach, the value of each asset is summed to produce a total asset value. The present value of the “Go to Market” cost savings, as well as the proceeds from the exercise of stock options and other employee stock incentive plans are added to this value. The Company’s net debt (long-term debt plus working capital deficit) and an estimate of the present value of corporate expenses that are not directly assignable to each of the individual assets are deducted from these values in order to arrive at an equity value per Common Share. The results of the NAV analysis are summarized below and indicate an equity value range of approximately $42 to $48 per Common Share.

Summary NAV Analysis

	Low	High
	($ millions, except per Common Share data)

AOSP	$20,102	$21,777
Other Oil Sands	3,412	3,785
Exploration and Production	5,791	7,119
Oil Products	6,390	8,147
“Go to Market” Cost Savings	488	541
Frontier and Undeveloped Land	1,476	1,809
Unallocated Corporate G&A	(690)	(765)
Option Proceeds[1]	520	520

Enterprise Value	$37,489	$42,933
Less: Net Debt (December 31, 2006)	(1,911)	(1,911)

Equity Value	$35,578	$41,022
Shares Outstanding (fully-diluted)	847.0	847.0
Equity Value per Common Share	$42.00	$48.43

1	Source: Shell Canada option schedule.

Distinctive Material Benefits to RDS

The value of certain synergies is reflected in some of the valuation methodologies utilized. CIBC World Markets also considered whether any distinctive material benefits that are unique to RDS would accrue from its acquisition of all the Common Shares. Possible benefits or cost savings might accrue to RDS with respect to the following areas: i) the consolidation of the human resources and infrastructure required for the development of the SURE Northern Energy oil sands leases owned by RDS and the accelerated development thereof, ii) the integration of Shell Canada’s oil sands business with the RDS downstream businesses in the United States, iii) the elimination of certain general and administrative functions, and iv) the opportunity to utilize consolidated tax planning strategies. CIBC World Markets did not have sufficient financial information or analysis from RDS to quantify such benefits but we believe they could be material in the aggregate.

Valuation Conclusion

In arriving at an opinion of fair market value of Shell Canada’s Common Shares, CIBC World Markets has not attributed any particular weight to any specific factor but has made qualitative judgements based on experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each factor. CIBC World Markets did, however, weight each valuation approach differently and ascribed the greatest amount of importance to the DCF approach.

Based upon and subject to the foregoing and such other factors as we considered relevant, CIBC World Markets is of the opinion that, as of the date hereof, the fair market value is in the range of $42 to $48 per Common Share.

Yours very truly,

SCHEDULE B

INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS
OF SHELL INVESTMENTS LIMITED AND ROYAL DUTCH SHELL PLC

The following is a list of the executive officers and directors of Shell Investments Limited and Royal Dutch Shell plc setting forth, for each person, the name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and the five-year employment history of such person.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Jorma Ollila Republic of Finland Non-Executive Chairman of Royal Dutch Shell plc	Non-Executive Chairman of the Board of Directors of Nokia Corporation, a telecommunications and mobile devices manufacturing company that has its principal business address at Keilalahdentie 2-4, 02150 Espoo, Finland, P.O. Box 226, Fin-00045 Nokia Group, Finland.	He was appointed Non-Executive Chairman of Royal Dutch Shell plc from June 2006. Previously he was Vice-President of International Operations of Nokia in 1985. In 1986 he was appointed Vice President Finance of Nokia and served between 1990 and 1992 as President of Nokia Mobile Phones. Between 1992 and 1999 he was President and Chief Executive Officer of Nokia and from 1999 to 1 June 2006 he was Chief Executive Officer of Nokia. Prior to joining Nokia, he started his career in banking at Citibank in London and Helsinki. Currently he is Non-Executive Chairman of the Board of Nokia and a Non-executive Director of Ford Motor Company.

Lord Kerr of Kinlochard United Kingdom Deputy Chairman and Senior Independent Non-Executive Director of Royal Dutch Shell plc	Deputy Chairman of the Board of Directors and Senior Independent Non-Executive Director of Royal Dutch Shell plc	He was a Non-Executive Director of Shell Transport from 2002 to 2005 and has been Deputy Chairman and Senior Independent Non-Executive Director of Royal Dutch Shell plc since 2004. Previously, he served in various positions in the UK Diplomatic Service from 1966 to 2002, including as UK Permanent Representative to the European Union, British Ambassador to the U.S., Foreign Office, Permanent Under Secretary of State and Head of the UK Diplomatic Service. On leaving government service he was appointed Secretary-General of the European Convention from 2002 to 2003. A member of the House of Lords since 2004 and Chairman of the Court and Council of Imperial College, London, he has been a trustee and Deputy Chairman of the National Gallery since 2002 and a trustee of the Rhodes Trust since 1997. He has been a non-executive Director of Rio Tinto plc and Rio Tinto Limited (both engaged in finding, mining and processing mineral resources) since 2003 and Scottish American Investment Company plc, an investment company, since 2002.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Jeroen van der Veer The Netherlands Chief Executive of Royal Dutch Shell plc	Chief Executive of Royal Dutch Shell plc	He was appointed President (currently Chief Executive) of Royal Dutch in 2000, having been a Managing Director since 1997. He was appointed Chairman of the Committee of Managing Directors of the Shell Group in March 2004 and Chief Executive of Royal Dutch Shell in 2004. He has also been a Non-Executive Director of Unilever (which includes Unilever N.V., Unilever plc and Unilever Holdings Ltd and engages in the worldwide manufacture and supply of consumer goods) since 2002. He was a member of the supervisory board of De Nederlandsche Bank N.V. (The Netherlands central bank) from 2000 to 2004.

Peter Voser Switzerland Chief Financial Officer of Royal Dutch Shell plc	Chief Financial Officer of Royal Dutch Shell plc	He was employed from 1982 to March 2002 by the Shell Group in a variety of finance and business roles in Switzerland, the UK, Argentina and Chile, including Group Chief Internal Auditor of the Shell Group, Chief Financial Officer of Shell Europe Oil Products and Chief Financial Officer of Shell International Oil Products. He was appointed Managing Director of Shell Transport, a Group Managing Director and Chief Financial Officer and an Executive Director of Royal Dutch Shell with effect from October 2004. From March 2002 until September 2004, he was Chief Finance Officer and Member of the Group executive committee of the Asea Brown Boveri group of companies, based in Switzerland and engaged in the energy and automation business areas. He was a member of the supervisory board of Aegon N.V., which is engaged in the insurance business, between 2004 and 2006. He is currently member of UBS AG, a financial service firm, since 2005 and was a member of the Swiss-American Chamber of Commerce in 2003-2004. Since 2006 he has been a member of the Swiss Federal Auditor Oversight Authority, a public institution supervising the External Audit firms operating in Switzerland.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Malcolm Brinded United Kingdom Executive Director, Exploration and Production of Royal Dutch Shell plc	Executive Director, Exploration and Production of Royal Dutch Shell plc	He joined the Shell Group in 1974 and has held various positions around the world. He was Country Chair for the Shell Group in the UK from 1999 to 2002 and Director of Planning, Environment and External Affairs at Shell International Ltd. from 2001 to 2002. He was a Managing Director of Royal Dutch from 2002 to 2005. In March 2004, he was appointed a Director and Managing Director of Shell Transport and became Vice-Chairman of the Committee of Managing Directors and in 2004 became an Executive Director of Royal Dutch Shell. He co-chaired the UK Industry Leadership Team from 1998 to 2001, covering all UK upstream industry operators, contractors and suppliers.

Linda Cook United States Executive Director, Gas & Power of Royal Dutch Shell plc	Executive Director, Gas & Power of Royal Dutch Shell plc	She was Chief Executive Officer for Shell Gas & Power from 2000 to 2003. She was President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from 2003 to 2004. In August 2004, she was appointed a Managing Director (currently Executive Director) of Royal Dutch and became a Group Managing Director and Chief Executive Officer of Shell Gas & Power. In 2004 she became an Executive Director of Royal Dutch Shell. She has been non-executive Director of The Boeing Company, an aerospace company, since 2003.

Rob Routs The Netherlands Executive Director, Oil Products and Chemicals of Royal Dutch Shell plc Non-Executive director of Shell Canada	Executive Director, Oil Products and Chemicals of Royal Dutch Shell plc	He joined the Shell Group in 1971 and has held various positions in The Netherlands, Canada and the United States. He was President and Chief Executive Officer of Shell Oil Products U.S.A. and President of Shell Oil Company and Country Chair for the Shell Group in the United States from 2002 to 2003. He was a Managing Director of Royal Dutch from 2003 to 2005 and became a Group Managing Director with effect from July 2003 and an Executive Director of Royal Dutch Shell since 2004. He was Chief Executive Officer of Equilon Enterprise LLC (a joint venture between Shell and Texaco) from 2000 to 2002. He is also a director of INSEAD (a worldwide business school). He has been a board member of Shell Canada since 2005.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Maarten van den Bergh The Netherlands Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was President of Royal Dutch from 1998 to 2000 having been a Managing Director of Royal Dutch since 1992. He was a member of the Royal Dutch supervisory board from 2000 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. He was Chairman of the Board of Directors of Lloyds TSB Group plc from 2001 to 2006. He has been a Non-Executive director of BT Group plc, a telecommunications company, since 2000, British Airways plc, an international airline, since 2002 and a member of the supervisory board of Akzo Nobel N.V., which manufactures paint, chemicals, salt and healthcare products, since 2005.

Nick Land United Kingdom Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was appointed a Non-Executive Director of Royal Dutch Shell plc as from July 2006. He qualified as an accountant in 1970 and was a partner of Ernst & Young LLP from 1978 until June 2006. He was Chairman of Ernst & Young LLP and a member of the Global Executive Board of Ernst & Young Global LLP from 1995 until June 2006. He is a Non-Executive Director of BBA Aviation plc and Ashmore Group plc, a member of the Advisory Board of the Judge Business School and the Finance and Audit Committees of the National Gallery. In December 2006 he was appointed a Non-Executive Director of Vodafone Group PLC.

Mary R. (Nina) Henderson United States Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	She was a Non-Executive Director of Shell Transport from 2001 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. She was a director of the Hunt Corporation, engaged in the manufacture and distribution of office and art/framing supplies, from 1991 to 2002. She has been a Director of Pactiv Corporation, a producer of specialty packaging products, since 2000, AXA Financial Inc., a provider of diversified financial services, since 1996, Del Monte Foods Company, a manufacturer and marketer of processed foods, since 2002 and Visiting Nurse Service of New York, a healthcare service provider, since 1997.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Sir Peter Job United Kingdom Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was a Non-Executive Director of Shell Transport from 2001 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. He was Chief Executive of Reuters Group plc, a provider of news services, from 1991 to 2001, a member of the supervisory board of Bertelsmann AG, a publishing and communications company, from 2002 to 2005, non-executive director of GlaxoSmithKline plc, a pharmaceuticals company, from 2000 to 2004, and a non-executive director Multex.com Inc., a provider of global financial information, from 2002 to 2003. He has been a non-executive director of Schroders plc, a global asset management company, since 1999, TIBCO Software Inc, a software company, since 2000, Instinet Group Inc, an provider of electronic trading solutions, since 2000 and a member of the supervisory board of Deutsche Bank AG, a provider of banking and financial services, since 2001.

Wim Kok The Netherlands Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was a member of the Royal Dutch supervisory board from 2003 to 2005. He was appointed Dutch Prime Minister in 1994, serving for two periods of government up to July 2002. Since 2003 he has been a member of the supervisory boards of ING Groep N.V., a financial services company, KLM N.V., an international airline, and TNT N.V. (formerly TPG N.V.), a global provider of mail, express and logistics services.

Jonkheer Aarnout Loudon The Netherlands Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was appointed a Non-executive Director of Royal Dutch Shell in October 2004. He was a member of the Royal Dutch supervisory board from 1997 and was a Board member of Royal Dutch until the merger of the company on December 21, 2005. He was a member of the Board of Management of Akzo from 1977 to 1994 (Akzo Nobel as from 1994) and its Chairman from 1982 to 1994. He is former Chairman of the supervisory boards of ABN AMRO Holding N.V. and Akzo Nobel N.V., a member of the International Advisory Board of Allianz AG and a member of the European Advisory Board of Lehman Brothers Europe Ltd.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Christine Morin-Postel France Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	She was appointed a member of the Royal Dutch supervisory board (currently a Non-Executive Director) in 2004 and a Non-Executive Director of Royal Dutch Shell in 2004. From 1998 until March 2001, she was Chief Executive and Chairman of the Management Committee of Société Générale de Belgique, an international and industrial services group. She was Executive Vice-President and a member of the Executive Committee of Suez S.A., an international and industrial services group, from 2000 to 2003. She was a non-executive director of Arlington Capital Investors Europe, an investment management company, from 2002 to 2005 and Fortis S.A./N.V., an international financial services company, from 1998 to 2003. She has been a non-executive director of Alcan Inc., a manufacturer of aluminum, light gauge sheet, foil and packaging products, since 2003, Pilkington plc, a manufacturer of glass and glazing products, since 2003 and 3i Group plc, which is engaged in private equity and venture capital, since 2002.

Lawrence Ricciardi United States Non-Executive Director of Royal Dutch Shell plc	Non-Executive Director of Royal Dutch Shell plc	He was appointed a member of the Royal Dutch supervisory board (currently a Non-Executive Director) in 2001 and a Non-Executive Director of Royal Dutch Shell in 2004. He was previously Senior Vice President and General Counsel of IBM, which creates, develops and manufactures advanced information technologies, from 1995 to 2002. He was Senior Advisor to the law firm Jones Day and to Lazard Freres & Co. from 2003 to 2006 and a member of the Board of Directors of The Reader’s Digest Association, Inc., which is engaged in publishing and direct marketing, since 1998, the Morgan Library, a library and museum, since 2003 and the Andrew W. Mellon Foundation, a charitable foundation, since 2003.

Beat Hess Switzerland Group Legal Director of Royal Dutch Shell plc	Group Legal Director of Royal Dutch Shell plc	He was appointed as Legal Director in June 2003. Previously he was General Counsel of Asea Brown Boveri group of companies from 1988 to 2003. He is also a Non-Executive board member of Ciba Specialty Chemicals.

Roxanne J. Decyk United States Corporate Affairs Director of Royal Dutch Shell plc	Corporate Affairs Director of Royal Dutch Shell plc	Previously, she was Senior Vice President for Corporate Affairs/Human Resources for Shell Oil and Vice President of Corporate Strategy. She is also a Non-Executive board member of Snap-On Inc.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Alan D. Matula United States Chief Information Officer of Royal Dutch Shell plc	Chief Information Officer of Royal Dutch Shell plc	Previously, he was General Manager Strategy and Projects & Solutions for Shell International B.V. He is a Non-Executive board member of Airbiquity.

Hugh S. Mitchell United Kingdom Human Resource Director of Royal Dutch Shell plc	Human Resource Director of Royal Dutch Shell plc	Previously he was Director International for Royal Dutch Shell Group and Human Resource Director for Royal Dutch Shell’s Global Oil Products business.

W. Adrian Loader United Kingdom Chairman and Director of Shell Investments Limited	Director, Strategy and Business Development of Royal Dutch Shell plc	He has had an extensive career in the Shell Group that has seen him most recently as Director of Strategic Planning, Sustainable Development and External Affairs for the Royal Dutch Shell Group of companies. Mr. Loader was a director of Shell Canada from September 2003 until May 2005.
His previous posts have included President of Shell Oil Products Europe, Director for Shell Oil Products East Zone, Director for Shell Oil Products South Zone, Head of Central and Eastern Europe and the Former Soviet Union, Chief Executive of the Shell companies in the Philippines, General Manager in both Uruguay and Honduras, as well as being assigned to compania Shell de Venezuela and the Shell Companies in Malaysia. He has been a Non-Executive Director of Alliance Boots plc (previously Alliance Unichem plc), which is engaged in pharmaceutical and wholesale distribution of medicines since 2003. He has also been a Non-Executive Director of Holcim Ltd., which is engaged in the cement and aggregates business since 2006.

Andrew W. Longden United Kingdom Director of Shell Investments Limited	Executive Vice President — Treasury and Corporate Finance, Royal Dutch Shell plc. Shell Centre, London SE1 7NA, United Kingdom	He was appointed Executive Vice President — Treasury and Corporate Finance of Royal Dutch Shell on November 1, 2003, prior to which he was Group Treasurer of BT Group plc.

James H. Mair United Kingdom Director of Shell Investments Limited	Vice President Business Development — Upstream Shell International B.V., Oil and Gas, Carel van Bylandtlaan 30, 2501 AN The Hague, The Netherlands	He has been the Vice President Business Development — Upstream at Shell International B.V. since May 1, 2006. He was previously the Vice President Acquisitions & Divestments of Shell International Exploration and Production B.V.

Present Principal Occupation
Name, Citizenship, Positions at Filing Companies	or Employment*	Five Year Employment History

Arnold MacBurnie Canada Director and Chief Executive Officer of Shell Investments Limited	Senior Vice President of Coral Energy Canada Inc. Suite 3500, 450 – 1st Street S.W. Calgary, Alberta T2P 5H1	Employed by Coral Energy Canada Inc. from January 1, 1997 to present. Has been Senior Vice President for the past five years, responsible for origination (regulatory, producer relations, marketing and business development) in Canada until mid-2003.

Mieke Findlay Canada Chief Financial Officer of Shell Investments Limited	Finance Manager, Coral Energy Canada Inc., Suite 3500, 450 – 1st Street S.W., Calgary, Alberta T2P 5H1	She was appointed Finance Manager, Coral Energy Canada Inc. in January 2004, prior to which she was Manager, Risk Control for Coral Energy Canada Inc.

Daniel Hall Canada Director of Shell Investments Limited	Head of Legal (Chemicals — Canada) and Corporate Secretary, Shell Chemicals Canada Ltd. and Shell Chemicals Americas Inc. 3200, 400 – 4th Avenue S.W. Calgary, Alberta, Canada T2P 0J4	He joined the Shell Group on January 1, 2006. He previously carried on a law practice in Calgary, Alberta which included (since May 2002) acting for Shell Chemicals Canada Ltd. (engaged in manufacturing, marketing and transporting chemical products). From December 1996 to June 2002 he acted for and was employed by Zi Corporation (a public company engaged in interface solutions for wireless and consumer technologies).

Derric Ostapyk Canada Director of Shell Investments Limited	Vice President, Shell Chemicals Canada Ltd. and Shell Chemicals Americas Inc. 3200, 400 – 4th Avenue S.W. Calgary, Alberta, Canada T2P 0J4	He joined Shell Chemicals Canada Ltd. in 1977 and has held various positions in Canada. He was Manager, Business Integration Shell Chemicals Canada Ltd. from 1999 until October 1, 2006.

*	Unless otherwise indicated, the business address of each of the above persons is Royal Dutch Shell, Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands.

SCHEDULE C

INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS
OF SHELL CANADA LIMITED

The following is a list of the directors and executive officers of Shell Canada Limited setting forth, for each person, the name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and the five-year employment history of such person.

Present Principal Occupation
Name, Citizenship, Position at Shell Canada Limited	or Employment*	Five Year Employment History

Derek H. Burney, O.C. Canada Lead Director Shell Canada Limited	Senior Strategic Advisor Ogilvy Renault LLP 1500 – 45 O’Connor Street Ottawa, Ontario, Canada K1P 1A4	Since 2006, Mr. Burney has been the Chairman of CanWest Global Communications Corp., an international media company with interests in broadcast television, publications, radio, specialty cable channels, out-of-home advertising and interactive operations in Canada, Australia, New Zealand, Malaysia, Singapore, Indonesia, Turkey, the United Kingdom and the United States. Also in 2006, Mr. Burney was appointed as Senior Strategic Advisor to Ogilvy Renault LLP, a full service law firm with offices in Toronto, Ottawa, Montreal and London, United Kingdom. Mr. Burney assists clients in dealing with cross-border and domestic issues as well as trade and investment policy matters. Since 2004, Mr. Burney has been the Chairman of New Brunswick Power Corporation, a Crown Corporation with the legislated mission to provide for the electricity needs of the Province of New Brunswick. New Brunswick Power Corporation is the largest electric utility in Atlantic Canada. From 1999 to 2004 Mr. Burney served as President and Chief Executive Officer of CAE Inc., the world’s premier provider of simulation and control technologies for training and optimization solutions for the aerospace and defense sectors. He is Chairman of the Confederation College Foundation, a Fellow at the Canadian Defence and Foreign Affairs Institute and a Visiting Professor and Senior Distinguished Fellow of Carleton University. Mr. Burney also serves as a director of TransCanada Corporation and TransCanada Pipelines Limited.

Present Principal Occupation
Name, Citizenship, Position at Shell Canada Limited	or Employment*	Five Year Employment History

Louise Fréchette, O.C. Canada Director Shell Canada Limited	Company Director Montreal, Quebec, Canada	Ms. Fréchette most recently served as Deputy Secretary-General of the United Nations from 1998 to 2006. From 1995 until 1998, she was Deputy Minister of the Canadian Federal Department of Defence. Prior to 1995, Ms. Fréchette held a succession of senior positions in the federal government, including Associate Deputy Minister of the Department of Finance, Ambassador and Permanent Representative of Canada to the United Nations, Assistant Deputy Minister positions with the Department of Foreign Affairs and International Trade, and Canada’s Ambassador to Argentine and Uruguay. Ms. Fréchette is also a Distinguished Fellow of the Centre for International Governance Innovation in Waterloo, Ontario.

David Galloway Canada Director Shell Canada Limited	Chairman of the Bank of Montreal First Canadian Place 21st Floor, 100 King Street West Toronto, Ontario, Canada M5X 1A1	Mr. Galloway is currently Chairman of the Board of the Bank of Montreal and was President and Chief Executive Officer of Torstar from 1988 until his retirement. He joined Torstar in 1981 as Director of Corporate Development. Torstar is a major newspaper and book publishing company. It publishes, among other newspapers, the Toronto Star, which is Canada’s largest daily newspaper. The book publishing segment of the company consists of Harlequin Enterprises Limited, best known for publishing romance fiction worldwide. Before his appointment in 1982 as President and Chief Executive Officer for Harlequin, Mr. Galloway was a founding partner of the Canada Consulting Group, a leading strategic management consulting firm, which was acquired by Boston Consulting Group in 1992. He began his career with General Foods. Mr. Galloway also serves as a director of Abitibi Consolidated, The E.W. Scripps Company and Toromont Industries Ltd.

Ida J. Goodreau Canada Director Shell Canada Limited	President and Chief Executive Officer Vancouver Coastal Health Authority 11th Floor, 601 West Broadway Vancouver, British Columbia, Canada V5Z 4C2	Ms. Goodreau has been President and Chief Executive Officer of Vancouver Coastal Health Authority since 2002. The Vancouver Coastal Health Authority shares responsibility with five other geographical health authorities and ministries of the British Columbia provincial government for planning, delivering, monitoring and evaluating health care programs in the province. From 2000 to 2002, Ms. Goodreau was Senior Vice-President of Global Optimization & Human Resources, Norske Skog Industries. Ms. Goodreau also served as a director of Terasen Inc. from November, 2002 to December, 2005.

Present Principal Occupation
Name, Citizenship, Position at Shell Canada Limited	or Employment*	Five Year Employment History

Kerry L. Hawkins Canada Director Shell Canada Limited	Company Director Winnipeg, Manitoba, Canada	Mr. Hawkins was President of Cargill Limited from 1982 until his retirement at the end of November, 2005. Cargill Limited is a Canadian agricultural, food and processing company. Mr. Hawkins also serves as a director of TransCanada Pipelines Limited, TransCanada Corporation and Nova Chemicals Corporation.

David W. Kerr Canada Director Shell Canada Limited	Company Director Toronto, Ontario, Canada	Mr. Kerr has served as a director of Brookfield Asset Management Inc. since May 1987. Until its acquisition by Xstrata in November, 2006, Mr. Kerr was the Chairman and a director of Falconbridge Limited (formerly Noranda Inc.). Falconbridge Limited was a leading international mining and metals company and was one of the world’s largest producers of zinc and nickel and a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Mr. Kerr was the Chairman and a director of Noranda Inc. from 2002 to 2006, Chairman and Chief Executive Officer from 2001 to 2002 and President and Chief Executive Officer from 1990 to 2001. Mr. Kerr also serves as a director Sun Life Financial Inc.

Clive Mather United Kingdom President, Chief Executive Officer and Director Shell Canada Limited	President and Chief Executive Officer Shell Canada Limited	Mr. Mather has served as President and Chief Executive Officer of Shell Canada Limited since August, 2004. From 2002 to 2004, Mr. Mather served as Chairman of Shell UK Limited and Head of Global Learning of Shell International Limited. From 2001 to 2002, Mr. Mather served as Special Advisor to the Chairman of the Committee of Managing Directors of Shell International Limited. From 1999 to 2001, Mr. Mather served as Chief Executive Officer of Shell Services International Ltd. Prior to this, Mr. Mather served as Director, International of Shell International Limited. Mr. Mather is also currently a director of Shell Chemicals Canada Ltd., Shell Canada Products Limited and Shell Canada OP Inc. Mr. Mather served on the Board of Directors of Placer Dome Inc. from April, 2005 to January, 2006.

Marvin E. Odum United States Director Shell Canada Limited	Executive Vice President — Americas Shell Exploration and Production c/o Shell Energy Resources Company 200 North Dairy Ashford Houston, Texas 77079	Mr. Odum has been Executive Vice President — Americas for Shell Exploration and Production since May, 2005. Prior to that, from May, 2003 to May, 2005, Mr. Odum was Chief Executive Officer of InterGen, a global power generation company active in 13 countries. Mr. Odum was Shell Gas and Power Director for the Americas, based in London from 2001 to 2003.

Present Principal Occupation
Name, Citizenship, Position at Shell Canada Limited	or Employment*	Five Year Employment History

Ronald W. Osborne Canada Director Shell Canada Limited	Company Director Toronto, Ontario	Since May, 2005, Mr. Osborne has been Chairman of the Board of Sun Life Financial Inc. and its wholly owned subsidiary, Sun Life Assurance Company of Canada. From 1999 to 2003, Mr. Osborne was President and Chief Executive Officer of Ontario Power Generation Inc. which owns the power generation assets supplying approximately 85 per cent of all electricity consumed in Ontario. Mr. Osborne is also a director of Torstar Corporation, St. Lawrence Cement Group Inc., Massachusetts Financial Services Company and Four Seasons Hotel Inc., and is a trustee of RioCan Real Estate Investment Trust. Mr. Osborne also served as a director of Air Canada from 1999 to 2004.

Rob J. Routs The Netherlands Chairman of the Meetings of the Board Shell Canada Limited	Executive Director Royal Dutch Shell plc c/o Shell International Limited Shell Centre London SE1 7NA United Kingdom	Mr. Routs is currently an Executive Director of Royal Dutch Shell plc and was previously a Managing Director of the Royal Dutch/Shell Group since 2003. From 2002 to 2003, Mr. Routs served as President and Chief Executive Officer of Shell Oil Products U.S., President of Shell Oil Company and Country Chair for the Shell Group in the United States. From 2000 to 2002, Mr. Routs served as President and Chief Executive Officer of Equilon Enterprises LLC. Prior to that, Mr. Routs was Head of Shell International Resource and Technology Services Group (Shell Global Solutions).

Raymond Royer, O.C. Canada Director Shell Canada Limited	President and Chief Executive Officer Domtar Inc. 395 de Maisonneuve Blvd West Montreal, Québec, Canada H3A 1L6	Mr. Royer has been President and Chief Executive Officer of Domtar Inc. since 1996. Domtar Inc. is a North American manufacturer of fine papers, pulp and forest products. Mr. Royer also serves as a director of Domtar Inc. and Power Financial Corporation.

Present Principal Occupation
Name, Citizenship, Position at Shell Canada Limited	or Employment*	Five Year Employment History

Nancy Southern Canada Director Shell Canada Limited	President and Chief Executive Officer ATCO Ltd. and Canadian Utilities Limited 1600, 909 – 11th Avenue S.W. Calgary, Alberta, Canada T2R 1N6	Ms. Southern has been President and Chief Executive Officer of ATCO Ltd. and Canadian Utilities Limited since January, 2003. Ms. Southern was Co-Chairman and Chief Executive Officer of ATCO Ltd. and Canadian Utilities Limited from 2000 to December, 2002. ATCO Ltd. is a management holding company with operating subsidiaries engaged in regulated natural gas and electric operations, power generation, manufacturing, sale and leasing of relocatable workforce shelter products and other businesses. Canadian Utilities Limited is a holding company with operating subsidiaries engaged in natural gas and electrical energy utility operations and in related non-regulated operations. Ms. Southern also serves as a director and Chief Executive Officer of certain other subsidiaries of ATCO Ltd. and Canadian Utilities Limited. Ms. Southern is a director of the Bank of Montreal and Akita Drilling Ltd. and is Executive Vice President of Spruce Meadows.

Cathy L. Williams Canada Chief Financial Officer Shell Canada Limited	Chief Financial Officer Shell Canada Limited	For the past five years, Ms. Williams has been actively engaged in executive or employee capacities with Shell Canada Limited or affiliates of Royal Dutch Shell plc. Ms. Williams was appointed Chief Financial Officer of Shell Canada Limited effective April 1, 2003.

David C. Aldous United States Senior Vice President, Oil Products Shell Canada Limited	Senior Vice President, Oil Products Shell Canada Limited	For the past five years, Mr. Aldous has been actively engaged in executive capacities with Shell Canada Limited or affiliates of Royal Dutch Shell plc. Mr. Aldous was appointed Senior Vice President, Oil Products of Shell Canada Limited effective October 1, 2006.

H. Ian Kilgour Canada/United Kingdom Senior Vice President, Exploration & Production Shell Canada Limited	Senior Vice President, Exploration & Production Shell Canada Limited	For the past five years, Mr. Kilgour has been actively engaged in executive or employee capacities with Shell Canada Limited or its affiliates. Mr. Kilgour was appointed Senior Vice President, Exploration & Production of Shell Canada Limited effective July 1, 2002.

Brian E. Straub Canada Senior Vice President, Oil Sands Shell Canada Limited	Senior Vice President, Oil Sands Shell Canada Limited	For the past five years, Mr. Straub has been actively engaged in executive or employee capacities with Shell Canada Limited or affiliates of Royal Dutch Shell plc. Mr. Straub was appointed Senior Vice President, Oil Sands of Shell Canada Limited effective October 1, 2005.

*	Unless otherwise indicated, the business address of the above persons is Shell Canada Limited, 400 – 4th Avenue S.W., Calgary, Alberta, Canada T2P 2H5.

The Depositary for the Offer is:

CIBC MELLON TRUST COMPANY

For Delivery by Mail: P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario, Canada M5C 2K4	For Delivery by Courier or by Hand: 199 Bay Street Commerce Court West Securities Level Toronto, Ontario, Canada M5L 1G9 or 600 The Dome Tower 333-7th Avenue S.W. Calgary, Alberta T2P 2Z1

For Information call:
Telephone: (416) 643-5500
Toll Free: (800) 387-0825
E-mail: inquiries@cibcmellon.com

The Information Agent for the Offer is:

The Exchange Tower
130 King Street West, Suite 2950
P.O. Box 361, Toronto, Ontario
Shareholders Call Toll Free: (866) 851-4179 (English and French)
Banks and Brokers Call Collect: (416) 867-2272
Email: contactus@kingsdaleshareholder.com

The Dealer Managers for the Offer are:

MORGAN STANLEY CANADA LIMITED	SCOTIA CAPITAL INC.

Suite 3700, 181 Bay Street Toronto, Ontario M5J 2T3	Suite 1800, Scotia Centre 700 — 2nd Street S.W. Calgary, Alberta T2P 2W1

Telephone: (416) 943-8400 Facsimile: (416) 943-8320	Telephone: (403) 213-7777 Facsimile: (403) 298-4099

For further information contact: Matthew Hind	For further information contact: David Baboneau